Exhibit 99.1
ITEM 6 - SELECTED FINANCIAL DATA
The following table presents our selected historical consolidated and combined financial data. The following information should be read in conjunction with, and is qualified by reference to, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited Consolidated Financial Statements, as well as the other financial information included elsewhere herein.
The consolidated balance sheet and statement of operations data as of and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010 have been derived from our audited Consolidated Financial Statements included elsewhere herein.

	Year Ended December 31,
	2014	2013	2012	2011	2010
	(dollars in millions, except per share data)
Statements of Operations: (1)
Net sales	$5,137	$4,890	$4,756	$5,207	$4,597
Cost of sales	4,576	4,282	4,232	4,469	3,866
Gross profit	561	608	524	738	731
Selling, general and administrative expense	399	304	376	354	328
Terminated merger and settlement income, net (2)	—	—	—	—	(171)
Asset impairments	5	181	23	32	—
Business realignment costs	47	21	35	15	20
Other operating (income) expense, net	(8)	1	11	(15)	6
Operating income	118	101	79	352	548
Interest expense, net	308	303	263	262	276
Loss on extinguishment of debt	—	6	—	—	30
Other non-operating expense (income), net	32	2	(1)	3	(4)
(Loss) income from continuing operations before income tax and earnings from unconsolidated entities	(222)	(210)	(183)	87	246
Income tax expense (benefit)	22	379	(410)	(6)	35
(Loss) income from continuing operations before earnings from unconsolidated entities	(244)	(589)	227	93	211
Earnings from unconsolidated entities, net of taxes	20	17	19	16	8
Net (loss) income from continuing operations	(224)	(572)	246	109	219
Net income (loss) from discontinued operations, net of taxes (3)	—	—	—	2	(3)
Net (loss) income	(224)	(572)	246	111	216
Net loss attributable to noncontrolling interest	1	1	1	—	—
Net (loss) income attributable to Hexion Inc.	$(223)	$(571)	$247	$111	$216
Dividends declared per common share	$—	$0.01	$0.04	$0.02	$—
Cash Flows provided by (used in):
Operating activities	$(50)	$80	$177	$171	$51
Investing activities	(233)	(150)	(138)	33	(105)
Financing activities	69	52	(59)	57	97
Balance Sheet Data (at end of period): (1)
Cash and cash equivalents	$172	$393	$419	$419	$166
Short-term investments	7	7	5	7	6
Working capital (4)	422	570	672	682	551
Total assets	2,674	2,871	3,352	3,105	3,116
Total long-term debt	3,735	3,665	3,419	3,420	3,588
Total net debt (5)	3,655	3,374	3,071	3,113	3,500
Total liabilities	5,024	4,944	4,635	4,861	5,136
Total deficit	(2,350)	(2,073)	(1,283)	(1,756)	(2,020)

(1)
Relevant information has been adjusted to reflect the retrospective application of the pension and OPEB accounting policy changes. See Note 2 to the Consolidated Financial Statements in Item 8 for more information.

(2)
Terminated merger and settlement income, net for the year ended December 31, 2010 primarily includes the non-cash push-down of insurance recoveries by the Company’s owner related to the settlement payment made by the Company’s owner associated with the terminated merger with Huntsman Corporation.

(3)
Net income (loss) from discontinued operations reflects the results of our global inks and adhesive resins business (“IAR Business”) and our North American coatings and composite resins business (“CCR Business”), which were both sold in 2011.

(4)
Working capital is defined as current assets less current liabilities. As of December 31, 2010, the assets and liabilities of the IAR Business and CCR Business totaling $184 have been classified as current.

(5)	Net debt is defined as long-term debt plus short-term debt less cash and cash equivalents and short-term investments.

ITEM 7 - MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(dollars in millions, except per share data, or as otherwise noted)
You should read the following discussion and analysis of our results of operations and financial condition for the years ended December 31, 2014, 2013 and 2012 with the audited Consolidated Financial Statements and related notes included elsewhere herein. The following discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs, and which involve numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in Item 1A, “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements.
Overview and Outlook
We are a large participant in the specialty chemicals industry, and a leading producer of adhesive and structural resins and coatings. Thermosets are a critical ingredient for virtually all paints, coatings, glues and other adhesives produced for consumer or industrial uses. We provide a broad array of thermosets and associated technologies and have significant market positions in all of the key markets that we serve.
Our products are used in thousands of applications and are sold into diverse markets, such as forest products, architectural and industrial paints, packaging, consumer products and automotive coatings, as well as higher growth markets, such as wind energy and electrical composites. Major industry sectors that we serve include industrial/marine, construction, consumer/durable goods, automotive, wind energy, aviation, electronics, architectural, civil engineering, repair/remodeling and oil and gas drilling. Key drivers for our business include general economic and industrial conditions, including housing starts, auto build rates and active oil and gas drilling rigs. In addition, due to the nature of our products and the markets we serve, competitor capacity constraints and the availability of similar products in the market may impact our results. As is true for many industries, our financial results are impacted by the effect on our customers of economic upturns or downturns, as well as by the impact on our own costs to produce, sell and deliver our products. Our customers use most of our products in their production processes. As a result, factors that impact their industries can and have significantly affected our results.
Through our worldwide network of strategically located production facilities we serve more than 5,200 customers in approximately 100 countries. Our global customers include large companies in their respective industries, such as 3M, Akzo Nobel, BASF, Bayer, Dow, EP Energy, GE, Louisiana Pacific, Monsanto, Owens Corning, PPG Industries, Valspar and Weyerhaeuser.
Business Strategy
As a significant player in the specialty chemicals industry, we believe we have unique opportunities to strategically grow our business over the long term. We continue to develop new products with an emphasis on innovation and expanding our product solutions for our existing global customer base, while growing our businesses in faster growing regions in the world, such as the Asia-Pacific, Eastern Europe, Latin America, India and the Middle East. Through these growth strategies we strive to create shareholder value and generate significant free cash flow.
Reportable Segments
Our business segments are based on the products that we offer and the markets that we serve. At December 31, 2014, we had two reportable segments: Epoxy, Phenolic and Coating Resins and Forest Products Resins. A summary of the major products of our reportable segments follows:

•
Epoxy, Phenolic and Coating Resins: epoxy specialty resins, phenolic encapsulated substrates, versatic acids and derivatives, basic epoxy resins and intermediates, phenolic specialty resins and molding compounds, polyester resins, acrylic resins and vinylic resins

•	Forest Products Resins: forest products resins and formaldehyde applications
2014 Overview
Following are highlights from our results of operations for the years ended December 31, 2014 and 2013:

	2014	2013	$ Change	% Change
Statements of Operations:
Net sales	$5,137	$4,890	$247	5%
Gross profit	561	608	(47)	(8)%
Operating income	118	101	17	17%
Loss before income tax	(222)	(210)	(12)	(6)%
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$290	$279	$11	4%
Forest Products Resins	255	235	20	9%
Corporate and Other	(83)	(68)	(15)	(22)%
Total	$462	$446	$16	4%

•
Net sales increased $247, or 5%, in 2014 as compared to 2013 due primarily to an increase in demand in our oil field, epoxy specialty, North American formaldehyde and Latin American forest products resins businesses. These increases were partially offset by price decreases in certain businesses driven by unfavorable product mix and an imbalance in supply and demand, which outpaced raw-material-driven price increases in certain other businesses.

•
Segment EBITDA increased $16, or 4%, due to the increase in sales volumes, cost control and productivity initiatives, as well as favorable product mix. This increase was partially offset by margin compression in certain businesses due to unfavorable product mix and oversupply in certain markets.

•
In early 2014, we acquired a manufacturing facility in Shreveport, Louisiana, which increased our capacity to provide resin coated proppants to our customers in this region, which has a high concentration of shale and natural gas wells.

•
In the fourth quarter of 2014 we began to implement a new cost reduction program that will be finalized in the first half of 2015. We expect this program to generate savings of approximately $23 in 2015 and $30 on a run-rate basis once fully implemented. We expect these savings to be achieved over the next 18 to 24 months. Additionally, as of December 31, 2014, we have realized all of the anticipated $64 of cost savings under the Shared Services Agreement with MPM, and we expect these savings to continue.

•	We continued to strategically focus on expanding in markets and geographies in which we expect opportunities for future growth:
Recently completed expansion efforts include:

•
A joint venture that constructed a phenolic specialty resins manufacturing facility in China, which became operational in late 2014. The new facility produces a full range of specialty novolac and resole phenolic resins used in a diverse range of applications, including refractories, friction and abrasives to support the growing automotive, industrial and construction markets in China.

Future growth initiatives include:

•	The expansion of our forest products resins manufacturing capacity in Brazil and construction of two new formaldehyde plants in North America:

Facility Location	Type	Estimated Completion Date	Manufacturing Capacity
Curitiba, Brazil	Facility expansion	Q3 2015	150k MT/year
Geismar, LA	Facility expansion	Q4 2015	216k MT/year
Luling, LA	New facility	Q1 2016	216k MT/year
2015 Outlook
During 2014, our Segment EBITDA increased 4% to $462, compared with $446 in 2013. The increase in Segment EBITDA was primarily driven by gains in our forest products, epoxy specialty and oil field businesses, and was partially offset by cyclicality in our base epoxy and dispersions businesses. As we look ahead to 2015, we expect continued growth in our epoxy specialty and forest products businesses due to strong global demand for wind energy and growing U.S. housing starts, respectively. This growth is expected to be partially offset by flat demand in Europe and the negative impact of weaker global currencies. In addition, while we expect our base epoxy business to remain below historical levels of profitability during 2015, we expect improvement as compared to 2014.
Over the past several months, oil prices and raw material costs have been volatile, and we have witnessed significant declines in certain circumstances. We expect the recent decline in oil prices to negatively impact sales volumes and earnings in our oil field business due to the corresponding decline in natural gas and oil drilling activity. This negative impact is expected to be offset by the positive effect of declining raw material prices, as a substantial number of our raw material inputs are petroleum-based and their prices fluctuate with the price of oil. In addition, we expect such declines in oil prices and raw material costs to have a positive impact on our working capital during 2015.
We are currently experiencing a supplier force majeure that impacts our European versatic acid and dispersions businesses. In response to this temporary disruption, we are leveraging our global manufacturing network to help mitigate the potential impacts to our customers. We expect that this force majeure will have a $25 to $35 negative impact on our Segment EBITDA in 2015. We understand from our supplier that this disruption will be resolved in the second half of 2015. Related to this incident, we are proactively pursuing recoveries under our business interruption insurance policies.
As part of our continued focus on productivity, we have begun executing a new $30 cost savings program that will structurally enhance our manufacturing and administrative cost profile over the next 18 to 24 months. We expect to realize approximately $23 of savings from this cost savings program during 2015.

Shared Services Agreement
In October 2010, we entered into a shared services agreement with MPM (which, from October 1, 2010 through October 24, 2014, was a subsidiary of Hexion Holdings) (the “Shared Services Agreement”), pursuant to which we provide to MPM, and MPM provides to us, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, technology development, legal and procurement services. The Shared Services Agreement is subject to termination by either the Company or MPM, without cause, on not less than 30 days’ written notice, and expires in October 2015 (subject to one-year renewals every year thereafter; absent contrary notice from either party). The Shared Services Agreement establishes certain criteria upon which the costs of such services are allocated between us and MPM and requires that the Shared Services Steering Committee formed under the agreement meet no less than annually to evaluate and determine an equitable allocation percentage. The allocation percentage for 2014 remained unchanged from 2013, which was 57% for us and 43% for MPM.
On April 13, 2014, Momentive Performance Materials Holdings Inc. (MPM’s direct parent company), MPM and certain of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. On October 24, 2014, in conjunction with MPM’s emergence from Chapter 11 bankruptcy and the consummation of MPM’s plan of reorganization, the Shared Services Agreement was amended to, among other things, (i) exclude the services of certain executive officers, (ii) provide for a transition assistance period at the election of the recipient following termination of the Shared Services Agreement of up to 12 months, subject to one successive renewal period of an additional 60 days and (iii) provide for the use of an independent third-party audit firm to assist the Shared Services Steering Committee with its annual review of billings and allocations.
The Shared Services Agreement has resulted in significant synergies for us, including shared services and logistics optimization, best-of-source contractual terms, procurement savings, regional site rationalization and administrative and overhead savings. We projected achieving a total of approximately $64 of cost savings in connection with the Shared Services Agreement, and through December 31, 2014, we have realized all of these savings on a run-rate basis. We expect these savings to continue, and do not expect the amendment to have a material effect on our business, results of operations or liquidity.
Matters Impacting Comparability of Results
Our Consolidated Financial Statements include the accounts of the Company, its majority-owned subsidiaries in which minority shareholders hold no substantive participating rights and variable interest entities in which we have a controlling financial interest. Intercompany accounts and transactions are eliminated in consolidation.
Raw Material Prices
Raw materials comprised approximately 70% of our cost of sales in 2014. The three largest raw materials used in our production processes are phenol, methanol and urea. These materials represented 43% of our total raw material costs in 2014. Fluctuations in energy costs, such as volatility in the price of crude oil and related petrochemical products, as well as the cost of natural gas, have caused volatility in our raw material costs and utility costs. In 2014, the average prices of phenol, methanol and urea decreased by approximately 25%, 8% and 5%, respectively, as compared to 2013. In 2013, the average prices of phenol, methanol and urea increased (decreased) by approximately 5%, 18% and (26)%, respectively, as compared to 2012. The impact of passing through raw material price changes to customers can result in significant variances in sales comparisons from year to year.
We expect long-term raw material cost volatility to continue because of price movements of key feedstocks. To help mitigate raw material volatility, we have purchase and sale contracts and commercial arrangements with many of our vendors and customers that contain periodic price adjustment mechanisms. Due to differences in timing of the pricing trigger points between our sales and purchase contracts, there is often a “lead-lag” impact. In many cases this “lead-lag” impact can negatively impact our margins in the short term in periods of rising raw material prices and positively impact them in the short term in periods of falling raw material prices.
Other Comprehensive Income
Our other comprehensive income is significantly impacted by foreign currency translation and defined benefit pension and postretirement benefit plan adjustments. The impact of foreign currency translation is driven by the translation of assets and liabilities of our foreign subsidiaries which are denominated in functional currencies other than the U.S. dollar. The primary assets and liabilities driving the adjustments are cash and cash equivalents; accounts receivable; inventory; property, plant and equipment; accounts payable; pension and other postretirement benefit obligations and certain intercompany loans payable and receivable. The primary currencies in which these assets and liabilities are denominated are the Australian dollar, Brazilian real, Canadian dollar and euro. The impact of defined benefit pension and postretirement benefit plan adjustments is driven by unrecognized prior service cost related to our defined benefit and other postretirement benefit plans, as well as the subsequent amortization of these amounts from accumulated other comprehensive income in periods following the initial recording of such items.

Pension and OPEB Accounting Policies
Change in Pension and OPEB Accounting Policies
We have elected to change our accounting policies related to the recognition of gains and losses for pension and other non-pension postretirement benefit (“OPEB”) plans to a more preferable policy under U.S. GAAP. Specifically, such gains and losses historically recognized as a component of “Other comprehensive income (loss)”, and amortized into net income (loss) in future periods, will be recognized in earnings in the period in which they occur. In addition, we have changed our policy for recognizing expected returns on plan assets from a market-related value method (based on a five-year smoothing of asset returns), to a fair value method whereby the expected returns on assets are recognized annually.
Under the new policies, upon the annual remeasurement of our pension and OPEB plans in the fourth quarter, or on an interim basis as triggering events warrant remeasurement, we will immediately recognize gains and losses as a mark-to-market (“MTM”) gain or loss through earnings. As such, under the new policies, our net periodic pension and OPEB expense recognized on a quarterly basis will consist of:
•Service cost, interest cost, expected return on plan assets, amortization of prior service cost/credits; and

•	MTM adjustments recognized annually in the fourth quarter upon remeasurement of pension and OPEB liabilities or when triggering events warrant remeasurement.
We believe that these changes are preferable as they provide greater transparency of our economic obligations in accounting results and better alignment with fair value accounting principles by recognizing the effects of economic and interest rate changes on pension and OPEB assets and liabilities in the year in which the gains and losses are incurred.
The impact of these pension and OPEB accounting policy changes was applied through retrospective application of the new policies to all periods presented. Accordingly, all relevant information as of December 31, 2014 and 2013, and for the years ended December 31, 2014, 2013 and 2012, have been adjusted to reflect the application of the changes. The effects of the aforementioned accounting policy changes on the Consolidated Statements of Operations are as follows:

	Increase (Decrease) for Year Ended December 31,
Effect of Accounting Changes	2014	2013	2012
Cost of sales	$42	$(34)	$72
Selling, general and administrative expense	38	(58)	54
Income tax expense	(4)	30	(26)
Segment EBITDA	12	24	9
MTM Adjustments
The largest component of our pension expense relates to MTM adjustments, as discussed above, which were recognized in the Consolidated Statements of Operations for the years ended, December 31, 2014, 2013 and 2012 as follows:

	Year Ended December 31,
MTM Loss (Gain)	2014	2013	2012
Cost of sales	$45	$(24)	$74
Selling, general and administrative expense	57	(44)	60
Total	$102	$(68)	$134
In 2014, a significant decrease in the discount rates used to calculate our pension and OPEB liabilities at December 31, 2014, as well as the lengthening of mortality tables and changes to other demographic assumptions, resulted in an increase in unrealized losses of $170, from a gain of $68 in 2013 to a loss of $102 in 2014. This increase was partially offset by favorable asset return experience. The change in unrealized losses increased Cost of sales by $69 and Selling, general and administrative expense by $101.
In 2013, an increase in the discount rate used to calculate our pension and OPEB liabilities at December 31, 2013 resulted in a decrease in unrealized losses of $202, from a loss of $134 in 2012 to a gain of $68 in 2013. This change in unrealized losses decreased Cost of sales by $98 and Selling, general and administrative expense by $104.

Results of Operations
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(in millions)	2014	2013	2012
Net sales	$5,137	$4,890	$4,756
Cost of sales	4,576	4,282	4,232
Gross profit	561	608	524
Gross profit as a percentage of net sales	11%	12%	11%
Selling, general and administrative expense	399	304	376
Asset impairments	5	181	23
Business realignment costs	47	21	35
Other operating (income) expense, net	(8)	1	11
Operating income	118	101	79
Operating income as a percentage of net sales	2%	2%	2%
Interest expense, net	308	303	263
Loss on extinguishment of debt	—	6	—
Other non-operating expense (income), net	32	2	(1)
Total non-operating expense	340	311	262
Loss before income tax and earnings from unconsolidated entities	(222)	(210)	(183)
Income tax expense (benefit)	22	379	(410)
(Loss) income before earnings from unconsolidated entities	(244)	(589)	227
Earnings from unconsolidated entities, net of taxes	20	17	19
Net (loss) income	(224)	(572)	246
Net loss attributable to noncontrolling interest	1	1	1
Net (loss) income attributable to Hexion Inc.	$(223)	$(571)	$247
Other comprehensive (loss) income	$(57)	$(12)	$8
Net Sales
In 2014, net sales increased by $247, or 5%, compared to 2013. Volume increases positively impacted net sales by $275, and were primarily driven by our oil field, epoxy specialty, North American formaldehyde and Latin American forest products resins businesses. Volume increases in our oil field business were a result of key customer wins and new product development, and volume increases in our epoxy specialty business were driven by improving demand in the Asian wind energy market. Increases in volumes in our North American formaldehyde business were driven by customer wins and higher volumes of products used for oil and natural gas treatment. Volume increases in our Latin American forest products resins business were driven by increases in the furniture, housing construction and industrial markets in this region. Pricing had a positive impact of $16 due to raw material price increases passed through to customers in our North American formaldehyde and Latin American forest products resins businesses, which were partially offset by pricing decreases in our oil field and base epoxy businesses. Price decreases in our oil field business were driven by unfavorable product mix, while an imbalance in supply and demand drove pricing decreases in our base epoxy business. In addition, foreign currency translation negatively impacted net sales by $44, primarily as a result of the strengthening of the U.S. dollar against the Brazilian real and Canadian dollar, partially offset by the weakening of the U.S. dollar against the the Australian dollar and the euro, in 2014 compared to 2013.
In 2013, net sales increased by $134, or 3%, compared to 2012. Volume increases positively impacted net sales by $211, and were primarily driven by our oil field, specialty epoxy and North American and Latin American forest products resins businesses. Volume increases in our oil field business were a result of key customer wins and new product development, and volume increases in our specialty epoxy business were driven by improving our share in the Asian wind energy market. Increases in volumes in our North American forest products resins business were primarily driven by increases in U.S. housing construction activity, and increases in our Latin American forest products resins business were driven by increases in the furniture, housing construction and industrial markets in this region. These increases were partially offset by volume decreases in our base epoxy business driven by increased competition from Asian imports. The overall increase was also partially offset by the closure of a production facility in our European forest products resins business in the third quarter of 2012 and the sale of two facilities in the Asia Pacific region in the second quarter of 2012, which had a combined negative impact of $65. Pricing had a negative impact of $12, as raw material price increases passed through to customers in our North American and Latin American forest products resins businesses were offset by pricing decreases in portions of our oil field and specialty epoxy businesses due to competitive pressures. Foreign currency translation had a neutral impact on net sales, as the weakening of the U.S. dollar against the euro in 2013 compared to 2012 was offset by the strengthening of the U.S. dollar against the Brazilian real and the Australian dollar in 2013 compared to 2012.

Gross Profit
Gross profit increased by $22 in 2014 compared to 2013, excluding the impact of the MTM adjustments on pension and OPEB liabilities discussed above (losses of $45 in 2014 and gains of $24 in 2013). As a percentage of sales, gross profit remained flat, as raw material productivity initiatives were offset by the impact of the unfavorable product mix and oversupplied markets discussed above.

Gross profit decreased by $14 in 2013 compared to 2012, excluding the impact of the MTM adjustments on pension and OPEB liabilities discussed above (gains of $24 in 2013 and losses of $74 in 2012). As a percentage of sales, gross profit decreased by 1%, primarily as a result of margin compression in certain of our businesses, as well as idling and decreased production volumes due to planned maintenance in certain other businesses, which resulted in overhead costs being expensed during the idling period.
Operating Income
Excluding the impact of the MTM adjustments on pension and OPEB liabilities discussed above (losses of $102 in 2014 and gains of $68 in 2013), operating income increased by $187 in 2014 compared to 2013. The increase was partially due to the $22 increase in gross profit discussed above, as well as a decrease of $6 in selling, general and administrative expense compared to 2013. The decrease in selling, general and administrative expense was due primarily to gains related to a favorable settlement of $8 and the sale of certain intellectual property of $5, as well as a decrease in integration costs related to the prior combination of the Company and MPM. These items were partially offset by increased compensation and project costs. In 2014, we recorded asset impairments of $5 as a result of the likelihood that certain assets would be disposed of before the end of their estimated useful lives. In 2013, we recorded asset impairments of $124 as a result of the likelihood that certain assets would be disposed of before the end of their estimated useful lives, as well as goodwill impairment of $57. Other operating expense, net decreased by $9, from an expense of $1 to income of $8, compared to 2013 due to a gain on the sale of certain property of approximately $19, which was partially offset by an increase in legal and consulting fees, as well as a decrease in the amortization of certain deferred income of $4. Business realignment costs increased by $26 compared to 2013 due primarily to an increase in costs related to the Company’s recently implemented restructuring and cost optimization programs, as well as environmental remediation at certain formerly owned locations.

Excluding the impact of the MTM adjustments on pension and OPEB liabilities discussed above (gains of $68 in 2013 and losses of $134 in 2012), operating income decreased by $180 compared to 2012. The decrease was partially due to the $14 decrease in gross profit discussed above. Selling, general and administrative expense increased by $32 due primarily to increased expenses related to special compensation programs and increased costs related to pension and postretirement benefits due to a decrease in the amortization of unrecognized prior service benefit recorded in prior periods. Asset impairments increased by $158 compared to 2012. In 2013, a goodwill impairment charge of $57 was recognized as a result of the estimated fair value of our epoxy reporting unit being significantly less than the carrying value of its net assets. Additionally, in 2013, as a result of lowered forecasts of estimated future earnings and cash flows for our epoxy reporting unit, as well as the likelihood that certain other long-lived assets would be disposed of before the end of their estimated useful lives, we recorded asset impairments of $124. In 2012, we recorded asset impairments of $23 as a result of the likelihood that certain long-lived assets would be sold before the end of their estimated useful lives and continued competitive pressures. Business realignment costs decreased by $14 due primarily to a reduction in severance costs associated with the restructuring and cost reduction programs implemented in early 2012. Other operating expense, net decreased by $10 due primarily to a charge related to the resolution of a pricing dispute with HAI, an unconsolidated joint venture, in 2012 that did not recur in 2013.
Non-Operating Expense
In 2014, total non-operating expense increased by $29 compared to 2013, primarily due to higher realized and unrealized foreign currency transaction losses. These losses were primarily a result of the strengthening of the U.S. dollar against the euro, particularly in the fourth quarter of 2014. These increases were partially offset by the loss on extinguishment of debt recognized in 2013 as a result of refinancing transactions in early 2013, which did not recur in 2014. Interest expense increased slightly in 2014 compared to 2013 due primarily to higher average outstanding debt balances.
In 2013, total non-operating expense increased by $49 compared to 2012, primarily due to an increase in interest expense of $40 due to higher average outstanding debt balances and interest rates, as well as the write-off of $6 in deferred financing fees, all of which were associated with the refinancing transactions in early 2013. Other non-operating expense, net increased by $3, from income of $1 to an expense of $2, due to other financing fees related to the refinancing transactions in early 2013 which were expensed as incurred in 2013.
Income Tax Expense (Benefit)
In 2014, income tax expense decreased by $357 compared to 2013. In 2014, the Company recognized income tax expense of $22 primarily as a result of income from certain foreign operations. Losses in the United States and certain foreign jurisdictions had no impact on income tax expense, as no tax benefit was recognized due to these jurisdictions being in a full valuation allowance position.

In 2013, income tax expense increased by $789, from a benefit of $410 to an expense of $379, compared to 2012. In 2013, income tax expense primarily related to the recording of a valuation allowance in the United States, which was driven by several negative factors that occurred in 2013, including negative trends in U.S. business operations, higher interest expense primarily related to the refinancing transactions in early 2013, and an agreement with a foreign tax authority to change certain intercompany agreements that will reduce future income.

Other Comprehensive (Loss) Income
For the year ended December 31, 2014, foreign currency translation negatively impacted other comprehensive loss by $61 primarily due to the strengthening of the U.S. dollar against the Australian dollar, Brazilian real, Canadian dollar and euro. For the year ended December 31, 2014, pension and OPEB adjustments positively impacted other comprehensive income by $4, primarily due to prior service benefit recorded related to certain plan amendments.
For the year ended December 31, 2013, foreign currency translation negatively impacted other comprehensive loss by $13 primarily due to the strengthening of the U.S. dollar against the Australian dollar, Canadian dollar and Brazilian real, partially offset by the weakening of the U.S. dollar against the euro.
For the year ended December 31, 2012, foreign currency translation positively impacted other comprehensive income primarily by $13 due to the weakening of the U.S. dollar against the Australian dollar, Canadian dollar and euro, partially offset by the strengthening of the U.S. dollar against the Brazilian real. For the year ended December 31, 2012, pension and OPEB adjustments negatively impacted other comprehensive income by $5, primarily due to the amortization of unrecognized prior service benefit recorded in prior periods.
Results of Operations by Segment
Following are net sales and Segment EBITDA (earnings before interest, income taxes, depreciation and amortization) by reportable segment. Segment EBITDA is defined as EBITDA adjusted for certain non-cash items, other income and expenses and discontinued operations. Segment EBITDA is the primary performance measure used by our senior management, the chief operating decision-maker and the board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals. Segment EBITDA should not be considered a substitute for net income (loss) or other results reported in accordance with U.S. GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies.
As discussed in Note 16 to the Consolidated Financial Statements, beginning in the first quarter of 2015, we modified the components of Corporate and Other to include certain shared service and administrative functional costs that were previously allocated to our reportable segments. Accordingly, for comparative purposes, we have recasted our Segment EBITDA results to include these costs within Corporate and Other for all prior periods presented.

	Year Ended December 31,
	2014	2013	2012
Net Sales(1):
Epoxy, Phenolic and Coating Resins	$3,277	$3,126	$3,022
Forest Products Resins	1,860	1,764	1,734
Total	$5,137	$4,890	$4,756

Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$290	$279	$351
Forest Products Resins	255	235	205
Corporate and Other	(83)	(68)	(57)
Total	$462	$446	$499

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.

2014 vs. 2013 Segment Results
Following is an analysis of the percentage change in sales by segment from 2013 to 2014:

	Volume	Price/Mix	Currency Translation	Total
Epoxy, Phenolic and Coating Resins	6%	(1)%	—%	5%
Forest Products Resins	4%	3%	(2)%	5%
Epoxy, Phenolic and Coating Resins
Net sales in 2014 increased by $151, or 5%, compared to 2013. Higher volumes positively impacted net sales by $199, which were primarily driven by increased demand within our oil field and epoxy specialty businesses. Volume increases in our oil field business were a result of key customer wins and new product development, and increases in volumes in our epoxy specialty business were driven by improving demand in the Asian wind energy market. Pricing had a negative impact of $46, which was primarily due to pricing decreases in our oil field and base epoxy businesses. Price decreases in our oil field business were driven by unfavorable product mix, while an imbalance in supply and demand drove pricing decreases in our base epoxy business. Foreign exchange translation negatively impacted net sales by $2, primarily due to the strengthening of the U.S. dollar against the Canadian dollar, partially offset by the weakening of the U.S. dollar against the euro, in 2014 compared to 2013.

Segment EBITDA in 2014 increased by $11 to $290 compared to 2013. The positive impact of the volume increases discussed above was partially offset by margin compression in certain businesses due to unfavorable product mix and overcapacity in certain markets. Additionally, the positive impact of gains related to a favorable settlement of $8 and the sale of certain intellectual property of $5 were offset by the $10 negative impact of force majeure declarations from certain suppliers in our European versatic acid and base epoxy businesses.
Forest Products Resins
Net sales in 2014 increased by $96, or 5%, when compared to 2013. Higher volumes positively impacted sales by $76, and were primarily driven by increases in our North American formaldehyde and Latin American forest products businesses. Volume increases in our North American formaldehyde business were primarily due to customer wins and higher volumes of products used for oil and natural gas treatment. Increases in our Latin American forest products resins business were driven by increases in the furniture, housing construction and industrial markets in this region. Raw material price increases passed through to customers led to pricing increases of $62. Foreign exchange translation negatively impacted net sales by $42, primarily due to the strengthening of the U.S. dollar against the Brazilian real and Canadian dollar, partially offset by the weakening of the U.S. dollar against the Australian dollar, in 2014 compared to 2013.
Segment EBITDA in 2014 increased by $20 to $255 compared to 2013. Segment EBITDA increases were primarily driven by the increase in net sales discussed above, cost control and productivity initiatives, as well as favorable product mix.
Corporate and Other
Corporate and Other is primarily corporate, general and administrative expenses that are not allocated to the segments, such as shared service and administrative functions, unallocated foreign exchange gains and losses and legacy company costs not allocated to continuing segments. Corporate and Other charges increased by $15 to $83 compared to 2013, primarily due to higher costs to support initiatives in our information technology, human resources and environmental, health and safety functions, as well as increased compensation costs.
 2013 vs. 2012 Segment Results
The table below provides additional detail of the percentage change in sales by segment from 2012 to 2013:

	Volume	Price/Mix	Currency Translation	Scope Changes	Total
Epoxy, Phenolic and Coating Resins	5%	(3)%	1%	—%	3%
Forest Products Resins	3%	4%	(2)%	(3)%	2%
Epoxy, Phenolic and Coating Resins

Net sales in 2013 increased by $104, or 3%, compared to 2012. Higher volumes positively impacted sales by $157. This increase was primarily driven by increased demand within our oil field, specialty epoxy and dispersions businesses. Volume increases in our oil field business were a result of key customer wins and new product development. Increases in volumes in our specialty epoxy business were driven by improving our share of the global wind energy market, and volume increases in our dispersions business were primarily driven by regaining market share. These increases were partially offset by volume decreases in our base epoxy business due to decreased industrial demand, primarily in European region, as well as increased competition from Asian imports. Pricing had a negative impact of $90, which was driven by pricing decreases in portions of our oil field and specialty epoxy businesses, as well as our base epoxy business, due to competitive pressures. Foreign exchange translation positively impacted net sales by $37, primarily due to the weakening of the U.S. dollar against the euro in 2013 compared to 2012.

Segment EBITDA in 2013 decreased by $72 to $279 compared to 2012. The positive impact of the volume increases discussed above was more than offset by margin compression in certain businesses.
Forest Products Resins

Net sales in 2013 increased by $30, or 2%, when compared to 2012. Higher volumes positively impacted sales by $54, driven primarily by volume increases in our North American forest products resins business, which were primarily driven by increases in U.S. housing construction activity, as well as volume increases in our Latin American forest products resins business, driven by increases in the furniture, housing construction and industrial markets in this region. The overall increase was partially offset by the closure of a production facility in our European forest products resins business in the third quarter of 2012 and the sale of two facilities in the Asia Pacific region in the second quarter of 2012, which had a combined negative impact of $65. Raw material price increases passed through to customers led to pricing increases of $78. Foreign exchange translation negatively impacted net sales by $37, primarily due to the strengthening of the U.S. dollar against the Brazilian real and the Australian dollar in 2013 compared to 2012.

Segment EBITDA in 2013 increased by $30 to $235 compared to 2012. Segment EBITDA increases were driven by volume increases discussed above, cost control and productivity initiatives and favorable geographic and product mix.

Corporate and Other

Corporate and Other is primarily corporate, general and administrative expenses that are not allocated to the segments, such as shared service and administrative functions, unallocated foreign exchange gains and losses and legacy company costs not allocated to continuing segments. Corporate and Other charges increased by $11 to $68 compared to 2012, primarily due to increased costs related to pension and postretirement benefits due to a decrease in the amortization of unrecognized prior service benefit recorded in prior periods. These increases were partially offset by lower unallocated foreign currency transaction losses.
Reconciliation of Segment EBITDA to Net (Loss) Income:

	Year Ended December 31,
	2014	2013	2012
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$290	$279	$351
Forest Products Resins	255	235	205
Corporate and Other	(83)	(68)	(57)
Total	$462	$446	$499

Reconciliation:
Items not included in Segment EBITDA
Asset impairments	$(5)	$(181)	$(23)
Business realignment costs	(47)	(21)	(35)
Integration costs	—	(10)	(12)
Realized and unrealized foreign currency losses	(32)	(2)	(3)
Unrealized (losses) gains on pension and OPEB plan liabilities	(102)	68	(134)
Other	(25)	(35)	(39)
Total adjustments	(211)	(181)	(246)
Loss on extinguishment of debt	—	(6)	—
Interest expense, net	(308)	(303)	(263)
Income tax (expense) benefit	(22)	(379)	410
Depreciation and amortization	(144)	(148)	(153)
Net (loss) income attributable to Hexion Inc.	(223)	(571)	247
Net loss attributable to noncontrolling interest	(1)	(1)	(1)
Net (loss) income	$(224)	$(572)	$246
 Items Not Included in Segment EBITDA
Not included in Segment EBITDA are certain non-cash items and other income and expenses. For 2014, these items primarily included expenses from retention programs, partially offset by gains on the disposal of assets. For 2013, these items primarily included expenses from retention programs, stock-based compensation expense and transaction costs. For 2012, these items primarily included a charge related to the resolution of a pricing dispute with an unconsolidated joint venture, losses on the disposal of assets and other transaction costs, partially offset by insurance recoveries related to the terminated Huntsman merger.
Unrealized (losses) gains on pension and postretirement benefits represented non-cash actuarial losses or gains recognized upon the remeasurement of our pension and postretirement benefit obligations, which are recognized in the Consolidated Statements of Operations, and are driven by movements in discount rates, other demographic assumptions and asset performance. Business realignment costs for 2014 primarily included expenses from our newly implemented restructuring and cost optimization programs, as well as costs for environmental remediation at certain formerly owned locations. Business realignment costs for 2013 primarily included expenses from minor headcount reduction programs and costs for environmental remediation at certain formerly owned locations. Business realignment costs for 2012 primarily included expenses from the Company’s restructuring and cost optimization programs. Integration costs related primarily to the prior integration of Hexion and MPM.

Liquidity and Capital Resources
We are a highly leveraged company. Our primary sources of liquidity are cash flows generated from operations and availability under our asset-based revolving loan facility (the “ABL Facility”). Our primary liquidity requirements are interest, working capital and capital expenditures.

At December 31, 2014, we had $3,834 of debt, including $99 of short-term debt and capital lease maturities. In addition, at December 31, 2014, we had $487 in liquidity consisting of the following:

•	$156 of unrestricted cash and cash equivalents (of which $133 is maintained in foreign jurisdictions);

•	$7 of short-term investments;

•	$266 of borrowings available under our ABL Facility ($363 borrowing base, less $60 of outstanding borrowings and $37 of outstanding letters of credit); and

•	$58 of time drafts and borrowings available under credit facilities at certain international subsidiaries.
We do not believe there is any risk to funding our liquidity requirements in any particular jurisdiction.
Our net working capital (defined as accounts receivable and inventories less accounts payable) at December 31, 2014 and 2013 was $565 and $476, respectively. A summary of the components of our net working capital as of December 31, 2014 and 2013 is as follows:

	December 31, 2014	% of LTM Net Sales	December 31, 2013	% of LTM Net Sales
Accounts receivable	$591	12%	$601	12%
Inventories	400	7%	358	8%
Accounts payable	(426)	(8)%	(483)	(10)%
Net working capital	$565	11%	$476	10%
The increase in net working capital of $89 from December 31, 2013 was primarily a result of an increase in inventory of $42 primarily driven by increases in sales volumes, as well as inventory builds at the end of 2014 in anticipation of planned maintenance shutdowns in early 2015. Additionally, accounts payable decreased by $57 due to the timing of vendor payments at the end of 2014 and the impact of the strengthening of the U.S. dollar against the euro in late 2014. The overall increase in net working capital was partially offset by a decrease in accounts receivable of $10, which was due to the timing of collections at the end of 2014, as well as the impact of the strengthening of the U.S. dollar against the euro in late 2014. To minimize the impact of net working capital on cash flows, we continue to review inventory safety stock levels, focus on receivable collections by offering incentives to customers to encourage early payment or accelerating receipts through the sale of receivables and negotiate with vendors to contractually extend payment terms whenever possible.
We periodically borrow from the ABL Facility to support our short-term liquidity requirements, particularly when net working capital requirements increase in response to seasonality of our volumes in the summer months. During the year ended December 31, 2014, gross borrowings under the ABL Facility were $369, and as of December 31, 2014, there were $60 of outstanding borrowings under the ABL Facility.
2015 Outlook
The following factors will impact 2015 cash flows:

•	Interest and Income Taxes: We expect cash outflows in 2015 related to interest payments on our debt of $295 and income tax payments estimated at $22.

•
Capital Spending: Capital spending in 2015 is expected to be lower than 2014. While we have certain capital spending commitments related to various expansion and growth projects in our forest products resins and formaldehyde businesses, our capital spending requirements are generally flexible, and we will continue to manage our overall capital plan in the context of our strategic business and financial objectives.

•
Working Capital: We anticipate a decrease in working capital during 2015, as compared to 2014. During the year, we expect an increase in the first half and a decrease in the second half, consistent with historical trends.

We plan to fund these significant outflows with available cash and cash equivalents, cash from operations and, if necessary, through available borrowings under our ABL Facility. Based on our liquidity position as of December 31, 2014, and projections of operating cash flows in 2015, we believe we have the ability to continue as a going concern for the next twelve months.
We remain focused on the ongoing optimization of our business portfolio and growth of our specialty technologies. As part of this strategy, we from time to time evaluate the sale of miscellaneous and idle assets. For example, we completed the $20 sale of our Fremont, California property in the fourth quarter of 2014. We expect to continue to review the opportunistic disposition of miscellaneous and idle assets in 2015.

Debt Repurchases and Other Financing Transactions
From time to time, depending upon market, pricing and other conditions, as well as our cash balances and liquidity, we or our affiliates, including Apollo, may seek to acquire notes or other indebtedness of the Company through open market purchases, privately negotiated transactions, tender offers, redemption or otherwise, upon such terms and at such prices as we or our affiliates may determine (or as may be provided for in the indentures governing the notes), for cash or other consideration. In addition, we have considered and will continue to evaluate potential transactions to reduce net debt, such as debt for debt exchanges or other transactions. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates may choose to pursue in the future, as the pursuit of any alternative will depend upon numerous factors such as market conditions, our financial performance and the limitations applicable to such transactions under our financing documents.
Sources and Uses of Cash
Following are highlights from our Consolidated Statements of Cash Flows for the years ended December 31:

	Year Ended December 31,
	2014	2013	2012
Sources (uses) of cash:
Operating activities	$(50)	$80	$177
Investing activities	(233)	(150)	(138)
Financing activities	69	52	(59)
Effect of exchange rates on cash flow	(9)	(4)	5
Net decrease in cash and cash equivalents	$(223)	$(22)	$(15)
Operating Activities
In 2014, operating activities used $50 of cash. Net loss of $224 included $270 of net non-cash expense items, of which $144 was for depreciation and amortization, $102 was for unrealized losses related to the remeasurement of our pension and OPEB liabilities, $46 related to unrealized foreign currency losses and $5 was for non-cash asset impairments. These items were partially offset by gains on the sale of certain assets of $16 and $6 of deferred tax benefit. Working capital used $127, which was driven by increases in inventory and accounts receivable due to sales volume increases, as well as decreases in accounts payable, driven by the timing of vendor payments. Changes in other assets and liabilities and income taxes payable provided $31 due to the timing of when items were expensed versus paid, which primarily included interest expense, employee retention programs, pension plan contributions and taxes.

In 2013, operating activities provided $80 of cash. Net loss of $572 included $585 of net non-cash expense items, of which $148 was for depreciation and amortization, $352 was for deferred tax expense, $6 was for the loss on extinguishment of debt and $181 was for non-cash asset impairments. These items were partially offset by $68 of unrealized gains related to the remeasurement of our pension and OPEB liabilities and $31 of unrealized foreign currency gains. Working capital provided $4, as increases in accounts receivable driven by sales volume increases were more than offset by increases in accounts payable, driven by the same factors, and decreases in inventories as a result of the effort to aggressively manage inventory levels, as well as inventory builds at the end of 2012 in anticipation of planned maintenance shutdowns in early 2013. Changes in other assets and liabilities and income taxes payable provided $63 due to the timing of when items were expensed versus paid, which primarily included interest expense, employee retention programs, pension plan contributions, taxes and restructuring expenses.

In 2012, operating activities provided $177 of cash. Net income of $246 included $78 of net non-cash income items, of which $420 was for a deferred tax benefit. This was partially offset by $153 of depreciation and amortization, $134 of unrealized losses related to the remeasurement of our pension and OPEB liabilities, as well as $31 of non-cash impairments and accelerated depreciation. Working capital provided $65, which was driven by decreases in accounts receivable due to sales volume decreases and increased focus on receivables collections, as well as increases in accounts payable driven by the timing of when raw material purchases were accrued versus paid. Changes in other assets and liabilities and income taxes payable used $56 due to the timing of when items were expensed versus paid, which primarily included interest expense, employee retention programs, pension plan contributions, taxes and restructuring expenses.
Investing Activities
In 2014, investing activities used $233. We spent $183 for capital expenditures, which primarily related to plant expansions and improvements, as well as maintenance-related capital expenditures. We also used cash of $52 to purchase a manufacturing facility in Shreveport, Louisiana, and $12 of cash was used to purchase a subsidiary of MPM. The loan extended to Superholdco Finance Corp. (“Finco”) resulted in a $50 decrease in cash, which was offset by the subsequent $50 repayment of the loan by Finco. Additionally, the sale of certain assets provided $20 of cash, and the change in restricted cash used $3.

In 2013, investing activities used $150. We spent $145 for capital expenditures (including capitalized interest), which primarily related to plant expansions, improvements and maintenance-related capital expenditures. The decrease in restricted cash provided $4, and was driven by the usage of $15 of restricted cash to purchase an interest in an unconsolidated joint venture in early 2013, and was partially offset by $11 of cash which was put on deposit as collateral for a loan that was extended by a third party to one of our unconsolidated joint ventures. We also generated $7 from the sale of certain long-lived assets and used $3 of cash to purchase debt securities.

In 2012, investing activities used $138. We spent $133 for capital expenditures, which primarily related to plant expansions, improvements and maintenance related capital expenditures. We also generated $11 from the sale of certain long-lived assets and $2 of proceeds from sales of debt securities. Additionally, we remitted $3, net of funds received, to certain unconsolidated joint ventures and placed $15 of cash in a restricted escrow account to be used for the purchase of an interest in a joint venture, which was completed in early 2013.
Financing Activities
In 2014, financing activities provided $69. Net-short term debt borrowings were $21, which primarily consisted of net borrowings in certain foreign jurisdictions primarily to fund working capital requirements. Net long-term debt borrowings of $48 primarily consisted of net borrowings under our ABL Facility.

In 2013, financing activities provided $52. Net-short term debt borrowings were $15. Net long-term debt borrowings of $77 primarily consisted of proceeds of $1,108 ($1,100 plus a premium of $8) from the issuance of 6.625% First-Priority Senior Secured Notes due 2020, which was partially offset by the paydown of approximately $910 of term loans under our senior secured credit facilities and the purchase and discharge of $120 of our Floating Rate Second-Priority Senior Secured Notes due 2014, all as a result of the refinancing transactions in 2013. We also paid $40 of financing fees related to these transactions.

In 2012, financing activities used $59. This consisted of net long-term debt repayments of $34 and the payment of debt financing fees of $14 as a result of the refinancing transactions in March 2012. Net-short term debt repayments were $7. We remitted $7 to our parent related to certain insurance recoveries, and we also received $16 of the remaining proceeds from our parent as a result of the Preferred Equity Issuance. See “Related Transactions—Preferred Equity Commitment and Issuance” in Item 13 of Part III of this Annual Report on Form 10-K.

There are certain restrictions on the ability of certain of our subsidiaries to transfer funds to the parent in the form of cash dividends, loans or otherwise, which primarily arise as a result of certain foreign government regulations or as a result of restrictions within certain subsidiaries’ financing agreements limiting such transfers to the amounts of available earnings and profits or otherwise limit the amount of dividends that can be distributed. In either case, we have alternative methods to obtain cash from these subsidiaries in the form of intercompany loans and/or returns of capital in such instances where payment of dividends is limited to the extent of earnings and profits.
Outstanding Debt
Following is a summary of our cash and cash equivalents and outstanding debt at December 31, 2014 and 2013:

	2014	2013
Cash and cash equivalents	$172	$393
Short-term investments	$7	$7

Debt:
ABL Facility	$60	$—
Senior Secured Notes:
6.625% First-Priority Senior Secured Notes due 2020 (includes $6 and $7 of unamortized debt premium at December 31, 2014 and 2013, respectively)	1,556	1,557
8.875% Senior Secured Notes due 2018 (includes $3 and $4 of unamortized debt discount at December 31, 2014 and 2013, respectively)	1,197	1,196
9.00% Second-Priority Senior Secured Notes due 2020	574	574
Debentures:
9.2% debentures due 2021	74	74
7.875% debentures due 2023	189	189
8.375% sinking fund debentures due 2016	40	60
Other Borrowings:
Australia Term Loan Facility due 2017	40	35
Brazilian bank loans	56	58
Capital Leases	9	10
Other	39	21
Total	$3,834	$3,774

Covenant Compliance
The instruments that govern our indebtedness contain, among other provisions, restrictive covenants (and incurrence tests in certain cases) regarding indebtedness, dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and, in the case of our ABL Facility, the maintenance of a financial ratio (depending on certain conditions). Payment of borrowings under the ABL Facility and our notes may be accelerated if there is an event of default as determined under the governing debt instrument. Events of default under the credit agreement governing our ABL Facility includes the failure to pay principal and interest when due, a material breach of representations or warranties, most covenant defaults, events of bankruptcy and a change of control. Events of default under the indentures governing our notes include the failure to pay principal and interest, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain events of bankruptcy.
The indentures that govern our 6.625% First-Priority Senior Secured Notes, 8.875% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes (the “Secured Indentures”) contain an Adjusted EBITDA to Fixed Charges ratio incurrence test which may restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1. The Adjusted EBITDA to Fixed Charges Ratio under the Secured Indentures is generally defined as the ratio of (a) Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on an LTM basis.
Our ABL Facility, which is subject to a borrowing base, replaced our senior secured credit facilities in March 2013. The ABL Facility does not have any financial maintenance covenant other than a minimum fixed charge coverage ratio of 1.0 to 1.0 that would only apply if our availability under the ABL Facility at any time is less than the greater of (a) $40 and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The fixed charge coverage ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on an LTM basis. At December 31, 2014, our availability under the ABL Facility exceeded such levels; therefore, the minimum fixed charge coverage ratio did not apply.
Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro-forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As we are highly leveraged, we believe that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about our ability to comply with our financial covenants and to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Secured Indentures should not be considered an alternative to interest expense.
As of December 31, 2014, we were in compliance with all covenants that govern the ABL Facility. We believe that a default under the ABL Facility is not reasonably likely to occur in the foreseeable future.

Reconciliation of Last Twelve Months Net Loss to Adjusted EBITDA
The following table reconciles Net loss to EBITDA and Adjusted EBITDA, and calculates the ratio of Adjusted EBITDA to Fixed Charges as calculated under certain of our indentures for the period presented:

Year Ended December 31, 2014
Net loss	$(224)
Interest expense, net	308
Income tax expense	22
Depreciation and amortization	144
EBITDA	250
Adjustments to EBITDA:
Asset impairments	5
Business realignment costs (1)	47
Realized and unrealized foreign currency losses	32
Unrealized losses on pension and OPEB plan liabilities (2)	102
Other (3)	40
Cost reduction programs savings (4)	30
Pro forma EBITDA adjustment for acquisition (5)	11
Adjusted EBITDA	$517
Pro forma fixed charges (6)	$295
Ratio of Adjusted EBITDA to Fixed Charges (7)	1.75

(1)	Represents headcount reduction expenses and plant rationalization costs related to cost reduction programs and other costs associated with business realignments.

(2)	Represents non-cash losses resulting from pension and postretirement benefit plan liability remeasurements.

(3)
Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs, stock-based compensation, and realized and unrealized foreign exchange and derivative activity.

(4)
Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the period presented. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs.

(5)
Reflects pro forma impact of the acquisition of a manufacturing facility in Shreveport, Louisiana in early 2014, and represents our estimate of incremental annualized EBITDA when the facility is operating at full capacity, as well as related synergies.

(6)	Reflects pro forma interest expense based on interest rates at December 31, 2014.

(7)
The Company’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing certain notes, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of December 31, 2014, we did not satisfy this test. As a result, we are subject to restrictions on our ability to incur additional indebtedness or to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under the ABL Facility (available borrowings of which were $266 at December 31, 2014).

Contractual Obligations
The following table presents our contractual cash obligations at December 31, 2014. Our contractual cash obligations consist of legal commitments at December 31, 2014 that require us to make fixed or determinable cash payments, regardless of the contractual requirements of the specific vendor to provide us with future goods or services. This table does not include information about most of our recurring purchases of materials used in our production; our raw material purchase contracts do not meet this definition since they generally do not require fixed or minimum quantities. Contracts with cancellation clauses are not included, unless a cancellation would result in a major disruption to our business. For example, we have contracts for information technology support that are cancelable, but this support is essential to the operation of our business and administrative functions; therefore, amounts payable under these contracts are included. These contractual obligations are grouped in the same manner as they are classified in the Consolidated Statements of Cash Flows in order to provide a better understanding of the nature of the obligations.

	Payments Due By Year
Contractual Obligations	2015	2016	2017	2018	2019	2020 and beyond	Total
Operating activities:
Purchase obligations (1)	$276	$287	$61	$53	$53	$160	$890
Interest on fixed rate debt obligations	272	266	232	150	143	444	1,507
Interest on variable rate debt obligations (2)	5	3	3	—	—	—	11
Operating lease obligations	35	30	22	16	8	17	128
Funding of pension and other postretirement obligations (3)	32	24	24	34	34	—	148
Financing activities:
Long-term debt, including current maturities	98	34	42	1,261	—	2,387	3,822
Capital lease obligations	1	1	1	1	1	4	9
Total	$719	$645	$385	$1,515	$239	$3,012	$6,515

(1)
Purchase obligations are comprised of the fixed or minimum amounts of goods and/or services under long-term contracts and assumes that certain contracts are terminated in accordance with their terms after giving the requisite notice which is generally two to three years for most of these contracts; however, under certain circumstances, some of these minimum commitment term periods could be further reduced which would significantly decrease these contractual obligations.

(2)	Based on applicable interest rates in effect at December 31, 2014.

(3)
Pension and other postretirement contributions have been included in the above table for the next five years. These amounts include estimated benefit payments to be made for unfunded foreign defined benefit pension plans as well as estimated contributions to our funded defined benefit plans. The assumptions used by our actuaries in calculating these projections includes a weighted average annual return on pension assets of approximately 6% for the years 2015 – 2019 and the continuation of current law and plan provisions. These estimated payments may vary based on the actual return on our plan assets or changes in current law or plan provisions. See Note 10 to the Consolidated Financial Statements in Item 8 of Part II of this Annual Report on Form 10-K for more information on our pension and postretirement obligations.

The table above excludes payments for income taxes and environmental obligations since, at this time, we cannot determine either the timing or the amounts of all payments beyond 2014. At December 31, 2014, we recorded unrecognized tax benefits and related interest and penalties of $100. We estimate that we will pay approximately $22 in 2015 for U.S. Federal, state and international income taxes. We expect non-capital environmental expenditures for 2015 through 2019 totaling $15. See Notes 9 and 14 to the Consolidated Financial Statements in Item 8 of Part II of this Annual Report on 10-K for more information on these obligations.
Off Balance Sheet Arrangements
We had no off-balance sheet arrangements as of December 31, 2014.
Critical Accounting Estimates
In preparing our financial statements in conformity with accounting principles generally accepted in the United States, we have to make estimates and assumptions about future events that affect the amounts of reported assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities in the financial statements and accompanying notes. Some of these accounting policies require the application of significant judgment by management to select the appropriate assumptions to determine these estimates. By their nature, these judgments are subject to an inherent degree of uncertainty; therefore, actual results may differ significantly from estimated results. We base these judgments on our historical experience, advice from experienced consultants, forecasts and other available information, as appropriate. Our significant accounting policies are more fully described in Note 2 to the Consolidated Financial Statements in Item 8 of Part II of this Annual Report on Form 10-K.
Our most critical accounting policies, which reflect significant management estimates and judgment to determine amounts in our audited Consolidated Financial Statements, are as follows:
Environmental Remediation and Restoration Liabilities
Accruals for environmental matters are recorded when we believe that it is probable that a liability has been incurred and we can reasonably estimate the amount of the liability. We have accrued $62 and $42 at December 31, 2014 and 2013, respectively, for all probable environmental remediation and restoration liabilities, which is our best estimate of these liabilities. Based on currently available information and analysis, we believe that it is reasonably possible that the costs associated with these liabilities may fall within a range of $49 to $96. This estimate of the range of reasonably possible costs is less certain than the estimates that we make to determine our reserves. To establish the upper limit of this range, we used assumptions that are less favorable to Hexion among the range of reasonably possible outcomes, but we did not assume that we would bear full responsibility for all sites to the exclusion of other potentially responsible parties.
Some of our facilities are subject to environmental indemnification agreements, where we are generally indemnified against damages from environmental conditions that occurred or existed before the closing date of our acquisition of the facility, subject to certain limitations. In other cases we have sold facilities subject to an environmental indemnification agreement pursuant to which we retain responsibility for certain environmental conditions that occurred or existed before the closing date of the sale of the facility.

Income Tax Assets and Liabilities and Related Valuation Allowances
At December 31, 2014 and 2013, we had valuation allowances of $588 and $518, respectively, against our deferred income tax assets. At December 31, 2014, we had a $412 valuation allowance against all of our net U.S. federal and state deferred income tax assets, as well as a valuation allowance of $176 against a portion of our net foreign deferred income tax assets, primarily in Germany and the Netherlands. At December 31, 2013, we had a $364 valuation allowance against all of our net U.S. federal and state deferred income tax assets, as well as a valuation allowance of $154 against a portion of our net foreign deferred income tax assets, primarily in Germany and the Netherlands. The valuation allowances require an assessment of both negative and positive evidence, such as operating results during the most recent three-year period. This evidence is given more weight than our expectations of future profitability, which are inherently uncertain.
The Company considered all available evidence, both positive and negative, in assessing the need for a valuation allowance for deferred tax assets. The Company evaluated four possible sources of taxable income when assessing the realization of deferred tax assets:

•	Taxable income in prior carryback years;

•	Future reversals of existing taxable temporary differences;

•	Tax planning strategies; and

•	Future taxable income exclusive of reversing temporary differences and carryforwards.
In 2014, our losses in the U.S. and certain foreign operations in recent periods represented sufficient negative evidence to require a full valuation allowance against the net federal, state, and certain foreign deferred tax assets. We intend to maintain a valuation allowance against the net deferred tax assets until sufficient positive evidence exists to support the realization of such assets.
The accounting guidance for uncertainty in income taxes is recognized in the financial statements. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in its tax return. We also apply the guidance relating to de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.
The calculation of our income tax liabilities involves dealing with uncertainties in the application of complex domestic and foreign income tax regulations. Unrecognized tax benefits are generated when there are differences between tax positions taken in a tax return and amounts recognized in the Consolidated Financial Statements. Tax benefits are recognized in the Consolidated Financial Statements when it is more likely than not that a tax position will be sustained upon examination. Tax benefits are measured as the largest amount of benefit that is greater than 50% likely to be realized upon settlement. To the extent we prevail in matters for which liabilities have been established, or are required to pay amounts in excess of our liabilities, our effective income tax rate in a given period could be materially impacted. An unfavorable income tax settlement may require the use of cash and result in an increase in our effective income tax rate in the year it is resolved. A favorable income tax settlement would be recognized as a reduction in the effective income tax rate in the year of resolution. At December 31, 2014 and 2013, we recorded unrecognized tax benefits and related interest and penalties of $100 and $101, respectively.

Pensions
The amounts that we recognize in our financial statements for pension benefit obligations are determined by actuarial valuations. Inherent in these valuations are certain assumptions, the more significant of which are:

•	The weighted average rate used for discounting the liability;

•	The weighted average expected long-term rate of return on pension plan assets;

•	The weighted average rate of future salary increases; and

•	The anticipated mortality rate tables.
The discount rate reflects the rate at which pensions could be effectively settled. When selecting a discount rate, our actuaries provide us with a cash flow model that uses the yields of high-grade corporate bonds with maturities consistent with our anticipated cash flow projections.
The expected long-term rate of return on plan assets is determined based on the various plans’ current and projected asset mix. To determine the expected overall long-term rate of return on assets, we take into account the rates on long-term debt investments that are held in the portfolio, as well as expected trends in the equity markets, for plans including equity securities.
The rate of increase in future compensation levels is determined based on salary and wage trends in the chemical and other similar industries, as well as our specific compensation targets.
The mortality tables that are used represent the most commonly used mortality projections for each particular country and reflect projected mortality improvements.
We believe the current assumptions used to estimate plan obligations and pension expense are appropriate in the current economic environment. However, as economic conditions change, we may change some of our assumptions, which could have a material impact on our financial condition and results of operations.

The following table presents the sensitivity of our projected pension benefit obligation (“PBO”), accumulated benefit obligation (“ABO”) and 2015 pension expense to the following changes in key assumptions:

	Increase / (Decrease) at		Increase / (Decrease)
	December 31, 2014
	PBO	ABO	2015 Expense
Assumption:
Increase in discount rate of 0.5%	$(74)	$(66)	$(1)
Decrease in discount rate of 0.5%	67	62	2
Increase in estimated return on assets of 1.0%	N/A	N/A	(6)
Decrease in estimated return on assets of 1.0%	N/A	N/A	6
Impairment of Long-Lived Assets, Goodwill and Other Intangible Assets
Goodwill

Our reporting units include epoxy, phenolic specialty resins, oil field, coatings, versatics and forest products. Our reporting units are generally one level below our operating segments for which discrete financial information is available and reviewed by segment management. However, components of an operating segment can be aggregated as one reporting unit if the components have similar economic characteristics. We perform an annual assessment of qualitative factors to determine whether the existence of any events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets. If, after assessing all events and circumstances, we determine it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets, we use a probability weighted market and income approach to estimate the fair value of the reporting unit. Our market approach is a comparable analysis technique commonly used in the investment banking and private equity industries based on the EBITDA multiple technique. Under this technique, estimated fair value is the result of a market based EBITDA multiple that is applied to an appropriate historical EBITDA amount, adjusted for the additional fair value that would be assigned by a market participant obtaining control over the reporting unit. Our income approach is a discounted cash flow model. The discounted cash flow model requires management to project revenues, operating expenses, working capital investment, capital spending and cash flows over a multi-year period, as well as determine the weighted average cost of capital to be used as a discount rate. Applying this discount rate to the multi-year projections provides an estimate of fair value for the reporting unit.
If the estimated fair value of the reporting unit is less than the carrying value of the reporting unit’s net assets, the Company performs an allocation of the reporting unit’s fair value to the reporting unit’s assets and liabilities, using the acquisition method of accounting, to determine the implied fair value of the reporting unit’s goodwill. The implied fair value of the reporting unit’s goodwill is then compared with the carrying amount of the reporting unit’s goodwill to determine the goodwill impairment loss to be recognized, if any.
As of October 1, 2014, the estimated fair value of each of our reporting units was deemed to be substantially in excess of the carrying amount of assets and liabilities assigned to each unit. A 20% decrease in the EBITDA multiple or a 20% increase in the interest rate used to calculate the discounted cash flows would not result in any of our reporting units failing the first step of the goodwill impairment analysis.
As of October 1, 2013, due to the Company significantly lowering its forecast of estimated earnings and cash flows for its epoxy reporting unit from those previously projected due to sustained overcapacity in the epoxy resins market throughout 2013 and increased competition from Asian imports, both of which resulted in a significant decrease in earnings and cash flows in the epoxy reporting unit in the fourth quarter of 2013, as well as continued expected overcapacity in the epoxy resins market, the estimated fair value of the epoxy reporting unit was significantly less than the carrying value of the net assets of the reporting unit. In estimating the fair value of the epoxy reporting unit, management relied solely on its discounted cash flow model income approach. This was due to management’s belief that the reporting unit’s EBITDA, a key input under the market approach, was not representative and consistent with the reporting unit’s historical performance and long-term outlook and therefore, was not consistent with assumptions that a market participant would use in determining the fair value of the reporting unit. To measure the amount of the goodwill impairment, management allocated the estimated fair value of the reporting unit to the reporting unit’s assets and liabilities. As a result of this allocation, management estimated that the implied fair value of the epoxy reporting unit’s goodwill was $0. As such, the entire epoxy reporting unit’s goodwill balance of $57 was impaired during the fourth quarter of 2013. Key assumptions used in the determination of the fair value of the epoxy reporting unit’s assets included estimated replacement costs for similar long-lived assets and projections of future revenues over a multi-year period. A 20% decrease in the estimated fair value of the epoxy reporting unit’s assets would not have resulted in an estimated implied fair value of goodwill greater than $0.

As of October 1, 2013, the estimated fair value of each of our remaining reporting units was deemed to be substantially in excess of the carrying amount of assets and liabilities assigned to each unit. A 20% decrease in the EBITDA multiple or a 20% increase in the interest rate used to calculate the discounted cash flows would not result in any of our remaining reporting units failing the first step of the goodwill impairment analysis.

Long-Lived Assets
As events warrant, we evaluate the recoverability of long-lived assets, other than goodwill and other indefinite-lived intangibles, by assessing whether the carrying value can be recovered over their remaining useful lives through the expected future undiscounted operating cash flows of the underlying business. Impairment indicators include, but are not limited to, a significant decrease in the market price of a long-lived asset; a significant adverse change in the manner in which the asset is being used or in its physical condition; a significant adverse change in legal factors or the business climate that could affect the value of a long-lived asset; an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset; current period operating or cash flow losses combined with a history of operating or cash flow losses associated with the use of the asset; or a current expectation that it is more likely than not that a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. As a result, future decisions to change our manufacturing process, exit certain businesses, reduce excess capacity, temporarily idle facilities and close facilities could result in material impairment charges. Long-lived assets are grouped together at the lowest level for which identifiable cash flows are largely independent of cash flows of other groups of long-lived assets. Any impairment loss that may be required is determined by comparing the carrying value of the assets to their estimated fair value. We do not have any indefinite-lived intangible assets, other than goodwill.
In the fourth quarter of 2013, due to the facts and circumstances discussed above related to the epoxy reporting unit, we wrote down long-lived assets with a carrying value of $207 to fair value of $103, resulting in an impairment charge of $104 within our Epoxy, Phenolic and Coating Resins segment. These assets were valued by using a discounted cash flow analysis based on assumptions that market participants would use. Significant unobservable inputs in the discounted cash flow analysis included projected long-term future cash flows, projected growth rates and discount rates associated with these long-lived assets. Future projected long-term cash flows and growth rates were derived from models based upon forecasts prepared by the Company’s management. These projected cash flows were discounted using a rate of 14%. A 0.5% increase in the discount rate used would increase the impairment charge by approximately $9.
Variable Interest Entities—Primary Beneficiary
We evaluate each of our variable interest entities on an on-going basis to determine whether we are the primary beneficiary. Management assesses, on an on-going basis, the nature of our relationship to the variable interest entity, including the amount of control that we exercise over the entity as well as the amount of risk that we bear and rewards we receive in regards to the entity, to determine if we are the primary beneficiary of that variable interest entity. Management judgment is required to assess whether these attributes are significant and whether the amount of control results in the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance. We consolidate all variable interest entities for which we have concluded that we are the primary beneficiary.
Recently Issued Accounting Standards
Newly Issued Accounting Standards
In May, 2014, the FASB issued Accounting Standards Board Update No. 2014-09: Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 supersedes the existing revenue recognition guidance and most industry-specific guidance applicable to revenue recognition. According to the new guidance, an entity will apply a principles-based five step model to recognize revenue upon the transfer of promised goods or services to customers and in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for annual periods beginning after December 15, 2016, including interim periods within that reporting period and early application is not permitted. We are currently assessing the potential impact of ASU 2014-09 on our financial statements.
In August 2014, the FASB issued Accounting Standards Board Update No. 2014-15: Presentation of Financial Statements - Going Concern - Disclosures of Uncertainties about an entity's Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 provides new guidance related to management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards and to provide related footnote disclosures. This new guidance is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The requirements of ASU 2014-15 are not expected to have a significant impact on our financial statements.
Newly Adopted Accounting Standards
In November, 2014, the FASB issued Accounting Standards Board Update No. 2014-17: Business Combinations - Pushdown Accounting (“ASU 2014-17”). ASU 2014-17 provides an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. This new guidance became effective on November 18, 2014. The requirements of ASU 2014-17 did not have any impact on our financial statements.

ITEM 8 - FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
HEXION INC.
CONSOLIDATED BALANCE SHEETS

(In millions, except share data)	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $16 and $14, respectively)	$172	$393
Short-term investments	7	7
Accounts receivable (net of allowance for doubtful accounts of $14 and $16, respectively)	591	601
Inventories:
Finished and in-process goods	290	255
Raw materials and supplies	110	103
Other current assets	73	72
Total current assets	1,243	1,431
Investments in unconsolidated entities	48	45
Deferred income taxes (see Note 14)	18	21
Other long-term assets	110	133
Property and equipment:
Land	89	88
Buildings	302	308
Machinery and equipment	2,419	2,427
	2,810	2,823
Less accumulated depreciation	(1,755)	(1,776)
	1,055	1,047
Goodwill (see Note 5)	119	112
Other intangible assets, net (see Note 5)	81	82
Total assets	$2,674	$2,871
Liabilities and Deficit
Current liabilities:
Accounts payable	$426	$483
Debt payable within one year (see Note 7)	99	109
Interest payable	82	83
Income taxes payable (see Note 14)	12	12
Accrued payroll and incentive compensation	67	47
Other current liabilities	135	127
Total current liabilities	821	861
Long-term liabilities:
Long-term debt (see Note 7)	3,735	3,665
Long-term pension and postretirement benefit obligations (see Note 10)	278	234
Deferred income taxes (see Note 14)	19	21
Other long-term liabilities	171	163
Total liabilities	5,024	4,944
Commitments and contingencies (see Notes 7 and 9)
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at December 31, 2014 and 2013	1	1
Paid-in capital	526	522
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Accumulated other comprehensive income	73	130
Accumulated deficit	(2,652)	(2,429)
Total Hexion Inc. shareholder’s deficit	(2,348)	(2,072)
Noncontrolling interest	(2)	(1)
Total deficit	(2,350)	(2,073)
Total liabilities and deficit	$2,674	$2,871
See Notes to Consolidated Financial Statements

HEXION INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(In millions)	2014	2013	2012
Net sales	$5,137	$4,890	$4,756
Cost of sales	4,576	4,282	4,232
Gross profit	561	608	524
Selling, general and administrative expense	399	304	376
Asset impairments (see Note 2)	5	181	23
Business realignment costs (see Note 2)	47	21	35
Other operating (income) expense, net	(8)	1	11
Operating income	118	101	79
Interest expense, net	308	303	263
Loss on extinguishment of debt	—	6	—
Other non-operating expense (income), net	32	2	(1)
Loss before income tax and earnings from unconsolidated entities	(222)	(210)	(183)
Income tax expense (benefit) (see Note 14)	22	379	(410)
(Loss) income before earnings from unconsolidated entities	(244)	(589)	227
Earnings from unconsolidated entities, net of taxes	20	17	19
Net (loss) income	(224)	(572)	246
Net loss attributable to noncontrolling interest	1	1	1
Net (loss) income attributable to Hexion Inc.	$(223)	$(571)	$247
See Notes to Consolidated Financial Statements

HEXION INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Year Ended December 31,
(In millions)	2014	2013	2012
Net (loss) income	$(224)	$(572)	$246
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	(61)	(13)	13
Gain (loss) recognized from pension and postretirement benefits	4	—	(5)
Net gain from cash flow hedge activity	—	1	—
Other comprehensive (loss) income	(57)	(12)	8
Comprehensive (loss) income	(281)	(584)	254
Comprehensive loss attributable to noncontrolling interest	1	1	1
Comprehensive (loss) income attributable to Hexion Inc.	$(280)	$(583)	$255
See Notes to Consolidated Financial Statements

HEXION INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In millions)	2014	2013	2012
Cash flows (used in) provided by operating activities
Net (loss) income	$(224)	$(572)	$246
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	144	148	153
Loss on extinguishment of debt	—	6	—
Deferred tax (benefit) expense	(6)	352	(420)
Non-cash asset impairments and accelerated depreciation	5	181	31
Unrealized foreign currency losses (gains)	46	(31)	16
Unrealized losses (gains) on pension and postretirement benefit plan liabilities	102	(68)	134
(Gain) loss on sale of assets	(16)	1	10
Other non-cash adjustments	(5)	(4)	(2)
Net change in assets and liabilities:
Accounts receivable	(27)	(71)	35
Inventories	(67)	16	(14)
Accounts payable	(33)	59	44
Income taxes payable	4	6	(6)
Other assets, current and non-current	26	11	43
Other liabilities, current and non-current	1	46	(93)
Net cash (used in) provided by operating activities	(50)	80	177
Cash flows (used in) provided by investing activities
Capital expenditures	(183)	(144)	(133)
Capitalized interest	—	(1)	—
Acquisition of businesses	(64)	—	—
(Purchases of) proceeds from sale of debt securities, net	(1)	(3)	2
Change in restricted cash	(3)	4	(15)
Disbursement of affiliated loan	(50)	—	—
Repayment of affiliated loan	50	—	—
Funds remitted to unconsolidated affiliates, net	(2)	(13)	(3)
Proceeds from sale of assets	20	7	11
Net cash used in investing activities	(233)	(150)	(138)
Cash flows provided by (used in) financing activities
Net short-term debt borrowings (repayments)	21	15	(7)
Borrowings of long-term debt	391	1,135	453
Repayments of long-term debt	(343)	(1,058)	(487)
Repayments of affiliated debt	—	—	(2)
Repayment of advance from affiliates (See Note 4)	—	—	(7)
Capital contribution from parent (see Note 4)	—	—	16
Long-term debt and credit facility financing fees	—	(40)	(14)
Common stock dividends paid	—	—	(11)
Net cash provided by (used in) financing activities	69	52	(59)
Effect of exchange rates on cash and cash equivalents	(9)	(4)	5
Decrease in cash and cash equivalents	(223)	(22)	(15)
Cash and cash equivalents (unrestricted) at beginning of year	379	401	416
Cash and cash equivalents (unrestricted) at end of year	$156	$379	$401
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$297	$275	$250
Income taxes, net of cash refunds	29	2	17
Non-cash financing activities:
Non-cash issuance of debt in exchange for loans of parent (see Note 4)	$—	$200	$—
Non-cash distribution declared to parent (see Note 4)	—	208	—
Settlement of note receivable from parent (see Note 4)	—	24	—
Non-cash capital contribution from parent (see Note 4)	—	—	218
See Notes to Consolidated Financial Statements

HEXION INC.
CONSOLIDATED STATEMENTS OF DEFICIT

(In millions)	Common Stock	Paid-in Capital	Treasury Stock	Note Receivable From Parent	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Hexion Inc. Deficit	Non-controlling Interest	Total
Balance at December 31, 2011	$1	$533	$(296)	$(24)	$134	$(2,105)	$(1,757)	$1	$(1,756)
Net income (loss)	—	—	—	—	—	247	247	(1)	246
Other comprehensive income	—	—	—	—	8	—	8	—	8
Stock-based compensation expense (see Note 12)	—	4	—	—	—	—	4	—	4
Capital contribution from parent (see Note 4)	—	218	—	—	—	—	218	—	218
Distribution declared to parent ($0.02 per share)	—	(3)	—	—	—	—	(3)	—	(3)
Balance at December 31, 2012	1	752	(296)	(24)	142	(1,858)	(1,283)	—	(1,283)
Net loss	—	—	—	—	—	(571)	(571)	(1)	(572)
Other comprehensive loss	—	—	—	—	(12)	—	(12)	—	(12)
Stock-based compensation expense (see Note 12)	—	3	—	—	—	—	3	—	3
Distribution declared to parent ($0.01 per share)	—	(1)	—	—	—	—	(1)	—	(1)
Settlement of note receivable from parent (see Note 4)	—	(24)	—	24	—	—	—	—	—
Non-cash distribution declared to parent ($2.52 per share) (see Note 4)	—	(208)	—	—	—	—	(208)	—	(208)
Balance at December 31, 2013	1	522	(296)	—	130	(2,429)	(2,072)	(1)	(2,073)
Net loss	—	—	—	—	—	(223)	(223)	(1)	(224)
Other comprehensive loss	—	—	—	—	(57)	—	(57)	—	(57)
Stock-based compensation expense (see Note 12)	—	1	—	—	—	—	1	—	1
Purchase of business from related party under common control (see Note 4)	—	3	—	—	—	—	3	—	3
Balance at December 31, 2014	$1	$526	$(296)	$—	$73	$(2,652)	$(2,348)	$(2)	$(2,350)

See Notes to Consolidated Financial Statements

HEXION INC.
Notes to Consolidated Financial Statements
(In millions, except share data)
1. Background and Basis of Presentation
Based in Columbus, Ohio, Hexion Inc. (“Hexion” or the “Company”) (formerly known as Momentive Specialty Chemicals Inc.), serves global industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. At December 31, 2014, Company had 63 production and manufacturing facilities, with 27 located in the United States. The Company’s business is organized based on the products offered and the markets served. At December 31, 2014, the Company had two reportable segments: Epoxy, Phenolic and Coating Resins and Forest Products Resins.
The Company’s direct parent is Hexion LLC (formerly known as Momentive Specialty Chemicals Holdings LLC), a holding company and wholly owned subsidiary of Hexion Holdings LLC (formerly known as Momentive Performance Materials Holdings LLC, “Hexion Holdings”), the ultimate parent entity of Hexion. Hexion Holdings is controlled by investment funds managed by affiliates of Apollo Management Holdings, L.P. (together with Apollo Global Management, LLC and its subsidiaries, “Apollo”). Apollo may also be referred to as the Company’s owner.
As of December 31, 2014, the Company has elected not to apply push-down accounting of its parent’s basis as a result of the prior combination of Hexion and Momentive Performance Materials Inc. (“MPM”), a former subsidiary of Hexion Holdings, because it is a public reporting registrant as a result of significant public debt that was outstanding before and after such combination.
2. Summary of Significant Accounting Policies
Change in Accounting Policy—The Company has elected to change its accounting policies related to the recognition of gains and losses for pension and other non-pension postretirement benefit (“OPEB”) plans to a more preferable policy under U.S. GAAP. Specifically, such gains and losses historically recognized as a component of “Other comprehensive income (loss)”, and amortized into net income (loss) in future periods, will be recognized in earnings in the period in which they occur. In addition, the Company has changed its policy for recognizing expected returns on plan assets from a market-related value method (based on a five-year smoothing of asset returns), to a fair value method.
Under the new policies, upon the Company’s annual remeasurement of its pension and OPEB plans in the fourth quarter, or on an interim basis as triggering events warrant remeasurement, the Company will immediately recognize gains and losses as a mark-to-market (“MTM”) gain or loss through earnings. As such, under the new policies, the Company’s net periodic pension and OPEB expense recognized on a quarterly basis will consist of i) service cost, interest cost, expected return on plan assets, amortization of prior service cost/credits and ii) MTM adjustments recognized annually in the fourth quarter upon remeasurement of pension and OPEB liabilities or when triggering events warrant remeasurement. The Company believes that these changes are preferable as they provide greater transparency of the Company’s economic obligations in accounting results and better alignment with fair value accounting principles by recognizing the effects of economic and interest rate changes on pension and OPEB assets and liabilities in the year in which the gains and losses are incurred.
The impact of these pension and OPEB accounting policy changes was applied through retrospective application of the new policies to all periods presented. Accordingly, all relevant information as of December 31, 2014 and 2013, and for the three years ended December 31, 2014, 2013 and 2012, have been adjusted to reflect the application of the changes. As of January 1, 2012, the cumulative effect of these changes was a $117 increase to “Accumulated deficit” and a $117 increase to “Accumulated other comprehensive income” in the Consolidated Balance Sheets. The effects of the aforementioned accounting policy changes to the Consolidated Financial Statements are as follows:

	As Previously Reported	Effect of Accounting Change	As Adjusted
Consolidated Balance Sheet as of December 31, 2014:
Finished and in-process goods	$288	$2	$290
Accumulated other comprehensive (loss) income	(159)	232	73
Accumulated deficit	(2,423)	(229)	(2,652)
Noncontrolling interest	(1)	(1)	(2)
Consolidated Statement of Operations for the year ended December 31, 2014:
Cost of sales	$4,534	$42	$4,576
Selling, general and administrative expense	361	38	399
Income tax expense	26	(4)	22
Net loss	(148)	(76)	(224)
Net loss attributable to noncontrolling interest	—	1	1
Consolidated Statement of Cash Flows for the year ended December 31, 2014:
Net loss	$(148)	$(76)	$(224)
Deferred tax benefit	(2)	(4)	(6)
Unrealized losses from pension and OPEB plan liabilities	—	102	102
Changes in inventories	(63)	(4)	(67)
Net changes in other liabilities, current and long-term	19	(18)	1
Consolidated Statement of Comprehensive Loss for the year ended December 31, 2014:
Net loss	$(148)	$(76)	$(224)
(Loss) gain recognized from pension and postretirement benefits	(77)	81	4
Comprehensive loss	(286)	5	(281)
Comprehensive loss attributable to noncontrolling interest	—	1	1

	As Previously Reported	Effect of Accounting Change	As Adjusted
Consolidated Balance Sheet as of December 31, 2013:
Finished and in-process goods	$257	$(2)	$255
Accumulated other comprehensive (loss) income	(21)	151	130
Accumulated deficit	(2,275)	(154)	(2,429)
Consolidated Statement of Operations for the year ended December 31, 2013:
Cost of sales	$4,316	$(34)	$4,282
Selling, general and administrative expense	362	(58)	304
Income tax expense	349	30	379
Net loss	(634)	62	(572)
Consolidated Statement of Cash Flows for the year ended December 31, 2013:
Net loss	$(634)	$62	$(572)
Deferred tax expense	322	30	352
Unrealized gains from pension and OPEB plan liabilities	—	(68)	(68)
Changes in inventories	9	7	16
Net changes in other liabilities, current and long-term	77	(31)	46
Consolidated Statement of Comprehensive Loss for the year ended December 31, 2013:
Net loss	$(634)	$62	$(572)
Gain recognized from pension and postretirement benefits	68	(68)	—
Comprehensive loss	(578)	(6)	(584)

	As Previously Reported	Effect of Accounting Change	As Adjusted
Consolidated Statement of Operations for the year ended December 31, 2012:
Cost of sales	$4,160	$72	$4,232
Selling, general and administrative expense	322	54	376
Income tax benefit	(384)	(26)	(410)
Net income	346	(100)	246
Net loss attributable to noncontrolling interest	—	1	1
Consolidated Statement of Cash Flows for the year ended December 31, 2012:
Net income	$346	$(100)	$246
Deferred tax benefit	(394)	(26)	(420)
Unrealized losses from pension and OPEB plan liabilities	—	134	134
Changes in inventories	(10)	(4)	(14)
Net changes in other liabilities, current and long-term	(89)	(4)	(93)
Consolidated Statement of Comprehensive Loss for the year ended December 31, 2012:
Net income	$346	$(100)	$246
Loss recognized from pension and postretirement benefits	(108)	103	(5)
Comprehensive income	251	3	254
In addition, the effect of these accounting changes increased Segment EBITDA by $12, $24 and $9 for the years ended December 31, 2014, 2013 and 2012, respectively. For additional discussion and a reconciliation of Segment EBITDA to Net income (loss), see Note 16.

Principles of Consolidation—The Consolidated Financial Statements include the accounts of the Company, its majority-owned subsidiaries in which minority shareholders hold no substantive participating rights, and variable interest entities in which the Company is the primary beneficiary. Intercompany accounts and transactions are eliminated in consolidation. The Company’s share of the net earnings of 20% to 50% owned companies, for which it has the ability to exercise significance influence over operating and financial policies (but not control), are included in “Earnings from unconsolidated entities, net of taxes” in the Consolidated Statements of Operations. Investments in the other companies are carried at cost.
The Company has recorded a noncontrolling interest for the equity interests in consolidated subsidiaries that are not 100% owned.
The Company’s unconsolidated investments accounted for under the equity method of accounting include the following:

•	50% ownership interest in HA International, Inc., (“HAI”) a joint venture that manufactures foundry resins in the United States;

•	49.99% interest in Hexion UV Coatings (Shanghai) Co., Ltd, a joint venture that manufactures UV-curable coatings and adhesives in China;

•	50% ownership interest in Hexion Shchekinoazot B.V. a joint venture that manufactures forest products resins in Russia;

•	49% ownership interest in Sanwei Hexion Chemicals Company Limited, a joint venture that manufactures versatic acid derivatives in China;

•	50% ownership interest in Momentive Union Specialty Chemicals Ltd, a joint venture that manufactures phenolic specialty resins in China;

•	50% ownership interest in Hexion Australia Pty Ltd, a joint venture which provides urea formaldehyde resins and other products to industrial customers in western Australia; and

•	50% ownership interest in MicroBlend Columbia, SAS, a joint venture that distributes custom point-of-sale paint mixing systems and paint bases to consumer retail stores in Latin America.
Foreign Currency Translations and Transactions—Assets and liabilities of foreign affiliates are translated at the exchange rates in effect at the balance sheet date. Income, expenses and cash flows are translated at average exchange rates during the year. The Company recognized transaction losses of $33, $2 and $1 for the years ended December 31, 2014, 2013 and 2012, respectively, which are included as a component of “Net (loss) income.” In addition, gains or losses related to the Company’s intercompany loans payable and receivable denominated in a foreign currency other than the subsidiary’s functional currency that are deemed to be permanently invested are remeasured to cumulative translation and recorded in “Accumulated other comprehensive loss” in the Consolidated Balance Sheets. The effect of translation is included in “Accumulated other comprehensive loss.”
Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and also the disclosure of contingent assets and liabilities at the date of the financial statements. In addition, it requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. The most significant estimates that are included in the financial statements are environmental remediation liabilities, legal liabilities, deferred tax assets and liabilities and related valuation allowances, income tax accruals, pension and postretirement assets and liabilities, valuation allowances for accounts receivable and inventories, general insurance liabilities, asset impairments and fair values of assets acquired and liabilities assumed in business acquisitions. Actual results could differ from these estimates.
 Cash and Cash Equivalents—The Company considers all highly liquid investments that are purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2014 and 2013, the Company had interest-bearing time deposits and other cash equivalent investments of $46 and $29, respectively. These amounts are included in the Consolidated Balance Sheets as a component of “Cash and cash equivalents.”
Investments—Investments with original maturities greater than 90 days but less than one year are included in the Consolidated Balance Sheets as “Short-term investments.” At both December 31, 2014 and 2013, the Company had Brazilian real denominated U.S. dollar index investments of $7. These investments, which are classified as held-to-maturity securities, are recorded at cost, which approximates fair value.
Allowance for Doubtful Accounts—The allowance for doubtful accounts is estimated using factors such as customer credit ratings and past collection history. Receivables are charged against the allowance for doubtful accounts when it is probable that the receivable will not be collected.
Inventories—Inventories are stated at lower of cost or market using the first-in, first-out method. Costs include direct material, direct labor and applicable manufacturing overheads, which are based on normal production capacity. Abnormal manufacturing costs are recognized as period costs and fixed manufacturing overheads are allocated based on normal production capacity. An allowance is provided for excess and obsolete inventories based on management’s review of inventories on-hand compared to estimated future usage and sales. Inventories in the Consolidated Balance Sheets are presented net of an allowance for excess and obsolete inventory of $8 at both December 31, 2014 and 2013.

Deferred Expenses—Deferred debt financing costs are included in “Other long-term assets” in the Consolidated Balance Sheets and are amortized over the life of the related debt or credit facility using the effective interest method. Upon extinguishment of any debt, the related debt issuance costs are written off. At December 31, 2014 and 2013, the Company’s unamortized deferred financing costs were $66 and $78, respectively.
Property and Equipment—Land, buildings and machinery and equipment are stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives of properties (the average estimated useful lives for buildings and machinery and equipment are 20 years and 15 years, respectively). Assets under capital leases are amortized over the lesser of their useful life or the lease term. Major renewals and betterments are capitalized. Maintenance, repairs, minor renewals and turnarounds (periodic maintenance and repairs to major units of manufacturing facilities) are expensed as incurred. When property and equipment is retired or disposed of, the asset and related depreciation are removed from the accounts and any gain or loss is reflected in operating income. The Company capitalizes interest costs that are incurred during the construction of property and equipment. Depreciation expense was $130, $135 and $140 for the years ended December 31, 2014, 2013 and 2012, respectively. Additionally, for the year ended December 31, 2014, approximately $7 of capital expenditures was included in “Accounts payable” in the Consolidated Statements of Cash Flows as a non-cash investing activity.
Capitalized Software—The Company capitalizes certain costs, such as software coding, installation and testing, that are incurred to purchase or create and implement computer software for internal use. Amortization is recorded on the straight-line basis over the estimated useful lives, which range from 1 to 5 years.
Goodwill and Intangibles—The excess of purchase price over net tangible and identifiable intangible assets of businesses acquired is carried as “Goodwill” in the Consolidated Balance Sheets. Separately identifiable intangible assets that are used in the operations of the business (e.g., patents and technology, tradenames, customer lists and contracts) are recorded at cost (fair value at the time of acquisition) and reported as “Other intangible assets, net” in the Consolidated Balance Sheets. Costs to renew or extend the term of identifiable intangible assets are expensed as incurred. The Company does not amortize goodwill. Intangible assets with determinable lives are amortized on a straight-line basis over the shorter of the legal or useful life of the assets, which range from 1 to 30 years (see Note 5).
Impairment—The Company reviews property and equipment and all amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability is based on estimated undiscounted cash flows or other relevant observable measures. The Company tests goodwill for impairment annually, or when events or changes in circumstances indicate impairment may exist, by comparing the estimated fair value of each reporting unit to its carrying value to determine if there is an indication that a potential impairment may exist.
Long-Lived and Amortizable Intangible Assets
During the years ended December 31, 2014, 2013 and 2012, the Company recorded long-lived asset impairments of $5, $124 and $23, respectively, which are included in “Asset impairments” in the Consolidated Statements of Operations (see Note 6).
Goodwill
The Company performs an annual assessment of qualitative factors to determine whether the existence of any events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets. If, after assessing all events and circumstances, the Company determines it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets, the Company uses a probability weighted market and income approach to estimate the fair value of the reporting unit. The Company’s market approach is a comparable analysis technique commonly used in the investment banking and private equity industries based on the EBITDA (earnings before interest, income taxes, depreciation and amortization) multiple technique. Under this technique, estimated fair value is the result of a market-based EBITDA multiple that is applied to an appropriate historical EBITDA amount, adjusted for the additional fair value that would be assigned by a market participant obtaining control over the reporting unit. The Company’s income approach is a discounted cash flow model. When the carrying amount of the reporting unit’s goodwill is greater than the estimated fair value of the reporting unit’s goodwill, an impairment loss is recognized for the difference.
As of October 1, 2014, the estimated fair value of each of the Company’s reporting units was deemed to be substantially in excess of the carrying amount of assets (including goodwill) and liabilities assigned to each reporting unit.
In the fourth quarter of 2013, the Company significantly lowered its forecast of estimated earnings and cash flows for its epoxy reporting unit from those previously projected. This was due to sustained overcapacity in the epoxy resins market throughout 2013 and increased competition from Asian imports, both of which resulted in a significant decrease in earnings and cash flows in the epoxy reporting unit in the fourth quarter of 2013, as well as continued expected overcapacity in the epoxy resins market in 2014. As a result of these facts and circumstances, and in conjunction with the Company’s annual goodwill impairment test performed in the fourth quarter of 2013, the Company recognized a goodwill impairment charge of $57 in the epoxy reporting unit within the Company’s Epoxy, Phenolic and Coating Resins segment. This impairment charge is included in “Asset impairments” in the Consolidated Statements of Operations. The fair value of the epoxy reporting unit was determined based on an income approach, consisting of a discounted cash flow model which includes projections of revenues, operating expenses, working capital investment and capital spending over a multi-year period. A weighted average cost of capital was used as a discount rate and applied to these estimated cash flows to arrive at an estimated fair value of the reporting unit (see Notes 5 and 6).
As of October 1, 2013, the estimated fair value of each of the Company’s remaining reporting units was deemed to be substantially in excess of the carrying amount of assets (including goodwill) and liabilities assigned to each reporting unit.

General Insurance—The Company is generally insured for losses and liabilities for workers’ compensation, physical damage to property, business interruption and comprehensive general, product and vehicle liability under high-deductible insurance policies. The Company records losses when they are probable and reasonably estimable and amortizes insurance premiums over the life of the respective insurance policies.
Legal Claims and Costs—The Company accrues for legal claims and costs in the period in which a claim is made or an event becomes known, if the amounts are probable and reasonably estimable. Each claim is assigned a range of potential liability and the most likely amount is accrued. If there is no amount in the range of potential liability that is most likely, the low end of the range is accrued. The amount accrued includes all costs associated with the claim, including settlements, assessments, judgments and fines. Legal fees are expensed as incurred (see Note 9).
Environmental Matters—Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Environmental accruals are reviewed on a quarterly basis and as events and developments warrant (see Note 9).
Asset Retirement Obligations—Asset retirement obligations are initially recorded at their estimated net present values in the period in which the obligation occurs, with a corresponding increase to the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. When the liability is settled, a gain or loss is recognized for any difference between the settlement amount and the liability that was recorded.
Revenue Recognition—Revenue for product sales, net of estimated allowances and returns, is recognized as risk and title to the product transfer to the customer, which either occurs at the time shipment is made or upon delivery. In situations where product is delivered by pipeline, risk and title transfers when the product moves across an agreed-upon transfer point, which is typically the customers’ property line. Product sales delivered by pipeline are measured based on daily flow meter readings. The Company’s standard terms of delivery are included in its contracts of sale or on its invoices.
Shipping and Handling—Freight costs that are billed to customers are included in “Net sales” in the Consolidated Statements of Operations. Shipping costs are incurred to move the Company’s products from production and storage facilities to the customer. Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper and generally include costs to store, move and prepare the products for shipment. Shipping and handling costs are recorded in “Cost of sales” in the Consolidated Statements of Operations.
Research and Development Costs—Funds are committed to research and development activities for technical improvement of products and processes that are expected to contribute to future earnings. All costs associated with research and development are charged to expense as incurred. Research and development and technical service expense was $72, $73 and $69 for the years ended December 31, 2014, 2013 and 2012, respectively, and is included in “Selling, general and administrative expense” in the Consolidated Statements of Operations.

Business Realignment Costs—The Company incurred “Business realignment costs” totaling $47, $21 and $35 for the years ended December 31, 2014, 2013 and 2012, respectively. For the year ended December 31, 2014, these costs primarily included expenses from the Company’s newly implemented restructuring and cost optimization programs (see Note 3), as well as costs for environmental remediation at certain formerly owned locations. For the year ended December 31, 2013, these costs primarily represent certain environmental expenses related to the Company’s productivity savings programs, as well as other minor headcount reduction programs. For the year ended December 31, 2012, these costs primarily represent expenses to implement productivity savings programs to reduce the Company’s cost structure and align manufacturing capacity with current volume demands, as well as other minor headcount reduction programs.
Pension Liabilities—Pension assumptions are significant inputs to the actuarial models that measure pension benefit obligations and related effects on operations. Two assumptions - discount rate and expected return on assets - are important elements of plan expense and asset/liability measurement. The Company evaluates these critical assumptions at least annually on a plan and country-specific basis. The Company periodically evaluates other assumptions involving demographic factors, such as retirement age, mortality and turnover, and updates them to reflect the Company's experience and expectations for the future. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors.
Accumulated and projected benefit obligations are measured as the present value of future cash payments. The Company discounts those cash payments using the weighted average of market-observed yields for high quality fixed income securities with maturities that correspond to the payment of benefits. Lower discount rates increase present values and pension expense; higher discount rates decrease present values and pension expense.
To determine the expected long-term rate of return on pension plan assets, the Company considers current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. In developing future return expectations for the principal benefit plans’ assets, the Company evaluates general market trends as well as key elements of asset class returns such as expected earnings growth, yields and spreads across a number of potential scenarios.
Income Taxes—The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of the assets and liabilities.
Deferred tax balances are adjusted to reflect tax rates, based on current tax laws, which will be in effect in the years in which temporary differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized (see Note 14).

Unrecognized tax benefits are generated when there are differences between tax positions taken in a tax return and amounts recognized in the consolidated financial statements. Tax benefits are recognized in the consolidated financial statements when it is more likely than not that a tax position will be sustained upon examination. Tax benefits are measured as the largest amount of benefit that is greater than 50% likely of being realized upon settlement. The Company classifies interest and penalties as a component of tax expense.
Derivative Financial Instruments—The Company is a party to forward exchange contracts, foreign exchange rate swaps, interest rate swaps, natural gas futures and electricity forward contracts to reduce its cash flow exposure to changes in interest rates and natural gas and electricity prices. The Company does not hold or issue derivative financial instruments for trading purposes. All derivative financial instruments, whether designated as hedging relationships or not, are recorded in the Consolidated Balance Sheets at fair value. If a derivative financial instrument is designated as a fair-value hedge, the changes in the fair value of the derivative financial instrument and the hedged item are recognized in earnings. If the derivative financial instrument is designated as a cash flow hedge, changes in the fair value of the derivative financial instrument are recorded in “Accumulated other comprehensive loss” in the Consolidated Balance Sheets, to the extent effective, and are recognized in the Company’s Consolidated Statements of Operations when the hedged item impacts earnings. The cash flows from derivative financial instruments accounted for as hedges are classified in the same category as the item being hedged in the Consolidated Statements of Cash Flows. The Company documents effectiveness assessments in order to use hedge accounting at each reporting period.
Stock-Based Compensation—Stock-based compensation cost is measured at the grant date based on the fair value of the award which is amortized as expense over the requisite service period on a graded-vesting basis (see Note 12).
Transfers of Financial Assets—The Company executes factoring and sales agreements with respect to its trade accounts receivable to support its working capital requirements. The Company accounts for these transactions as either sales-type or financing-type transfers of financial assets based on the terms and conditions of each agreement. For the portion of the sales price that is deferred in a reserve account and subsequently collected, the Company’s policy is to classify the cash in-flows as cash flows from operating activities as the predominant source of the cash flows pertains to the Company’s trade accounts receivable. When the Company retains the servicing rights on the transfers of accounts receivable, it measures these rights at fair value, if material.
Concentrations of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk are primarily temporary investments and accounts receivable. The Company places its temporary investments with high quality institutions and, by policy, limits the amount of credit exposure to any one institution. Concentrations of credit risk for accounts receivable are limited due to the large number of customers in the Company’s customer base and their dispersion across many different industries and geographies. The Company generally does not require collateral or other security to support customer receivables.
Concentrations of Supplier Risk—The Company relies on long-term agreements with key suppliers for most of its raw materials. The loss of a key source of supply or a delay in shipments could have an adverse effect on its business. Should any of the suppliers fail to deliver or should any of the key long-term supply contracts be canceled, the Company would be forced to purchase raw materials at current market prices. The Company’s largest supplier provides approximately 10% of raw material purchases. In addition, several of the feedstocks at various facilities are transported through a pipeline from one supplier.
Subsequent Events—The Company has evaluated events and transactions subsequent to December 31, 2014 through March 10, 2015, the original date of issuance of its Consolidated Financial Statements. In connection with the re-issuance of its Consolidated Financial Statements, the Company has evaluated subsequent events through June 9, 2015, the date of re-issuance of its Consolidated Financial Statements.
Reclassifications—Certain prior period balances have been reclassified to conform with current presentations.
Recently Issued Accounting Standards
Newly Issued Accounting Standards
In May, 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Board Update No. 2014-09: Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 supersedes the existing revenue recognition guidance and most industry-specific guidance applicable to revenue recognition. According to the new guidance, an entity will apply a principles-based five step model to recognize revenue upon the transfer of promised goods or services to customers and in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for annual periods beginning after December 15, 2016, including interim periods within that reporting period and early application is not permitted. The Company is currently assessing the potential impact of ASU 2014-09 on its financial statements.
In August 2014, the FASB issued Accounting Standards Board Update No. 2014-15: Presentation of Financial Statements - Going Concern - Disclosures of Uncertainties about an entity's Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 provides new guidance related to management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards and to provide related footnote disclosures. This new guidance is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The requirements of ASU 2014-15 are not expected to have a significant impact on the Company’s financial statements.

Newly Adopted Accounting Standards
In November, 2014, the FASB issued Accounting Standards Board Update No. 2014-17: Business Combinations - Pushdown Accounting (“ASU 2014-17”). ASU 2014-17 provides an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. This new guidance became effective on November 18, 2014. The requirements of ASU 2014-17 did not have any impact on the Company’s financial statements.
3. Restructuring
2014 Restructuring Activities
In 2014, in response to an uncertain economic outlook, the Company initiated significant restructuring programs with the intent to optimize its cost structure and bring manufacturing capacity in line with demand. The Company estimates that these restructuring cost activities will occur over the next 18 to 24 months. As of December 31, 2014, the total costs expected to be incurred on restructuring activities are estimated at $19, consisting primarily of workforce reduction costs.
The following table summarizes restructuring information:

Restructuring costs expected to be incurred	$19
Cumulative restructuring costs incurred through December 31, 2014	$13

Accrued liability at December 31, 2013	$—
Restructuring charges	13
Payments	(1)
Accrued liability at December 31, 2014	$12
Workforce reduction costs primarily relate to non-voluntary employee termination benefits and are accounted for under the guidance for nonretirement postemployment benefits or as exit and disposal costs, as applicable. During the year ended December 31, 2014 charges of $13 were recorded in “Business realignment costs” in the Consolidated Statements of Operations. At December 31, 2014, the Company had accrued $12 for restructuring liabilities in “Other current liabilities” in the Consolidated Balance Sheets.
The following table summarizes restructuring information by reporting segment:

	Epoxy, Phenolic and Coating Resins	Forest Products Resins	Corporate and Other	Total
Restructuring costs expected to be incurred	$14	$—	$5	$19
Cumulative restructuring costs incurred through December 31, 2014	$10	$—	$3	$13

Accrued liability at December 31, 2013	$—	$—	$—	$—
Restructuring charges	10	—	3	13
Payments	(1)	—	—	(1)
Accrued liability at December 31, 2014	$9	$—	$3	$12
4. Related Party Transactions
Management Consulting Agreement
The Company is subject to a Management Consulting Agreement with Apollo (the “Management Consulting Agreement”) that renews on an annual basis, unless notice to the contrary is given by either party. Under the Management Consulting Agreement, the Company receives certain structuring and advisory services from Apollo and its affiliates. The Management Consulting Agreement provides indemnification to Apollo, its affiliates and their directors, officers and representatives for potential losses arising from these services. Apollo is entitled to an annual fee equal to the greater of $3 or 2% of the Company’s Adjusted EBITDA. Apollo elected to waive charges of any portion of the annual management fee due in excess of $3 for the years ended December 31, 2014, 2013 and 2012.
During each of the years ended December 31, 2014, 2013 and 2012, the Company recognized expense under the Management Consulting Agreement of $3. This amount is included in “Other operating (income) expense, net” in the Company’s Consolidated Statements of Operations.

Transactions with MPM
Shared Services Agreement
On October 1, 2010, the Company entered into a shared services agreement with MPM (which, from October 1, 2010 through October 24, 2014, was a subsidiary of Hexion Holdings) (the “Shared Services Agreement”). Under this agreement, the Company provides to MPM, and MPM provides to the Company, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, technology development, legal and procurement services. The Shared Services Agreement is subject to termination by either the Company or MPM, without cause, on not less than 30 days’ written notice, and expires in October 2015 (subject to one-year renewals every year thereafter; absent contrary notice from either party). The Shared Services Agreement establishes certain criteria upon which the costs of such services are allocated between the Company and MPM. Pursuant to this agreement, during the years ended December 31, 2014, 2013 and 2012, the Company incurred approximately $131, $121 and $155, respectively, of net costs for shared services and MPM incurred approximately $99, $92 and $148, respectively, of net costs for shared services. Included in the net costs incurred during the years ended December 31, 2014, 2013 and 2012, were net billings from the Company to MPM of $49, $31 and $22, respectively, to bring the percentage of total net incurred costs for shared services under the Shared Services Agreement to the applicable allocation percentage. The allocation percentage for 2014 remained unchanged from 2013, which was 57% for the Company and 43% for MPM. The allocation percentage is reviewed at least annually. The Company had accounts receivable from MPM of $9 and $4 as of December 31, 2014 and December 31, 2013, respectively. During the years ended December 31, 2014, 2013 and 2012, the Company realized approximately $4, $6 and $24, respectively, in cost savings as a result of the Shared Services Agreement.

On April 13, 2014, Momentive Performance Materials Holdings Inc. (MPM’s direct parent company), MPM and certain of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. On October 24, 2014, in conjunction with MPM’s emergence from Chapter 11 bankruptcy and the consummation of MPM’s plan of reorganization, the Shared Services Agreement was amended to, among other things, (i) exclude the services of certain executive officers, (ii) provide for a transition assistance period at the election of the recipient following termination of the Shared Services Agreement of up to 12 months, subject to one successive renewal period of an additional 60 days and (iii) provide for the use of an independent third-party firm to assist the Shared Services Steering Committee with its annual review of billings and allocations. Additionally, upon emergence from Chapter 11 bankruptcy, MPM paid all previously unpaid amounts to the Company related to the Shared Services Agreement.
Sales and Purchases of Products and Services with MPM
The Company also sells products to, and purchase products from, MPM pursuant to a Master Buy/Sell Agreement dated as of September 6, 2012 (the “Master Buy/Sell Agreement”). Prices under the agreement are determined by a formula based upon certain third party sales of the applicable product, or in the event that no qualifying third party sales have taken place, based upon the average contribution margin generated by certain third party sales of products in the same or a similar industry. The standard terms and conditions of the seller in the applicable jurisdiction apply to transactions under the Master Buy/Sell Agreement. A subsidiary of MPM also acts as a non-exclusive distributor in India for certain of the Company’s subsidiaries pursuant to Distribution Agreements dated as of September 6, 2012 (the “Distribution Agreements”). Prices under the Distribution Agreements are determined by a formula based on the weighted average sales price of the applicable product less a margin. The Master Buy/Sell Agreement and Distribution Agreements have initial terms of 3 years and may be terminated for convenience by either party thereunder upon 30 days' prior notice in the case of the Master/Buy Sell Agreement and upon 90 days' prior notice in the case of the Distribution Agreements. Pursuant to these agreements and other purchase orders, during each of the years ended December 31, 2014 and 2013, the Company sold $1 and less than $1 of products to MPM and purchased $8 and $9, respectively. As of December 31, 2014 and 2013, the Company had less than $1 of accounts receivable from MPM and $1 of accounts payable to MPM related to these agreements.

Other Transactions with MPM

In March 2014, the Company entered into a ground lease with a Brazilian subsidiary of MPM to lease a portion of MPM’s manufacturing site in Itatiba, Brazil for purposes of constructing and operating an epoxy production facility. In conjunction with the ground lease, the Company also entered into a site services agreement whereby MPM’s subsidiary provides to the Company various services such as environmental, health and safety, security, maintenance and accounting, amongst others, to support the operation of this new facility. The Company paid less than $1 to MPM under this agreement for the year ended December 31, 2014.

In April 2014, the Company purchased 100% of the interests in MPM’s Canadian subsidiary for a purchase price of approximately $12. As a part of the transaction the Company also entered into a non-exclusive distribution agreement with a subsidiary of MPM, whereby the Company will act as a distributor of certain of MPM’s products in Canada. The agreement has a term of 10 years, and is cancelable by either party with 180 days’ notice. The Company is compensated for acting as distributor at a rate of 2% of the net selling price of the related products sold. Additionally, MPM is providing certain transitional services to the Company subsequent to the transaction date. During the year ended December 31, 2014, the Company purchased approximately $29 of products from MPM under this distribution agreement, and earned $1 from MPM as compensation for acting as distributor of the products. As of December 31, 2014, the Company had $2 of accounts payable to MPM related to the distribution agreement.

As both the Company and MPM shared a common ultimate parent at the time of the transaction, this purchase was accounted for as a transaction under common control as defined in the accounting guidance for business combinations, resulting in the Company recording the net assets of the acquired entity at carrying value. Additionally, the gain on the purchase of $3 was accounted for as a capital contribution, and is reflected as an addition to “Paid-in-Capital” in the Consolidated Balance Sheets. In addition, the Company has recasted its prior period financial statements on a combined basis to reflect the release of the valuation allowance related to the expected realization of deferred tax benefits attributable to MPM’s Canadian subsidiary during the year ended December 31, 2011. This retrospective adjustment to the Company’s Consolidated Financial Statements resulted in a $12 decrease in “Accumulated deficit” as of December 31, 2011.
Apollo Advance
In connection with the terminated Huntsman merger and related litigation settlement agreement and release among the Company, Huntsman and other parties entered into in 2008, the Company paid Huntsman $225. The settlement payment was funded to the Company by an advance from Apollo, while reserving all rights with respect to reallocation of the payments to other affiliates of Apollo. Under the provisions of the settlement agreement and release, the Company was only contractually obligated to reimburse Apollo for any insurance recoveries on the $225 settlement payment, net of expense incurred in obtaining such recoveries. Apollo agreed that the payment of any such insurance recoveries would satisfy the Company’s obligation to repay amounts received under the $225 advance.
In April 2012, the Company agreed to a settlement with its insurers to recover $10 in proceeds associated with the $225 settlement payment made to Huntsman in 2008. During the year ended December 31, 2012, the Company recognized the $10 settlement, which was recorded net of approximately $2 of fees related to the settlement, and is included in “Other operating (income) expense, net” in the Consolidated Statements of Operations. In July 2012, the Company received approximately $1 from its insurers for reimbursement of expenses incurred in obtaining the recoveries, and remitted to Apollo the remaining $7 of the insurance settlement. Following receipt of the settlement payment, Apollo acknowledged the satisfaction of the Company’s obligations to Apollo with respect to the $225 advance, which was previously recorded as a long-term liability. The remaining $218 was reclassified from a long-term liability to equity as a capital contribution from Apollo during the year ended December 31, 2012.
Preferred Equity Commitment and Issuance
In December 2011, in conjunction with the repayment of a term loan of $100 extended to the Company by certain affiliates of Apollo, Hexion Holdings issued 28,795,935 preferred units and 28,785,935 warrants to purchase common units of Hexion Holdings to affiliates of Apollo for a purchase price of $205 (the “Preferred Equity Issuance”), representing the initial $200 face amount, plus amounts earned from the interim liquidity facilities, less related fees and expenses. Hexion Holdings contributed $189 of the proceeds from the Preferred Equity Issuance to Hexion LLC and Hexion LLC contributed the amount to the Company. As of December 31, 2011, the Company had recognized a capital contribution of $204, representing the total proceeds from the Preferred Equity Issuance, less related fees and expenses. The remaining $16 was held in a reserve account at December 31, 2011 by Hexion Holdings to redeem any additional preferred units from Apollo equal to the aggregate number of preferred units and warrants subscribed for by all other members of Hexion Holdings. In January 2012, the remaining $16 of proceeds held in the reserve account were contributed to the Company.
Purchase of Hexion LLC Debt
In 2009, the Company purchased $180 in face value of the outstanding Hexion LLC PIK Debt Facility for $24, including accrued interest. The loan receivable from Hexion LLC was recorded at its acquisition value of $24 as a reduction of equity in the Consolidated Balance Sheets as Hexion LLC is the Company’s parent. In addition, the Company had not recorded accretion of the purchase discount or interest income as ultimate receipt of these cash flows was under the control of Hexion LLC.
During the year ended December 31, 2013, in conjunction with the refinancing transactions in early 2013 (see Note 7), the loan receivable from Hexion LLC was settled for no consideration at the direction of Hexion LLC. As a result, the Company accounted for the settlement of the loan as a distribution to Hexion LLC of $24, which was recognized in “Paid-in Capital” in the Consolidated Balance Sheets. Additionally, during the year ended December 31, 2013, the Company declared a distribution to Hexion LLC of $208 in connection with the retirement of the outstanding $247 aggregate principal amount of the Hexion LLC’ PIK Facility held by an unaffiliated third party, in conjunction with the refinancing transactions in early 2013.
Purchases and Sales of Products and Services with Affiliates Other than MPM
The Company sells products to various Apollo affiliates other than MPM. These sales were $141, $126 and $36 for the years ended December 31, 2014, 2013 and 2012, respectively. Accounts receivable from these affiliates were $26 and $17 at December 31, 2014 and 2013, respectively. The Company also purchases raw materials and services from various Apollo affiliates other than MPM. These purchases were $31, $31 and $34 for the years ended December 31, 2014, 2013 and 2012, respectively. The Company had accounts payable to these affiliates of $26 and less than $1 at December 31, 2014 and 2013, respectively.

Participation of Apollo Global Securities in Refinancing Transactions
In January 2013, Apollo Global Securities, LLC (“AGS”), an affiliate of Apollo, acted as one of the initial purchasers and received approximately $1 in connection with the sale of an additional $1,100 aggregate principal amount of the Company’s 6.625% First-Priority Senior Secured Notes due 2020. AGS also received $1 in structuring fees in connection with the refinancing transactions in early 2013 (See Note 7).

In March 2012, AGS acted as one of the initial purchasers and received approximately $1 in connection with the sale of $450 aggregate principal amount of the Company’s 6.625% First-Priority Senior Secured Notes due 2020.
Other Transactions and Arrangements
Hexion Holdings purchased insurance policies which cover the Company. Amounts are billed to the Company annually based on the Company’s relative share of the insurance premiums and amortized over the term of the policy. Hexion Holdings billed the Company $13 for the year ended December 31, 2013. The Company had no accounts payable to Hexion Holdings under these arrangements at December 31, 2014 and $4 of accounts payable at December 31, 2013.
The Company sells finished goods to, and purchases raw materials from, its foundry joint venture between the Company and HA-USA Inc. (“HAI”). The Company also provides toll-manufacturing and other services to HAI. The Company’s investment in HAI is recorded under the equity method of accounting, and the related sales and purchases are not eliminated from the Company’s Consolidated Financial Statements. However, any profit on these transactions is eliminated in the Company’s Consolidated Financial Statements to the extent of the Company’s 50% interest in HAI. Sales and services provided to HAI were $107, $104 and $108 for the years ended December 31, 2014, 2013 and 2012, respectively. Accounts receivable from HAI were $8 and $16 at December 31, 2014 and 2013, respectively. Purchases from HAI were $36, $31 and $31 for the years ended December 31, 2014, 2013 and 2012, respectively. The Company had accounts payable to HAI of $2 and $6 at December 31, 2014 and 2013, respectively. Additionally, HAI declared dividends to the Company of $14 and $21 during the years ended December 31, 2014 and 2013, respectively. No amounts remain outstanding related to these previously declared dividends as of December 31, 2014.
The Company’s purchase contracts with HAI represent a significant portion of HAI’s total revenue, and this factor results in the Company absorbing the majority of the risk from potential losses or the majority of the gains from potential returns. However, the Company does not have the power to direct the activities that most significantly impact HAI, and therefore, does not consolidate HAI. The carrying value of HAI’s assets were $53 and $50 at December 31, 2014 and 2013, respectively. The carrying value of HAI’s liabilities were $16 and $15 at December 31, 2014 and 2013, respectively.
In February 2013, the Company and HAI resolved a dispute regarding raw material pricing. As part of the resolution, the Company will provide discounts to HAI on future purchases of dry and liquid resins totaling $16 over a period of three years. The $16 was recorded net of $8 of income during the year ended December 31, 2012, which represented the Company's benefit from the discounts due to its 50% ownership interest in HAI. During the year ended December 31, 2014, the Company issued $5 of discounts to HAI under this agreement. As of December 31, 2014, $7 remained outstanding under this agreement, $5 of which is classified in “Other current liabilities” in the Consolidated Balance Sheets, with the remaining $2 included in “Other long-term liabilities.”
The Company had a loan receivable of $6 from its unconsolidated forest products joint venture in Russia as of December 31, 2014, and royalties receivable of $6 as of December 31, 2013.
As of December 31, 2014, the Company had approximately $11 of cash on deposit as collateral for a loan that was extended by a third party to one of the Company’s unconsolidated joint ventures, which is classified as restricted cash.

In February 2014, the Company made a restricted purpose loan of $50 to Superholdco Finance Corp (“Finco”), a newly formed subsidiary of Hexion Holdings, which was repaid in full during the year ended December 31, 2014. The loan had a maturity date in February 2015, and bore interest at LIBOR plus 3.75% per annum. The loan was fully collateralized by the assets of Finco. On April 7, 2014, Finco entered into an agreement with MPM under which it purchased approximately $51 of accounts receivable from MPM, paying 95% of the proceeds in cash, with the remaining 5% to be paid in cash when the sold receivables were fully collected. The agreement also appointed MPM to act as the servicer of the receivables on behalf of Finco. Interest incurred under the loan agreement was less than $1 for the year ended December 31, 2014.
Finco is deemed to be a VIE, and the Company’s loan to Finco represented a variable interest in Finco. The power to direct the activities that most significantly impact the VIE is shared between the Company and the other related party variable interest entity holder. However, as of December 31, 2014, the Company does not absorb the majority of the risk from potential losses or the majority of the gains from potential returns of the VIE, and therefore, the Company does not consolidate Finco. As of December 31, 2014, the carrying value of both Finco’s assets and liabilities was $0.

5. Goodwill and Intangible Assets
The Company’s gross carrying amount and accumulated impairments of goodwill consist of the following as of December 31, 2014 and 2013:

	2014				2013
	Gross Carrying Amount	Accumulated Impairments	Accumulated Foreign Currency Translation	Net Book Value	Gross Carrying Amount	Accumulated Impairments	Accumulated Foreign Currency Translation	Net Book Value
Epoxy, Phenolic and Coating Resins	$101	$(57)	$2	$46	$88	$(57)	$3	$34
Forest Products Resins	81	—	(8)	73	81	—	(3)	78
Total	$182	$(57)	$(6)	$119	$169	$(57)	$—	$112
The changes in the net carrying amount of goodwill by segment for the years ended December 31, 2014 and 2013 are as follows:

	Epoxy, Phenolic and Coating Resins	Forest Products Resins	Total
Goodwill balance at December 31, 2012	$90	$79	$169
Foreign currency translation	1	(1)	—
Impairments	(57)	—	(57)
Goodwill balance at December 31, 2013	34	78	112
Acquisitions	13	—	13
Foreign currency translation	(1)	(5)	(6)
Goodwill balance at December 31, 2014	$46	$73	$119
In 2014, the Company acquired a manufacturing facility in Shreveport, Louisiana, and the allocation of fair value to the assets acquired and liabilities assumed at the date of acquisition resulted in $13 being allocated to goodwill (see Note 13).

In 2013, as a result of the estimated fair value of the Company’s epoxy reporting unit being significantly less than the carrying value of its net assets, the Company recognized a goodwill impairment charge of $57 in its Epoxy, Phenolic and Coating Resins segment, which has been included in “Asset impairments” in the Consolidated Statements of Operations (see Note 6).
The Company’s intangible assets with identifiable useful lives consist of the following as of December 31, 2014 and 2013:

	2014				2013
	Gross Carrying Amount	Accumulated Impairments	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Impairments	Accumulated Amortization	Net Book Value
Patents and technology	$112	$—	$(78)	$34	$112	$—	$(70)	$42
Customer lists and contracts	109	(17)	(62)	30	93	(17)	(54)	22
Other	25	—	(8)	17	25	—	(7)	18
Total	$246	$(17)	$(148)	$81	$230	$(17)	$(131)	$82
The impact of foreign currency translation on intangible assets is included in accumulated amortization.
In 2014, in conjunction with the acquisition of the manufacturing facility in Shreveport, Louisiana discussed above, the Company recorded other amortizable intangible assets of $16, which primarily consisted of customer lists and contracts (see Note 13).
Total intangible amortization expense for the years ended December 31, 2014, 2013 and 2012 was $14, $13 and $13, respectively.
Estimated annual intangible amortization expense for 2015 through 2019 is as follows:

2015	$14
2016	13
2017	10
2018	9
2019	9

6. Fair Value
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value measurement provisions establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. This guidance describes three levels of inputs that may be used to measure fair value:

•	Level 1: Inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2: Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date.

•
Level 3: Unobservable inputs that are supported by little or no market activity and are developed based on the best information available in the circumstances. For example, inputs derived through extrapolation or interpolation that cannot be corroborated by observable market data.

Recurring Fair Value Measurements
As of December 31, 2014, the Company had derivative liabilities of $2, which were measured using Level 2 inputs, and consist of derivative instruments transacted primarily in over-the-counter markets. There were no transfers between Level 1, Level 2 or Level 3 measurements during the years ended December 31, 2014 and 2013
The Company calculates the fair value of its Level 2 derivative liabilities using standard pricing models with market-based inputs, adjusted for nonperformance risk. When its financial instruments are in a liability position, the Company evaluates its credit risk as a component of fair value. At December 31, 2014 and 2013, no adjustment was made by the Company to reduce its derivative liabilities for nonperformance risk.
When its financial instruments are in an asset position, the Company is exposed to credit loss in the event of nonperformance by other parties to these contracts and evaluates their credit risk as a component of fair value.

Non-recurring Fair Value Measurements
Long-Lived and Amortizable Intangible Assets
Following is a summary of losses as a result of the Company measuring long-lived assets at fair value on a non-recurring basis during the years ended December 31, 2014, 2013 and 2012, all of which were valued using Level 3 inputs.

	Year Ended December 31,
	2014	2013	2012
Long-lived assets held and used	$5	$111	$23
Long-lived assets held for disposal/abandonment	—	13	—
Total	$5	$124	$23
In 2014, as a result of the likelihood that certain long-lived assets would be disposed of before the end of their estimated useful lives resulting in lower future cash flows associated with these assets, the Company wrote down long-lived assets with a carrying value of $5 to fair value of $0, resulting in an impairment charge of $5 within its Epoxy, Phenolic and Coating Resins segment.
In 2013, the Company significantly lowered its forecast of estimated earnings and cash flows for its epoxy business from those previously projected. This was due to sustained overcapacity in the epoxy resins market throughout 2013 and increased competition from Asian imports, which resulted in a significant decrease in earnings and cash flows in the epoxy business in the fourth quarter of 2013. Additionally, the Company expected continued overcapacity in the epoxy resins market. As a result, the Company wrote down long-lived assets with a carrying value of $207 to fair value of $103, resulting in an impairment charge of $104 within its Epoxy, Phenolic and Coating Resins segment. These assets were valued by using a discounted cash flow analysis based on assumptions that market participants would use. Significant unobservable inputs in the discounted cash flow analysis included projected long-term future cash flows, projected growth rates and discount rates associated with these long-lived assets. Future projected long-term cash flows and growth rates were derived from models based upon forecasts prepared by the Company’s management. These projected cash flows were discounted using a rate of 14%.
In 2013, as a result of the likelihood that certain long-lived assets would be disposed of before the end of their estimated useful lives resulting in lower future cash flows associated with these assets, the Company wrote down long-lived assets with a carrying value of $8 to fair value of $1, resulting in an impairment charge of $7 within its Epoxy, Phenolic and Coating Resins segment. These assets were valued by using a discounted cash flow analysis based on assumptions that market participants would use. Significant unobservable inputs in the model included projected short-term future cash flows associated with these long-lived assets through the projected disposal date. Future projected short-term cash flows were derived from forecast models based upon budgets prepared by the Company’s management.
In 2013, as a result of the Company’s decision to dispose of certain long-lived assets before the end of their estimated useful lives, the Company wrote down long-lived assets with a carrying value of $13 to fair value of $0, resulting in an impairment charge of $13 within its Epoxy, Phenolic and Coating Resins segment.

In 2012, as a result of the likelihood that certain long-lived assets would be disposed of before the end of their estimated useful lives, resulting in lower future cash flows associated with these assets, the Company wrote down long-lived assets with a carrying value of $26 to fair value of $5, resulting in impairment charges of $15 and $6 within its Epoxy, Phenolic and Coating Resins and Forest Products Resins segments, respectively. These assets were valued by using a discounted cash flow analysis based on assumptions that market participants would use. Significant unobservable inputs in the model included projected short-term future cash flows, projected growth rates and discount rates associated with these long-lived assets. Future projected short-term cash flows and growth rates were derived from probability-weighted forecast models based upon budgets prepared by the Company’s management. These projected future cash flows were discounted using rates ranging from 2% to 3%.
In 2012, as a result of market weakness and the loss of a customer, resulting in lower future cash flows associated with certain long-lived assets, the Company wrote-down long-lived assets with a carrying value of $22 to a fair value of $20, resulting in an impairment charge of $2 within its Forest Products Resins segment. These assets were valued using a discounted cash flow analysis based on assumptions that market participants would use and incorporated probability-weighted cash flows based on the likelihood of various possible scenarios. Significant unobservable inputs in the model included projected future cash flows, projected growth rates and discount rates associated with these long-lived assets. Future projected cash flows and growth rates were derived from probability-weighted forecast models based upon budgets prepared by the Company’s management. These projected future cash flows were discounted using rates ranging from 2% to 10%.
Goodwill
As of October 1, 2013, the estimated fair value of the Company’s epoxy reporting unit was significantly less than the carrying value of the net assets of the reporting unit. In estimating the fair value of the epoxy reporting unit, the Company relied solely on a discounted cash flow model income approach. This was due to the Company’s belief that the reporting unit’s EBITDA, a key input under the market approach, was not representative and consistent with the reporting unit’s historical performance and long-term outlook and, therefore, was not consistent with assumptions that a market participant would use in determining the fair value of the reporting unit. To measure the amount of the goodwill impairment, the Company allocated the estimated fair value of the reporting unit to the reporting unit’s assets and liabilities. As a result of this allocation, the Company estimated that the implied fair value of the epoxy reporting unit’s goodwill was $0. As such, the entire epoxy reporting unit’s goodwill balance of $57 was impaired during the fourth quarter of 2013. Key assumptions used in the determination of the fair value of the epoxy reporting unit’s assets included estimated replacement costs for similar long-lived assets and projections of future revenues over a multi-year period, both of which would be deemed unobservable inputs (Level 3).
Non-derivative Financial Instruments
The following table summarizes the carrying amount and fair value of the Company’s non-derivative financial instruments:

	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total
December 31, 2014
Debt	$3,834	$—	$3,386	$9	$3,395
December 31, 2013
Debt	$3,774	$—	$3,820	$10	$3,830

Fair values of debt classified as Level 2 are determined based on other similar financial instruments, or based upon interest rates that are currently available to the Company for the issuance of debt with similar terms and maturities. Level 3 amounts represent capital leases whose fair value is determined through the use of present value and specific contract terms. The carrying amounts of cash and cash equivalents, short term investments, accounts receivable, accounts payable and other accrued liabilities are considered reasonable estimates of their fair values due to the short-term maturity of these financial instruments.

7. Debt and Lease Obligations
Debt outstanding at December 31, 2014 and 2013 is as follows:

	2014		2013
	Long-Term	Due Within One Year	Long-Term	Due Within One Year
ABL Facility	$60	$—	$—	$—
Senior Secured Notes:
6.625% First-Priority Senior Notes due 2020 (includes $6 and $7 of unamortized debt premium at December 31, 2014 and 2013, respectively)	1,556	—	1,557	—
8.875% Senior Secured Notes due 2018 (includes $3 and $4 of unamortized discount at December 31, 2014 and 2013, respectively)	1,197	—	1,196	—
9.00% Second-Priority Senior Secured Notes due 2020	574	—	574	—
Debentures:
9.2% debentures due 2021	74	—	74	—
7.875% debentures due 2023	189	—	189	—
8.375% sinking fund debentures due 2016	20	20	40	20
Other Borrowings:
Australia Facility due 2017 at 5.1% and 4.8% at December 31, 2014 and 2013, respectively	36	4	—	35
Brazilian bank loans at 7.5% at December 31, 2014 and 2013	9	47	13	45
Capital Leases	8	1	9	1
Other at 4.0% and 4.8% at December 31, 2014 and 2013, respectively	12	27	13	8
Total	$3,735	$99	$3,665	$109
ABL Facility
In March 2013, the Company entered into a $400 asset-based revolving loan facility, subject to a borrowing base (the “ABL Facility”). The ABL Facility replaced the Company's senior secured credit facilities described below, which included a $171 revolving credit facility and the $47 synthetic letter of credit facility at the time of the termination of facilities upon the Company's entry into the ABL Facility.
The ABL Facility has a five-year term unless, on the date that is 91 days prior to the scheduled maturity of the 8.875% Senior Secured Notes due 2018, more than $50 aggregate principal amount of 8.875% Senior Secured Notes due 2018 is outstanding, in which case the ABL Facility will mature on such earlier date. Availability under the ABL Facility is $400, subject to a borrowing base based on a specified percentage of eligible accounts receivable and inventory. The borrowers under the ABL Facility include the Company and Hexion Canada Inc., Hexion B.V., Hexion UK Limited and Borden Chemical UK Limited, each a wholly owned subsidiary of the Company. The ABL Facility bears interest at a floating rate based on, at the Company's option, an adjusted LIBOR rate plus an initial applicable margin of 2.25% or an alternate base rate plus an initial applicable margin of 1.25%. From and after the date of delivery of the Company's financial statements for the first fiscal quarter ended after the effective date of the ABL Facility, the applicable margin for such borrowings will be adjusted depending on the availability under the ABL Facility. As of December 31, 2014, the applicable margin for LIBOR rate loans was 2.00% and for alternate base rate loans was 1.00%. In addition to paying interest on outstanding principal under the ABL Facility, the Company is required to pay a commitment fee to the lenders in respect of the unutilized commitments at an initial rate equal to 0.50% per annum, subject to adjustment depending on the usage. The ABL Facility does not have any financial maintenance covenants, other than a fixed charge coverage ratio of 1.0 to 1.0 that only applies if availability under the ABL Facility is less than the greater of (a) $40 and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The fixed charge coverage ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on a last twelve months, or LTM, basis. The ABL Facility is secured by, among other things, first-priority liens on most of the inventory and accounts receivable and related assets of the Company, its domestic subsidiaries and certain of its foreign subsidiaries (the “ABL Priority Collateral”), and by second-priority liens on certain collateral that generally includes most of the Company’s, its domestic subsidiaries’ and certain of its foreign subsidiaries’ assets other than the ABL Priority Collateral, in each case subject to certain exceptions and permitted liens. Available borrowings under the ABL Facility were $266 as of December 31, 2014, and there were $60 of outstanding borrowings and $37 of outstanding letters of credit under the ABL Facility as of December 31, 2014.

Senior Secured Notes
First-Priority Senior Secured Notes
In January 2013, the Company issued $1,100 aggregate principal amount of 6.625% First-Priority Senior Secured Notes due 2020 at an issue price of 100.75% (the “New First-Priority Senior Secured Notes”). The Company used the net proceeds of $1,108 ($1,100 plus a premium of $8) to (i) repay approximately $910 of term loans under the Company’s senior secured credit facilities, (ii) purchase $89 aggregate principal amount of the Company’s Floating Rate Second-Priority Senior Secured Notes due 2014 (the “Floating Rate Notes”) in a tender offer, (iii) satisfy and discharge the remaining $31 aggregate principal amount of the Floating Rate Notes, which were redeemed on March 2, 2013 at a redemption price equal to 100% plus accrued and unpaid interest to the redemption date, (iv) pay related transaction costs and expenses and (v) provide incremental liquidity of $54.
In March 2012, the Company issued $450 aggregate principal amount of 6.625% First-Priority Senior Secured Notes due 2020 at an issue price of 100%. The Company used the net proceeds, together with cash on hand to repay approximately $454 aggregate principal amount of existing term loans maturing May 5, 2013 under the Company’s senior secured credit facilities, effectively extending these maturities by an additional seven years. Collectively, these transactions are referred to as the “March 2012 Refinancing Transactions.”
The First-Priority Senior Secured Notes are secured by first-priority liens on collateral that generally includes most of the Company's and its domestic subsidiaries' assets other than inventory and accounts receivable and related assets (the “Notes Priority Collateral”), and by second-priority liens on the domestic portion of the collateral for the ABL Facility (the “ABL Priority Collateral”), which generally includes most of the inventory and accounts receivable and related assets of the Company, its domestic subsidiaries and certain of its foreign subsidiaries, in each case subject to certain exceptions and permitted liens.
The Company incurred approximately $14 in fees associated with the March 2012 Refinancing Transactions, which have been deferred and are recorded in “Other long-term assets” in the Consolidated Balance Sheets. The deferred fees are being amortized over the contractual life of the respective debt obligations on an effective interest basis. Additionally, $1 of unamortized deferred financing fees were written-off related to the $454 of term loans under the Company’s senior secured credit facility that were repaid and extinguished. These fees are included in “Other non-operating expense (income), net” in the Consolidated Statements of Operations.
8.875% Senior Secured Notes
In January 2013 the Company also issued $200 aggregate principal amount of 8.875% Senior Secured Notes due 2018 at an issue price of 100% (the “New Senior Secured Notes”). The New Senior Secured Notes were issued to lenders in exchange for loans of Hexion LLC, which were retired in full.
In January 2010, through the Company’s wholly owned finance subsidiaries, Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC, the Company issued $1,000 aggregate principal amount of 8.875% Senior Secured Notes due 2018.
The priority of the collateral liens securing the 8.875% Senior Secured Notes is senior to the collateral liens securing the existing Second-Priority Senior Secured Notes, and is junior to the collateral liens securing the Company’s First-Priority Senior Secured Notes.
Second-Priority Senior Secured Notes
In November 2010, through the Company’s wholly owned finance subsidiaries, Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC, the Company refinanced its existing 9.75% Second-Priority Senior Secured Notes due 2014 (the “Old Notes”) through the issuance of $574 aggregate principal amount of 9.00% Second-Priority Senior Secured Notes due 2020, which mature on November 15, 2020 (the “New Notes”). $440 aggregate principal amount was offered through a private placement with unaffiliated investors (the “Offering”). The remaining $134 aggregate principal amount of the Notes was issued in exchange for $127 aggregate principal amount of the Old Notes that were held by an affiliate of Apollo Global Management, LLC at the time of the Offering (the “Apollo Exchange”). The exchange ratio was determined based on the consideration offered to holders of the Old Notes to redeem the Old Notes, which was intended to give Apollo an aggregate value equivalent to that which it would have received if it had received the total consideration upon the Company’s redemption of the Old Notes and used the proceeds received to invest in the New Notes. The new debt issued to Apollo has the same terms as the notes issued by the Company in the Offering.
Debentures

	Origination Date	Interest Payable	Early Redemption
9.2% debentures due 2021	March 1991	March 15 September 15	None
7.875% debentures due 2023	May 1993	February 15 August 15	None
8.375% sinking fund debentures due 2016	April 1986	April 15 October 15	April 2006
The 8.375% debentures have a sinking fund requirement of $20 per year from 2007 to 2015.

Other Borrowings
The Company’s Australian Term Loan Facility has a variable interest rate equal to the 90 day Australian or New Zealand Bank Bill Rates plus an applicable margin. The agreement also provides access to a $10 revolving credit facility. There were no outstanding borrowings under the revolving credit facility at December 31, 2014 or 2013.
The Brazilian bank loans represent various bank loans, primarily for working capital purposes and to finance the construction of a manufacturing facility in 2010.
The Company’s capital leases are classified as debt on the Consolidated Balance Sheets and range from one to fifteen year terms for equipment, pipeline, land and buildings. The Company’s operating leases consist primarily of vehicles, equipment, tank cars, land and buildings.
General
The Company and certain of its domestic subsidiaries have pledged, to the applicable collateral agents, 100% of non-voting and 65% of voting equity interests in the Company’s and such domestic subsidiaries’ first-tier foreign subsidiaries, in each case to secure the obligations of the Company and the other domestic obligors under the ABL Facility, the 6.625% First-Priority Senior Secured Notes, 8.875% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes.
As of December 31, 2014, the Company was in compliance with all covenants included in the agreements governing its outstanding indebtedness, including the ABL Facility.
As of December 31, 2014, the Company did not satisfy the Adjusted EBITDA to fixed charges incurrence test contained within the indentures that govern our 6.625% First-Priority Senior Secured Notes, 8.875% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes. As a result, the Company is subject to restrictions on its ability to incur additional indebtedness or to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under the ABL Facility (available borrowings of which were $266 at December 31, 2014).
Scheduled Maturities
Aggregate maturities of debt, minimum payments under capital leases and minimum rentals under operating leases at December 31, 2014 for the Company are as follows:

Year	Debt	Minimum Rentals Under Operating Leases	Minimum Payments Under Capital Leases
2015	$98	$35	$2
2016	34	30	2
2017	42	22	2
2018	1,261	16	2
2019	—	8	2
2020 and thereafter	2,387	17	5
Total minimum payments	$3,822	$128	15
Less: Amount representing interest			(6)
Present value of minimum payments			$9
The Company’s operating leases consist primarily of vehicles, equipment, land and buildings. Rental expense under operating leases amounted to $36 for each of the years ended December 31, 2014, 2013 and 2012.
8. Guarantees, Indemnifications and Warranties
Standard Guarantees / Indemnifications
In the ordinary course of business, the Company enters into a number of agreements that contain standard guarantees and indemnities where the Company may indemnify another party for, among other things, breaches of representations and warranties. These guarantees or indemnifications are granted under various agreements, including those governing (i) purchases and sales of assets or businesses, (ii) leases of real property, (iii) licenses of intellectual property, (iv) long-term supply agreements, (v) employee benefits services agreements and (vi) agreements with public authorities on subsidies for designated research and development projects. These guarantees or indemnifications are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords or lessors in lease contracts, (iii) licensors or licensees in license agreements, (iv) vendors or customers in long-term supply agreements, (v) service providers in employee benefits services agreements and (vi) governments or agencies subsidizing research or development. In addition, the Company guarantees some of the payables of its subsidiaries to purchase raw materials in the ordinary course of business.
These parties may also be indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Additionally, in connection with the sale of assets and the divestiture of businesses, the Company may agree to indemnify the buyer for liabilities related to the pre-closing operations of the assets or businesses sold. Indemnities for pre-closing operations generally include tax liabilities, environmental liabilities and employee benefit liabilities that are not assumed by the buyer in the transaction.

Indemnities related to the pre-closing operations of sold assets normally do not represent additional liabilities to the Company, but simply serve to protect the buyer from potential liability associated with the Company’s existing obligations at the time of sale. As with any liability, the Company has accrued for those pre-closing obligations that it considers to be probable and reasonably estimable. The amounts recorded at December 31, 2014 and 2013 are not significant.
While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless they are subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under its guarantees, nor is the Company able to estimate the maximum potential amount of future payments to be made under these guarantees because the triggering events are not predictable.
Our corporate charter also requires us to indemnify, to the extent allowed by New Jersey state corporate law, our directors and officers as well as directors and officers of our subsidiaries and other agents against certain liabilities and expenses incurred by them in carrying out their obligations.
Warranties
The Company does not make express warranties on its products, other than that they comply with the Company’s specifications; therefore, the Company does not record a warranty liability. Adjustments for product quality claims are not material and are charged against net sales.
9. Commitments and Contingencies
Environmental Matters
The Company’s operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials. The Company is subject to extensive environmental regulation at the federal, state and local levels as well as foreign laws and regulations, and is therefore exposed to the risk of claims for environmental remediation or restoration. In addition, violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.
Environmental Institution of Paraná IAP—On August 10, 2005, the Environmental Institute of Paraná (IAP), an environmental agency in the State of Paraná, provided Hexion Quimica Industria, the Company’s Brazilian subsidiary, with notice of an environmental assessment in the amount of 12 Brazilian reais. The assessment related to alleged environmental damages to the Paranagua Bay caused in November 2004 from an explosion on a shipping vessel carrying methanol purchased by the Company. The investigations performed by the public authorities have not identified any actions of the Company that contributed to or caused the accident. The Company responded to the assessment by filing a request to have it cancelled and by obtaining an injunction precluding execution of the assessment pending adjudication of the issue. In November 2010, the Court denied the Company’s request to cancel the assessment and lifted the injunction that had been issued. The Company responded to the ruling by filing an appeal in the State of Paraná Court of Appeals. In March 2012, the Company was informed that the Court of Appeals had denied the Company’s appeal, and on June 4, 2012 the Company filed appeals to the Superior Court of Justice and the Supreme Court of Brazil. The Company continues to believe it has strong defenses against the validity of the assessment, and does not believe that a loss is probable. At December 31, 2014, the amount of the assessment, including tax, penalties, monetary correction and interest, is 37 Brazilian reais, or approximately $14.
Hillsborough County—The Company is named in a lawsuit filed on July 12, 2004 in Hillsborough County, Florida Circuit Court, for an animal feed supplement processing site formerly operated by the Company and sold in 1980. The lawsuit is filed on behalf of multiple residents of Hillsborough County living near the site and it alleges various injuries from exposure to toxic chemicals. The Company does not have adequate information from which to estimate a potential range of liability, if any. The court dismissed a similar lawsuit brought on behalf of a class of plaintiffs in November 2005.
The following table summarizes all probable environmental remediation, indemnification and restoration liabilities, including related legal expenses, at December 31, 2014 and 2013:

	Number of Sites		Liability		2014 Range of Reasonably Possible Costs
Site Description	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013	Low	High
Geismar, LA	1	1	$15	$16	$9	$22
Superfund and offsite landfills – allocated share:
Less than 1%	17	16	—	1	—	1
Equal to or greater than 1%	11	12	7	8	5	13
Currently-owned	13	12	9	8	7	19
Formerly-owned:
Remediation	12	11	30	8	28	40
Monitoring only	4	4	1	1	—	1
Total	58	56	$62	$42	$49	$96

These amounts include estimates for unasserted claims that the Company believes are probable of loss and reasonably estimable. The estimate of the range of reasonably possible costs is less certain than the estimates upon which the liabilities are based. To establish the upper end of a range, assumptions less favorable to the Company among the range of reasonably possible outcomes were used. As with any estimate, if facts or circumstances change, the final outcome could differ materially from these estimates. At December 31, 2014 and 2013, $12 and $14, respectively, have been included in “Other current liabilities” in the Consolidated Balance Sheets with the remaining amount included in “Other long-term liabilities.”
Following is a discussion of the Company’s environmental liabilities and the related assumptions at December 31, 2014:
Geismar, LA Site—The Company formerly owned a basic chemicals and polyvinyl chloride business that was taken public as Borden Chemicals and Plastics Operating Limited Partnership (“BCPOLP”) in 1987. The Company retained a 1% interest, the general partner interest and the liability for certain environmental matters after BCPOLP’s formation. Under a Settlement Agreement approved by the United States Bankruptcy Court for the District of Delaware among the Company, BCPOLP, the United States Environmental Protection Agency and the Louisiana Department of Environmental Quality, the Company agreed to perform certain of BCPOLP’s obligations for soil and groundwater contamination at BCPOLP’s Geismar, Louisiana site. The Company bears the sole responsibility for these obligations because there are no other potentially responsible parties (“PRP”) or third parties from whom the Company could seek reimbursement.
A groundwater pump and treat system to remove contaminants is operational, and natural attenuation studies are proceeding. If closure procedures and remediation systems prove to be inadequate, or if additional contamination is discovered, costs that would approach the higher end of the range of possible outcomes could result.
Due to the long-term nature of the project, the reliability of timing and the ability to estimate remediation payments, a portion of this liability was recorded at its net present value, assuming a 3% discount rate and a time period of 23 years. The range of possible outcomes is discounted in a similar manner. The undiscounted liability, which is expected to be paid over the next 23 years, is approximately $18. Over the next five years, the Company expects to make ratable payments totaling $6.
 Superfund Sites and Offsite Landfills—The Company is currently involved in environmental remediation activities at a number of sites for which it has been notified that it is, or may be, a PRP under the United States Comprehensive Environmental Response, Compensation and Liability Act or similar state “superfund” laws. The Company anticipates approximately 50% of the estimated liability for these sites will be paid within the next five years, with the remainder over the next twenty-five years. The Company generally does not bear a significant level of responsibility for these sites, and as a result, has little control over the costs and timing of cash flows.
The Company’s ultimate liability will depend on many factors including its share of waste volume, the financial viability of other PRPs, the remediation methods and technology used, the amount of time necessary to accomplish remediation and the availability of insurance coverage. The range of possible outcomes takes into account the maturity of each project, resulting in a more narrow range as the project progresses. To estimate both its current reserves for environmental remediation at these sites and the possible range of additional costs, the Company has not assumed that it will bear the entire cost of remediation of every site to the exclusion of other known PRPs who may be jointly and severally liable. The Company has limited information to assess the viability of other PRPs and their probable contribution on a per site basis. The Company’s insurance provides very limited, if any, coverage for these environmental matters.
Sites Under Current Ownership—The Company is conducting environmental remediation at a number of locations that it currently owns, of which ten sites are no longer in operation. As the Company is performing a portion of the remediation on a voluntary basis, it has some control over the costs to be incurred and the timing of cash flows. The Company expects to pay approximately $5 of these liabilities within the next five years, with the remainder over the next ten years. The factors influencing the ultimate outcome include the methods of remediation elected, the conclusions and assessment of site studies remaining to be completed, and the time period required to complete the work. No other parties are responsible for remediation at these sites.
Formerly-Owned Sites—The Company is conducting, or has been identified as a PRP in connection with, environmental remediation at a number of locations that it formerly owned and/or operated. Remediation costs at these former sites, such as those associated with our former phosphate mining and processing operations, could be material. The Company has accrued those costs for formerly-owned sites which are currently probable and reasonably estimable. One such site is the Coronet Industries, Inc. Superfund Alternative Site in Plant City, Florida. The current owner of the site has alleged that it has incurred environmental costs at the site for which it believes it has a contribution claim against the Company, and that additional future costs are likely to be incurred. In July 2014, the Company reached a non-binding agreement with the current owner of the site, subject to negotiation of an acceptable settlement agreement and required approvals. Pursuant to the agreement, the Company would pay $10 in fulfillment of the contribution claim against the Company for past remediation costs. Additionally, the Company would accept a 40% allocable share of specified future remediation costs at this site. The Company estimates its allocable share of future remediation costs to be approximately $11. The final costs to the Company will depend on the method of remediation chosen, the amount of time necessary to accomplish remediation and the ongoing financial viability of the other PRPs. Currently, the Company has insufficient information to estimate the range of reasonably possible costs related to this site.
Monitoring Only Sites—The Company is responsible for a number of sites that require monitoring where no additional remediation is expected. The Company has established reserves for costs related to these sites. Payment of these liabilities is anticipated to occur over the next ten or more years. The ultimate cost to the Company will be influenced by fluctuations in projected monitoring periods or by findings that are different than anticipated.

Indemnifications—In connection with the acquisition of certain of the Company’s operating businesses, the Company has been indemnified by the sellers against certain liabilities of the acquired businesses, including liabilities relating to both known and unknown environmental contamination arising prior to the date of the purchase. The indemnifications may be subject to certain exceptions and limitations, deductibles and indemnity caps. While it is reasonably possible that some costs could be incurred, except for those sites identified above, the Company has inadequate information to allow it to estimate a potential range of liability, if any.
Non-Environmental Legal Matters
The Company is involved in various legal proceedings in the ordinary course of business and had reserves of $12 and $16 at December 31, 2014 and 2013, respectively, for all non-environmental legal defense costs incurred and settlement costs that it believes are probable and estimable. At December 31, 2014 and 2013, $9 and $7, respectively, has been included in “Other current liabilities” in the Consolidated Balance Sheets with the remaining amount included in “Other long-term liabilities.”
Following is a discussion of significant non-environmental legal proceedings:
Brazil Tax Claim— On October 15, 2012, the Appellate Court for the State of Sao Paulo rendered a unanimous decision in favor of the Company on this claim, which has been pending since 1992. In 1992, the State of Sao Paulo Administrative Tax Bureau issued an assessment against the Company’s Brazilian subsidiary claiming that excise taxes were owed on certain intercompany loans made for centralized cash management purposes. These loans and other internal flows of funds were characterized by the Tax Bureau as intercompany sales. Since that time, management and the Tax Bureau have held discussions and the Company filed an administrative appeal seeking cancellation of the assessment. The Administrative Court upheld the assessment in December 2001. In 2002, the Company filed a second appeal with the highest-level Administrative Court, again seeking cancellation of the assessment. In February 2007, the highest-level Administrative Court upheld the assessment. The Company requested a review of this decision. On April 23, 2008, the Brazilian Administrative Tax Tribunal issued its final decision upholding the assessment against the Company. The Company filed an Annulment action in the Brazilian Judicial Courts in May 2008 along with a request for an injunction to suspend the tax collection. The injunction was granted upon the Company pledging certain properties and assets in Brazil during the pendency of the Annulment action in lieu of depositing an amount equivalent to the assessment with the Court. In September 2010, in the Company’s favor, the Court adopted its appointed expert’s report finding that the transactions in question were intercompany loans and other legal transactions. The State Tax Bureau appealed this decision in December 2010, and the Appellate Court ruled in the Company’s favor on October 15, 2012, as described above. On January 7, 2013, the State Tax Bureau appealed the decision to the Superior Court of Justice. The Company has replied to the appeal, and on August 6, 2014, the Superior Court of Justice ruled in favor of the Company. With no additional appeals left to the State of Sao Paulo Tax Authority, on August 21, 2014, the above decision in favor of the Company was declared “res judicata” (final decision which ended the claim).
Other Legal Matters—The Company is involved in various other product liability, commercial and employment litigation, personal injury, property damage and other legal proceedings in addition to those described above, including actions that allege harm caused by products the Company has allegedly made or used, containing silica, vinyl chloride monomer and asbestos. The Company believes it has adequate reserves and that it is not reasonably possible that a loss exceeding amounts already reserved would be material. Furthermore, the Company has insurance to cover claims of these types.
Other Commitments and Contingencies
The Company has entered into contractual agreements with third parties for the supply of site services, utilities, materials and facilities and for operation and maintenance services necessary to operate certain of the Company’s facilities on a stand-alone basis. The duration of the contracts range from less than one year to 20 years, depending on the nature of services. These contracts may be terminated by either party under certain conditions as provided for in the respective agreements; generally, 90 days notice is required for short-term contracts and three years notice is required for longer-term contracts (generally those contracts in excess of five years). Contractual pricing generally includes a fixed and variable component.
In addition, the Company has entered into contractual agreements with third parties to purchase feedstocks or other services. The terms of these agreements vary from one to ten years and may be extended at the Company’s request and are cancelable by either party as provided for in each agreement. Feedstock prices are based on market prices less negotiated volume discounts or cost input formulas. The Company is required to make minimum annual payments under these contracts as follows:

Year	Minimum Annual Purchase Commitments
2015	$276
2016	287
2017	61
2018	53
2019	53
2020 and beyond	160
Total minimum payments	890
Less: Amount representing interest	(64)
Present value of minimum payments	$826

10. Pension and Non-Pension Postretirement Benefit Plans
The Company sponsors defined benefit pension plans covering most U.S. associates and certain non-U.S. associates primarily in Netherlands, Germany, Canada, France and Belgium. Benefits under these plans are generally based on eligible compensation and / or years of credited service. Retirement benefits in other foreign locations are primarily structured as defined contribution plans. During 2009 the Company implemented a change in its U.S. retirement benefits to shift to a defined contribution platform. Benefits under the defined benefit U.S. pension plan were frozen and the Company added an annual Company contribution to the U.S. defined contribution plan for eligible participants.
The Company also provides non-pension postretirement benefit plans to certain U.S. associates, to Canadian associates, to Brazilian associates and to certain associates in the Netherlands. The U.S. benefit primarily consists of a life insurance benefit for a grandfathered group of retirees, for which the premiums are paid by the Company. In addition, some US retirees are eligible to participate in the medical plans offered to active associates; however, the retirees’ cost for this coverage depends on the maximum plan benefit and the retiree premium, which is equal to 175% of the active associate premium. The Canadian plans provide retirees and their dependents with medical and life insurance benefits, which are supplemental benefits to the respective provincial healthcare plan in Canada. The Brazilian plan became effective in 2012 as a result of a change in certain regulations, and provides retirees that contributed towards coverage while actively employed, with access to medical benefits, with the retiree being responsible for 100% of the premiums. In 2014, the plan was amended such that 100% of the premiums of active employees are paid by the Company. The Netherlands' plan provides a lump sum payment at retirement for grandfathered associates.
The following table presents the change in benefit obligation, change in plan assets and components of funded status for the Company’s defined benefit pension and non-pension postretirement benefit plans for the years ended December 31:

	Pension Benefits				Non-Pension Postretirement Benefits
	2014		2013		2014		2013
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Change in Benefit Obligation
Benefit obligation at beginning of year	$278	$470	$309	$484	$12	$12	$15	$9
Service cost	3	14	3	14	—	—	—	1
Interest cost	11	17	10	18	1	1	—	1
Actuarial losses (gains)	33	142	(24)	(51)	(3)	1	(2)	(3)
Foreign currency exchange rate changes	—	(68)	—	20	—	(1)	—	(2)
Benefits paid	(17)	(10)	(20)	(10)	(1)	(1)	(1)	—
Plan amendments	—	(2)	—	(6)	—	(1)	—	6
Plan settlements	(27)	—	—	—	—	—	—	—
Employee contributions	—	1	—	1	—	—	—	—
Benefit obligation at end of year	281	564	278	470	9	11	12	12
Change in Plan Assets
Fair value of plan assets at beginning of year	240	299	225	278	—	1	—	1
Actual return on plan assets	17	83	19	3	—	—	—	—
Foreign currency exchange rate changes	—	(45)	—	12	—	—	—	—
Employer contributions	13	23	16	15	1	—	1	—
Benefits paid	(17)	(10)	(20)	(10)	(1)	(1)	(1)	—
Plan settlements	(23)	—	—	—	—	—	—	—
Employee contributions	—	1	—	1	—	—	—	—
Fair value of plan assets at end of year	230	351	240	299	—	—	—	1
Funded status of the plan at end of year	$(51)	$(213)	$(38)	$(171)	$(9)	$(11)	$(12)	$(11)

	Pension Benefits				Non-Pension Postretirement Benefits
	2014		2013		2014		2013
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Amounts recognized in the Consolidated Balance Sheets at December 31 consist of:
Noncurrent assets	$—	$—	$—	$7	$—	$—	$—	$—
Other current liabilities	(1)	(5)	—	(5)	—	—	—	—
Long-term pension and postretirement benefit obligations	(50)	(208)	(38)	(173)	(9)	(11)	(12)	(11)
Accumulated other comprehensive loss (income)	2	(4)	2	(2)	(3)	1	(3)	3
Net amounts recognized	$(49)	$(217)	$(36)	$(173)	$(12)	$(10)	$(15)	$(8)
Amounts recognized in Accumulated other comprehensive income at December 31 consist of:
Net prior service cost (benefit)	$2	$(5)	$2	$(3)	$—	$2	$—	$4
Deferred income taxes	—	1	—	1	(3)	(1)	(3)	(1)
Net amounts recognized	$2	$(4)	$2	$(2)	$(3)	$1	$(3)	$3
Accumulated benefit obligation	$281	$518	$278	$436
Accumulated benefit obligation for funded plans	279	342	276	270
Pension plans with underfunded or non-funded accumulated benefit obligations at December 31:
Aggregate projected benefit obligation	$281	$215	$278	$189
Aggregate accumulated benefit obligation	281	201	278	181
Aggregate fair value of plan assets	230	23	240	13
Pension plans with projected benefit obligations in excess of plan assets at December 31:
Aggregate projected benefit obligation	$281	$563	$278	$199
Aggregate fair value of plan assets	230	351	240	21
The net amounts recognized in accumulated other comprehensive income relating to the Non-U.S. pension plans increased by approximately $2, net of tax, due primarily to the amortization of prior service cost.
The foreign currency impact reflected in these rollforward tables are primarily for changes in the euro versus the U.S. dollar.
The Pension Protection Act of 2006 (the “2006 PPA”) provides for minimum funding levels on U.S. plans, and plans not meeting the minimum funding requirement may be subject to certain restrictions. During 2012, 2011 and 2010, the Company’s U.S. qualified pension plan was under the minimum funding level as measured under the 2006 PPA, resulting in restrictions on lump sum payments to 50%. On September 30, 2013, the U.S. Plan’s Adjusted Funding Target Attainment Percentage (“AFTAP”) was certified as being above the 80% minimum funding level and as a result the lump sum restrictions were lifted in October 2013.
Following are the components of net pension and postretirement expense (benefit) recognized for the years ended December 31, 2014, 2013 and 2012:

	Pension Benefits
	U.S. Plans			Non-U.S. Plans
	2014	2013	2012	2014	2013	2012
Service cost	$3	$3	$3	$14	$14	$8
Interest cost on projected benefit obligation	11	10	12	17	18	17
Expected return on assets	(17)	(16)	(16)	(15)	(14)	(13)
Amortization of prior service cost	—	—	—	—	1	1
Unrealized actuarial loss (gain)	29	(27)	17	$80	(41)	119
Net expense (benefit)	$26	$(30)	$16	$96	$(22)	$132

	Non-Pension Postretirement Benefits
	U.S. Plans			Non-U.S. Plans
	2014	2013	2012	2014	2013	2012
Service cost	$—	$—	$—	$—	$1	$—
Interest cost on projected benefit obligation	1	—	1	1	1	—
Amortization of prior service benefit	—	(1)	(8)	—	—	—
Unrealized actuarial (gain) loss	(4)	(2)	—	2	(3)	1
Net (benefit) expense	$(3)	$(3)	$(7)	$3	$(1)	$1

The following amounts were recognized in “Accumulated other comprehensive income” during the year ended December 31, 2014:

	Pension Benefits		Non-Pension Postretirement Benefits		Total
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Prior service benefit from plan amendments	$—	$(2)	$—	$(2)	$—	$(4)
Gain recognized in accumulated other comprehensive income	—	(2)	—	(2)	—	(4)
Deferred income taxes	—	—	—	—	—	—
Gain recognized in accumulated other comprehensive income, net of tax	$—	$(2)	$—	$(2)	$—	$(4)
The amounts in “Accumulated other comprehensive income” that are expected to be recognized as components of net periodic benefit cost (benefit) during the next fiscal year are less than $1.
Determination of actuarial assumptions
The Company’s actuarial assumptions are determined based on the demographics of the population, target asset allocations for funded plans, regional economic trends, statutory requirements and other factors that could impact the benefit obligation and plan assets. For our European plans, most assumptions are set by country, as the plans within these countries have similar demographics, and are impacted by the same regional economic trends and statutory requirements.
The discount rates selected reflect the rate at which pension obligations could be effectively settled. The Company selects the discount rates based on cash flow models using the yields of high-grade corporate bonds or the local equivalent with maturities consistent with the Company’s anticipated cash flow projections.
The expected rates of future compensation level increases are based on salary and wage trends in the chemical and other similar industries, as well as the Company’s specific long-term compensation targets by country. Input is obtained from the Company’s internal Human Resources group and from outside actuaries. These rates include components for wage rate inflation and merit increases.
The expected long-term rates of return on plan assets are determined based on the plans’ current and projected asset mix. To determine the expected overall long-term rate of return on assets, the Company takes into account the rates on long-term debt investments held within the portfolio, as well as expected trends in the equity markets, for plans including equity securities. Peer data and historical returns are reviewed and the Company consults with its actuaries, as well as the Plan’s investment advisors, to confirm that the Company’s assumptions are reasonable.

The weighted average rates used to determine the benefit obligations were as follows at December 31, 2014 and 2013:

	Pension Benefits				Non-Pension Postretirement Benefits
	2014		2013		2014		2013
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Discount rate	3.7%	2.2%	4.4%	3.6%	3.4%	6.1%	4.2%	7.2%
Rate of increase in future compensation levels	—	3.0%	—	3.0%	—	—	—	—
The weighted average assumed health care cost trend rates are as follows at December 31:
Health care cost trend rate assumed for next year	—	—	—	—	7.5%	6.3%	7.4%	6.3%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	—	—	—	—	4.5%	4.5%	4.5%	4.5%
Year that the rate reaches the ultimate trend rate	—	—	—	—	2029	2030	2029	2030
The weighted average rates used to determine net periodic pension expense (benefit) were as follows for the years ended December 31, 2014, 2013 and 2012:

	Pension Benefits
	U.S. Plans			Non-U.S. Plans
	2014	2013	2012	2014	2013	2012
Discount rate	4.4%	3.5%	4.4%	3.6%	3.5%	5.6%
Rate of increase in future compensation levels	—	—	—	3.0%	3.0%	3.3%
Expected long-term rate of return on plan assets	7.3%	8.0%	8.0%	4.8%	4.8%	5.8%

	Non-Pension Postretirement Benefits
	U.S. Plans			Non-U.S. Plans
	2014	2013	2012	2014	2013	2012
Discount rate	4.2%	3.3%	4.2%	7.2%	4.3%	5.4%
A one-percentage-point change in the assumed health care cost trend rates would change the projected benefit obligation for international non-pension postretirement benefits by $2 and service cost and interest cost by a negligible amount. The impact on U.S. plans is negligible.
Pension Investment Policies and Strategies
The Company’s investment strategy for the assets of its North American defined benefit pension plans is to maximize the long-term return on plan assets using a mix of equities, fixed income and alternative investments with a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and expected timing of future cash flow requirements. The investment portfolio contains a diversified blend of equity, fixed-income and alternative investments. For U.S. plans, equity investments are also diversified across U.S. and international stocks, as well as growth, value and small and large capitalization investments, while the Company’s Canadian plan includes a blend of Canadian securities with U.S. and other foreign investments. The alternative investments are allocated in a diversified fund structure with exposure to a variety of hedge fund strategies. Investment risk and performance is measured and monitored on an ongoing basis through periodic investment portfolio reviews, annual liability measurements and periodic asset and liability studies. As plan funded status changes, adjustments to the diversified portfolio may be considered to reduce funded status volatility and better match the duration of plan liabilities.
The Company periodically reviews its target allocation of North American plan assets among the various asset classes. The targeted allocations are based on anticipated asset performance, discussions with investment professionals and on the projected timing of future benefit payments. In 2012 the U.S. Asset Investment Policy was updated to reflect an update in the Company's investment strategy to invest in long-term debt securities that more closely match the projected future cash flows of the Plan.
The Company observes local regulations and customs governing its European pension plans in determining asset allocations, which generally require a blended weight leaning toward more fixed income securities, including government bonds.

	Actual		Target 2015
	2014	2013
Weighted average allocations of U.S. pension plan assets at December 31:
Equity securities	29%	35%	40%
Debt securities	59%	52%	50%
Cash, short-term investments and other	12%	13%	10%
Total	100%	100%	100%
Weighted average allocations of non-U.S. pension plan assets at December 31:
Equity securities	19%	22%	21%
Debt securities	79%	75%	79%
Cash, short-term investments and other	2%	3%	—%
Total	100%	100%	100%
Fair Value of Plan Assets
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value measurement provisions establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. This guidance describes three levels of inputs that may be used to measure fair value:

•	Level 1: Inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2: Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 equity securities are primarily in pooled asset and mutual funds and are valued based on underlying net asset value multiplied by the number of shares held.

•
Level 3: Unobservable inputs that are supported by little or no market activity and are developed based on the best information available in the circumstances. For example, inputs derived through extrapolation or interpolation that cannot be corroborated by observable market data.

The following table presents U.S. pension plan investments measured at fair value on a recurring basis as of December 31, 2014 and 2013:

	Fair Value Measurements Using
	2014				2013
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobserv-able Inputs (Level 3)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobserv-able Inputs (Level 3)	Total
Large cap equity funds(a)	$—	$36	$—	$36	$—	$44	$—	$44
Small/mid cap equity funds(a)	—	6	—	6	—	7	—	7
Other international equity(a)	—	27	—	27	—	33	—	33
Debt securities/fixed income(b)	—	133	—	133	—	125	—	125
Cash, money market and other(c)	—	28	—	28	—	31	—	31
Total	$—	$230	$—	$230	$—	$240	$—	$240

The following table presents non-U.S. pension plan investments measured at fair value on a recurring basis as of December 31, 2014 and 2013:

	Fair Value Measurements Using
	2014				2013
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobserv-able Inputs (Level 3)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobserv-able Inputs (Level 3)	Total
Other international equity(a)	$—	$68	$—	$68	$—	$66	$—	$66
Debt securities/fixed income(a)(b)	—	275	—	275	—	225	—	225
Pooled insurance products with fixed income guarantee(a)	—	8	—	8	—	8	—	8
Total	$—	$351	$—	$351	$—	$299	$—	$299
(a)    Level 2 equity securities are primarily in pooled asset and mutual funds and are valued based on underlying net asset value multiplied by the number of shares held.

(b)
Level 2 fixed income securities are valued using a market approach that includes various valuation techniques and sources, primarily using matrix/market corroborated pricing based on observable inputs including yield curves and indices.

(c)
Cash, money market and other securities include collective investments allocated in a diversified fund structure with exposure to a variety of hedge fund strategies, mutual funds, certificates of deposit and other short-term cash investments for which the share price is $1 or book value is assumed to equal fair value due to the short duration of the investment term.

Projections of Plan Contributions and Benefit Payments
The Company expects to make contributions totaling $20 to its defined benefit pension plans in 2015.
Estimated future plan benefit payments as of December 31, 2014 are as follows:

	Pension Benefits		Non-Pension Postretirement Benefits
Year	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
2015	$23	$10	$1	$—
2016	21	11	1	—
2017	21	13	1	—
2018	20	14	1	—
2019	19	15	1	—
2020-2024	83	95	3	2
Defined Contribution Plans
The Company sponsors a number of defined contribution plans for its associates, primarily in the U.S., Canada, Europe and in the Asia-Pacific region. Full-time associates are generally eligible to participate immediately and may make pre-tax and after-tax contributions subject to plan and statutory limitations. For certain plans, the Company has the option to make contributions above the match provided in the plan based on financial performance.
As previously discussed, U.S retirement income benefits are provided under the Company's defined contribution plan (the “401(k) Plan”). This plan allows eligible associates to make pre-tax contributions from 1% to 15% of eligible earnings for associates who meet the IRS definition of a highly compensated employee and up to 25% for all other associates up to the federal limits for qualified plans. Associates contributing to the 401k are eligible to receive matching contributions from the Company at 100% on contributions of up to 5% of eligible earnings. In the fourth quarter of 2014, the Company added a match true-up feature to the 401k to ensure eligible participants receive the full matching contributions to which they are entitled. An additional matching contribution may be made if the Company achieves specified annual financial targets established at the beginning of each plan year. In addition, the Company makes an annual retirement contribution ranging from 3% to 7% of eligible compensation depending on years of benefit service. All associates who are actively employed on the last day of the year are eligible for the true-up match and annual retirement contribution, unless otherwise determined by collective bargaining agreements.
The Company incurred expense for contributions under its defined contribution plans of $17, $15 and $16 during the years ended December 31, 2014, 2013 and 2012, respectively.

Non-Qualified and Other Retirement Benefit Plans
The Company provides key executives in some locations with non-qualified benefit plans that provide participants with an opportunity to elect to defer compensation or to otherwise provide supplemental retirement benefits in cases where executives cannot fully participate in the defined benefit or defined contribution plans because of plan or local statutory limitations. Most of the Company's supplemental benefit plans are unfunded and benefits are paid from the general assets of the Company. The liabilities related to defined benefit supplemental benefits are included in the previously discussed defined benefit pension disclosures.
In December of 2011, the Company adopted a non-qualified defined contribution plan (the “SERP”) that provides an annual employer credits to eligible U.S. associates of 5% of eligible compensation above the IRS limit for qualified plans. The Company can also make discretionary credits under the SERP; however, no participant contributions are permitted. The account credits are made annually to an unfunded phantom account, in the following calendar year. Certain executives also previously earned benefits under U.S. non-qualified executive supplemental plans that were frozen prior to 2010.
The Company’s liability for these non-qualified benefit plans was $7 at both December 31, 2014 and 2013, and is included in “Other long-term liabilities” in the Consolidated Balance Sheets.
The Company’s German subsidiaries offer a government subsidized early retirement program to eligible associates called Altersteilzeit or ATZ Plans. The German government provides a subsidy in certain cases where the participant is replaced with a qualifying candidate. The Company had liabilities for these arrangements of $2 and $4 at December 31, 2014 and 2013, respectively. The Company incurred expense for these plans of $1 during each of the years ended December 31, 2014, 2013 and 2012.
Also included in the Consolidated Balance Sheets at both December 31, 2014 and 2013 are other post-employment benefit obligations relating to long-term disability and for liabilities relating to European jubilee benefit plans of $8.
11. Deficit
Common Stock
The Company has 82,556,847 shares of $0.01 par value common stock outstanding at December 31, 2014.
Note Receivable From Parent
During the year ended December 31, 2013, in conjunction with the refinancing transactions in 2013, the $24 loan receivable from Hexion LLC, which was initially recorded as a reduction of equity in 2009, was settled for no consideration at the direction of Hexion LLC. As a result, the Company accounted for the settlement of the loan as a distribution to Hexion LLC of $24, which was recognized in “Paid-in Capital” in the Consolidated Balance Sheets. Additionally, during the year ended December 31, 2013, the Company declared a distribution to Hexion LLC of $208 in connection with the retirement of the outstanding $247 aggregate principal amount of the Hexion LLC’s PIK Facility held by an unaffiliated third party, in conjunction with the refinancing transactions in 2013.
Paid-in Capital
As of December 31, 2012, the Company recognized a non-cash capital contribution of $218 related to the $225 advance from Apollo that was made in 2008 to fund the settlement payment related to the terminated merger with Huntsman. Under the provisions of the settlement agreement and release with Apollo, the Company was only contractually obligated to reimburse Apollo for any insurance recoveries on the $225 settlement payment, net of expense incurred in obtaining such recoveries. In April 2012, the Company agreed to a settlement with its insurers to recover $10 in proceeds associated with the $225 settlement payment made to Huntsman in 2008. The Company recorded the settlement net of approximately $2 of fees related to the settlement. Additionally, the Company received approximately $1 for reimbursement of expenses incurred in obtaining the recoveries. The remaining $7 of the insurance settlement was remitted to Apollo. Following receipt of the settlement payment, Apollo acknowledged the satisfaction of the Company’s obligations to Apollo, and the remaining $218 of the advance, which was previously classified as a long-term liability, was reclassified to equity as a capital contribution from Apollo.
In conjunction with the Preferred Equity Issuance, Hexion Holdings contributed $189 of the proceeds from the Preferred Equity Issuance to Hexion LLC and Hexion LLC contributed the amount to the Company. The remaining $16 was being held in a reserve account at December 31, 2011 by Hexion Holdings to redeem any additional preferred units from Apollo equal to the aggregate number of preferred units and warrants subscribed for by all other members of Hexion Holdings. As of December 31, 2011, the Company had recognized a capital contribution of $204, representing the total proceeds from the Preferred Equity Issuance, less related fees and expenses, of which $16 was recorded as a receivable within “Other current assets” in the Consolidated Balance Sheets as of December 31, 2011, as Hexion Holdings was obligated to contribute the remaining $16 to the Company. In January 2012, the remaining $16 of proceeds held in the reserve account were contributed to the Company.

12. Stock Option Plans and Stock Based Compensation
The following is a summary of existing stock based compensation plans and outstanding shares as of December 31, 2014:

Plan Name	Shares Outstanding	Plan Expiration	Vesting Terms/Status	Option Term	Number of Shares Authorized
Resolution Performance 2000 Stock Option Plan		November 2010		8 yrs 30 days	n/a plan expired
Tranche A options	19,530		Fully vested
Tranche B performance options	39,098		Fully vested
Resolution Performance 2000 Non-Employee Directors Option Plan	286,626	November 2010	Fully vested	8 yrs 30 days	n/a plan expired
Resolution Specialty Materials 2004 Stock Option Plan		October 2014		8 yrs 30 days	1,027,197
Tranche A options	22,824		Fully vested
Tranche B performance options	45,650		Fully vested
Director options	99,865		Fully vested
BHI Acquisition Corp. 2004 Stock Incentive Plan		August 2014		10 years	3,670,635
Tranche A options	864,463		Fully vested
Tranche B performance options	864,463		Fully vested
Director options	56,282		Director grants vest upon IPO / change in control
Hexion LLC 2007 Long-Term Incentive Plan		April 2017			1,700,000
Options to purchase units	298,500		Vest upon attainment of performance targets upon change in control	8 years
Restricted stock units	70,000		Fully vested	N/A
Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan		February 2021		10 years	20,800,000
Unit Options and Restricted Deferred Units (“RDUs”):
2011 Grant
Tranche A Options and RDUs	Options: 2,317,726 RDUs: 7,041		Time-vest ratably over 4 years; Accelerated vesting six months after certain change of control transactions as defined by the 2011 Equity Plan
Tranche B Options and RDUs	Options: 1,158,856 RDUs: 386,280
Performance-based: Vest upon the earlier of i) the two year anniversary from the date of the achievement of the targeted common unit value following certain corporate transactions or ii) the six month anniversary from the date the targeted common unit value is achieved following certain change of control transactions

Tranche C Options and RDUs	Options: 1,158,856 RDUs: 386,280
Performance-based: Vest upon the earlier of i) the one year anniversary from the date of the achievement of the targeted common unit value following certain corporate transactions or ii) the six month anniversary from the date the targeted common unit value is achieved following certain change of control transactions

2013 Grant
Unit Options	3,792,769		Time-vest ratably over 4 years; Accelerated vesting six months after a change of control event as defined by the 2011 Equity Plan	10 years
RDUs	2,990,435
Performance-based: Vest upon the earlier of 1) one year from the achievement of the targeted common unit value and a realization event or 2) six months from the achievement of the targeted common unit value and a change in control event, as such terms are defined by the 2011 Equity Plan
				N/A

Summary of Plans
Legacy Plans
Prior to October 2010, the Company’s parent, Hexion LLC, maintained six stock-based compensation plans: the Resolution Performance 2000 Stock Option Plan (the “Resolution Performance Plan”), the Resolution Performance 2000 Non-Employee Directors Option Plan (the “Resolution Performance Director Plan”), the Resolution Performance Restricted Unit Plan (the “Resolution Performance Unit Plan”), the Resolution Specialty 2004 Stock Option Plan (the “Resolution Specialty Plan”), the BHI Acquisition 2004 Stock Incentive Plan (the “Borden Chemical Plan”) and the 2007 Hexion LLC 2007 Long-Term Incentive Plan. In addition to these plans, the Company’s parent maintains a stock-based deferred compensation plan, which is discussed below. The options granted under each of the option plans were to purchase common units in Hexion LLC.
Effective October 1, 2010, in conjunction with the previous combination of Hexion and MPM, stock options to purchase common units in Hexion LLC that were granted to our Directors and those granted under the Resolution Performance 2000 Stock Option Plan, the Resolution Performance 2000 Non-Employee Directors Option Plan, the Resolution Specialty 2004 Stock Option Plan, the BHI Acquisition 2004 Stock Incentive Plan and the Hexion 2007 Long-Term Incentive plan to purchase common units in Hexion LLC were converted on a one-for-one basis to an equivalent number of options to purchase common units in Hexion Holdings. Similarly, the restricted Hexion LLC unit awards granted under the Hexion 2007 Long-Term Incentive Plan, the BHI Acquisition 2004 Deferred Compensation Plan and the Resolution Performance Restricted Unit Plan were converted on a one-for-one basis to common units in Hexion Holdings.
2011 Equity Plan
In 2011, the Compensation Committee of the Board of Managers of Hexion Holdings approved the Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan (the “2011 Equity Plan”). Under the 2011 Equity Plan, Hexion Holdings can award unit options, unit awards, restricted units, restricted deferred units, and other unit-based awards. The restricted deferred units are non-voting units of measurement which are deemed to be equivalent to one common unit of Hexion Holdings. The unit options are options to purchase common units of Hexion Holdings. The awards contain restrictions on transferability and other typical terms and conditions.
Unit Options
In 2013, the Company granted Unit Options with an aggregate grant date fair value of approximately $2. The fair value was estimated at the grant date using a Monte Carlo valuation method. The Monte Carlo valuation method requires the use of a range of assumptions. The range of risk-free interest rates was 0.11% to 2.06%, expected volatility rates ranged from 28.1% to 35.5% and the dividend rate was 0%. The expected life assumption is not used in the Monte Carlo valuation method, but the output of the model indicated a weighted-average expected life of 6.2 years.
In 2011, the Company granted Tranche A Options with an aggregate grant date fair value of approximately $6. The fair value of each option was estimated at the grant date using a Black-Scholes option pricing model. The assumptions used to estimate the fair value were a 2.17% risk-free interest rate, a 6.25 year expected life, a 37.5% expected volatility rate and a 0% dividend rate.
In 2011, the Company granted Tranche B and Tranche C Options with performance and market conditions, each with an aggregate grant date fair value of approximately $3. The fair value was estimated at the grant date using a Monte Carlo valuation method, which is a commonly accepted valuation model for awards with market and performance conditions. The Monte Carlo valuation method requires the use of a range of assumptions. The range of risk-free interest rates was 0.16% to 3.44%, expected volatility rates ranged from 34.6% to 41.7% and the dividend rate was 0%. The expected life assumption is not used in the Monte Carlo valuation method, but the output of the model indicated a weighted-average expected life of 9.2 years. As of December 31, 2014 it is not probable the related options will vest. Compensation cost will be recognized over the service period once the satisfaction of the performance condition is probable.
Restricted Deferred Units
In 2013, the Company granted RDUs with performance and market conditions with an aggregate grant date fair value of approximately $4. The fair value was estimated at the grant date using the same Monte Carlo valuation method and assumptions used for the Unit Options. The RDUs have an indefinite life, thus the term used in the valuation model was 30 years, which resulted in a weighted-average expected life of 22 years. As of December 31, 2014, it is not probable the related RDUs will vest. Compensation cost will be recognized over the service period once the satisfaction of the performance condition is probable.
In 2011, the Company granted Tranche A RDUs with an aggregate grant date fair value of approximately $4.
In 2011, the Company granted Tranche B and Tranche C RDUs with performance and market conditions, each with an aggregate grant date fair value of approximately $2. The fair value was estimated at the grant date using the same Monte Carlo valuation method and assumptions used for the Tranche B and Tranche C Options. The RDUs have an indefinite life, thus the term used in the valuation model was 30 years, which resulted in a weighted-average expected life of 21.4 years. As of December 31, 2014 it is not probable the related RDUs will vest. Compensation cost will be recognized over the service period once the satisfaction of the performance condition is probable.
Although the 2011 Equity Plan was issued by Hexion Holdings, the underlying compensation cost represents compensation costs paid for by Hexion Holdings on Hexion’s behalf, as a result of the employees’ service to Hexion. All compensation cost is recorded over the requisite service period on a graded-vesting basis.

Financial Statement Impact
Share-based compensation expense is recognized, net of estimated forfeitures, over the requisite service period on a graded-vesting basis. The Company adjusts compensation expense periodically for forfeitures.
The Company recognized share-based compensation expense of $1, $3 and $4 for the years ended December 31, 2014, 2013 and 2012, respectively. The impact of the option modification to extend the expiration of certain options to December 31, 2017, which was made in during the year ended December 31, 2013, was less than $1. The amounts are included in “Selling, general and administrative expense” in the Consolidated Statements of Operations. The Company expects additional compensation expense of $18, which will be recognized over the vesting period of the underlying share-based awards. $1 is expected to be recognized ratably over a weighted-average period of 1.5 years, while the remaining $17 will be recognized upon an initial public offering or other future contingent event.
Options Activity
Following is a summary of the Company’s stock option plan activity for the year ended December 31, 2014:

	Hexion Holdings Common Units	Weighted Average Exercise Price
Options outstanding at December 31, 2013	12,079,671	$4.08
Options granted	247,560	$1.42
Options forfeited	(1,301,723)	$4.14
Options outstanding at December 31, 2014	11,025,508	$3.87

Exercisable at December 31, 2014	6,373,601	$3.98
Expected to vest at December 31, 2014	1,880,442	$1.51
At December 31, 2014, exercise prices for options outstanding ranged from $1.21 to $29.42 with a weighted average remaining contractual life of 6.1 years. The weighted average remaining contractual life for options exercisable and options expected to vest was 6.0 and 8.7 years, respectively. At December 31, 2014, the aggregate intrinsic value of both options exercisable and options expected to vest was $0.
The total amount of cash received and total intrinsic value (which is the amount by which the stock price exceeded the exercise price of the options on the date of exercise) of options exercised during the years ended December 31, 2014, 2013 and 2012 was $0.
Restricted Unit Activity
Following is a summary of the Company’s restricted unit plan activity for the year ended December 31, 2014:

	Hexion Holdings Common Units	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2013	4,230,380	$2.07
Restricted units granted	191,030	$1.31
Restricted units vested	(193,162)	$4.85
Restricted units forfeited	(458,212)	$2.25
Nonvested at December 31, 2014	3,770,036	$1.94
The weighted average remaining contractual life for time-based vesting restricted units granted and outstanding was 0.9 years.
Stock-Based Deferred Compensation Plan
In 2004, in connection with the acquisition of Borden Chemical by Apollo, certain key employees of the Company deferred the receipt of compensation and were credited with a number of deferred stock units that were equal in value to the amount of compensation deferred. In total, the Company granted 1,007,944 deferred common stock units under the Hexion LLC 2004 Deferred Compensation Plan (the “2004 DC Plan”), which is an unfunded plan. Each unit gives the grantee the right to one common stock unit of Hexion Holdings. Under the 2004 DC Plan, the deferred common stock units are not distributed to participants until their employment with the Company ends. At December 31, 2014, there were 691,570 undistributed units under the 2004 DC Plan. Under certain limited circumstances this award could be distributed in the form of a cash payment.

13. Acquisition
In January 2014, the Company acquired a manufacturing facility in Shreveport, Louisiana, which increased the Company’s capacity to provide resin coated proppants to its customers in this region, which has a high concentration of shale and natural gas wells. The allocation of the consideration exchanged was based upon a valuation of the acquired company’s net identifiable assets and liabilities as of the transaction date. The allocation of fair value to the assets acquired and liabilities assumed at the date of acquisition resulted in $5 allocated to working capital, $18 allocated to property and equipment, $16 allocated to other intangible assets and $13 allocated to goodwill.
Other intangible assets primarily consist of customer relationships, which are being amortized on a straight-line basis over their estimated useful life of 10 years.
The pro forma impacts of this acquisition are not material to the Company’s Consolidated Financial Statements.

14. Income Taxes
During 2014, the Company recognized income tax expense of $22, primarily as a result of income from certain foreign operations. Losses in the United States and certain foreign jurisdictions had no impact on income tax expense as no tax benefit was recognized due to these jurisdictions being in a full valuation allowance position.
During 2013, the Company recognized income tax expense of $379, primarily as a result of the recording of a valuation allowance against its deferred tax assets in the U.S. Subsequent to the release of the valuation allowance in 2012, the Company executed the refinancing transactions in early 2013, which resulted in higher annual interest expense, and reached an agreement with a foreign tax authority to change certain intercompany agreements that will reduce future income. In addition, certain U.S. businesses experienced significant declines in the fourth quarter of 2013 as a result of sustained overcapacity in the epoxy resins market and increased competition from Asian exports. As a result of these events, the Company was forecasting to be in a three year cumulative loss position in 2014, which represented significant negative evidence to merit the establishment of a valuation allowance against all of the Company’s net U.S. federal and state deferred income tax assets.
Income tax expense (benefit) detail for the Company for the years ended December 31, 2014, 2013 and 2012 is as follows:

	2014	2013	2012
Current:
State and local	$2	$3	$(2)
Foreign	26	24	12
Total current	28	27	10
Deferred:
Federal	1	347	(368)
State and local	(1)	11	(8)
Foreign	(6)	(6)	(44)
Total deferred	(6)	352	(420)
Income tax expense (benefit)	$22	$379	$(410)
A reconciliation of the Company’s combined differences between income taxes computed at the federal statutory tax rate of 35% and provisions for income taxes for the years ended December 31, 2014, 2013 and 2012 is as follows:

	2014	2013	2012
Income tax benefit computed at federal statutory tax rate	$(78)	$(74)	$(64)
State tax provision, net of federal benefits	1	2	—
Foreign tax rate differential	7	12	14
Foreign source income (loss) subject to U.S. taxation	20	(36)	(6)
Goodwill impairment	—	18	—
Losses and other expenses (income) not deductible for tax	1	1	(14)
Increase (decrease) in the taxes due to changes in valuation allowance	66	425	(310)
Additional tax expense (benefit) on foreign unrepatriated earnings	8	22	(30)
Additional (benefit) expense for uncertain tax positions	(3)	42	—
Tax recognized in other comprehensive income	—	(2)	—
Changes in enacted tax laws and tax rates	—	(31)	—
Income tax expense (benefit)	$22	$379	$(410)
In January 2013, the American Taxpayer Relief Act of 2012 (the “Act”) was signed into law. The Act retroactively reinstated and extended the controlled foreign corporation look-through rule, which provides for the exclusion of certain foreign earnings from U.S. federal taxation from January 1, 2012 through December 31, 2013. The impact of the Act has been accounted for in the period of enactment. As a result, the Company recognized a tax benefit of $29 during the year ended December 31, 2013.
In 2013, the Company reached a settlement agreement with tax authorities in a foreign jurisdiction as a result of negotiations related to various intercompany transactions. As a result, the Company released approximately $36 of unrecognized tax benefits during the year ended December 31, 2013. The tax benefit from the release was offset by an increase in the valuation allowance in this foreign jurisdiction. Consequently, as a result of the settlement in 2013, the Company reversed a domestic deferred tax asset related to these various intercompany transactions that resulted in a tax expense of approximately $54 during the year ended December 31, 2013.
The domestic and foreign components of the Company’s loss before income taxes for the years ended December 31, 2014, 2013 and 2012 is as follows:

	2014	2013	2012
Domestic	$(191)	$13	$54
Foreign	(31)	(223)	(237)
Total	$(222)	$(210)	$(183)
The tax effects of significant temporary differences and net operating loss and credit carryforwards, which comprise the Company’s deferred tax assets and liabilities at December 31, 2014 and 2013 is as follows:

	2014	2013
Assets:
Non-pension post-employment	$8	$9
Accrued and other expenses	91	74
Property, plant and equipment	3	2
Loss and credit carryforwards	647	615
Intangibles	8	9
Pension and postretirement benefit liabilities	58	39
Gross deferred tax assets	815	748
Valuation allowance	(588)	(518)
Net deferred tax asset	227	230
Liabilities:
Property, plant and equipment	(119)	(125)
Pension and postretirement benefit assets	—	(5)
Unrepatriated earnings of foreign subsidiaries	(73)	(65)
Intangible assets	(25)	(28)
Gross deferred tax liabilities	(217)	(223)
Net deferred tax asset	$10	$7
The following table summarizes the presentation of the Company’s net deferred tax asset in the Consolidated Balance Sheets at December 31, 2014 and 2013:

	2014	2013
Assets:
Current deferred income taxes (Other current assets)	$11	$7
Long-term deferred income taxes	18	21
Liabilities:
Long-term deferred income taxes	(19)	(21)
Net deferred tax asset	$10	$7
Hexion LLC, which is not a member of the registrant, and its eligible subsidiaries file a consolidated U.S. Federal income tax return. Since Hexion LLC is the Company's parent, the Company can utilize Hexion LLC's tax attributes or vice versa. The Company accounts for Hexion LLC under the separate return method and, therefore, cumulative income at Hexion LLC has reduced the amount of net operating loss carryforwards available to the Company by $27, which has not been reflected in the deferred tax asset above related to net operating loss carryforwards.

As of December 31, 2014, the Company had a $588 valuation allowance for a portion of its net deferred tax assets that management believes, more likely than not, will not be realized. The Company’s deferred tax assets include federal, state and foreign net operating loss carryforwards. The federal net operating loss carryforwards available are $999, which is reduced by the cumulative income from Hexion LLC, as described above. The federal net operating loss carryforwards expire beginning in 2026. The Company’s deferred assets also include minimum tax credits of $2, which are available indefinitely. A full valuation allowance has been provided against these items. The Company has provided a full valuation allowance against its state deferred tax assets, primarily related to state net operating loss carryforwards of $63. A valuation allowance of $154 has been provided against a portion of foreign net operating loss carryforwards, primarily in Germany and the Netherlands.
As of December 31, 2014, the Company had undistributed earnings of certain foreign subsidiaries of $424, on which deferred taxes have not been provided because these earnings are permanently invested outside of the United States. It is not practical to estimate the amount of the deferred tax liability on these undistributed earnings.
The following table summarizes the changes in the valuation allowance for the years ended December 31, 2014, 2013 and 2012:

	Balance at Beginning of Period	Changes in Related Gross Deferred Tax Assets/Liabilities	Charge/(Release)	Balance at End of Period
Valuation allowance on Deferred tax assets:
Year ended December 31, 2012	$432	$—	$(310)	$122
Year ended December 31, 2013	122	(29)	425	518
Year ended December 31, 2014	518	4	66	588
Examination of Tax Returns
The Company conducts business globally and, as a result, certain of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, the Company is subject to examinations by taxing authorities throughout the world, including major jurisdictions such as Brazil, Canada, the Czech Republic, France, Germany, Italy, South Korea, Netherlands and the United States.
The Company is no longer subject to U.S. federal examinations for years before December 31, 2010; however, certain state and foreign tax returns are under examination by various regulatory authorities.
The Company continuously reviews issues that are raised from ongoing examinations and open tax years to evaluate the adequacy of its liabilities. As the various taxing authorities continue with their audit/examination programs, the Company will adjust its reserves accordingly to reflect these settlements.
Unrecognized Tax Benefits
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2014	2013
Balance at beginning of year	$70	$92
Additions based on tax positions related to the current year	7	6
Additions for tax positions of prior years	2	8
Reductions for tax positions of prior years	(7)	(38)
Settlements	(1)	—
Foreign currency translation	(5)	2
Balance at end of year	$66	$70
During the year ended December 31, 2014, the Company decreased the amount of its unrecognized tax benefits, including its accrual for interest and penalties, by $1, primarily as a result of a release of unrecognized tax benefits from negotiations with foreign jurisdictions offset by increases in the unrecognized tax benefit for various intercompany transactions. During the years ended December 31, 2014, 2013 and 2012, the Company recognized approximately $3, $6 and $(2), respectively, in interest and penalties. The Company had approximately $34 and $31 accrued for the payment of interest and penalties at December 31, 2014 and 2013, respectively.
$66 of unrecognized tax benefits, if recognized, would affect the effective tax rate; however, a portion of the unrecognized tax benefit would be in the form of a net operating loss carryforward, which would be subject to a full valuation allowance. The Company anticipates recognizing less than $1 of the total amount of unrecognized tax benefits within the next 12 months as a result of negotiations with foreign jurisdictions and completion of audit examinations.

15. Summarized Financial Information of Unconsolidated Affiliates
Summarized financial information of the Company’s most significant unconsolidated affiliates as of December 31, 2014 and December 31, 2013 and for the years ended December 31, 2014, 2013 and 2012 is as follows:

	December 31, 2014	December 31, 2013
Current assets	$38	$36
Non-current assets	26	26
Current liabilities	16	19
Non-current liabilities	2	—

	Year Ended December 31,
	2014	2013	2012
Net sales	$210	$199	$207
Gross profit	62	58	52
Pre-tax income	34	49	31
Net income	33	47	31
16. Segment and Geographic Information

The Company’s business segments are based on the products that the Company offers and the markets that it serves. At December 31, 2014, the Company had two reportable segments: Epoxy, Phenolic and Coating Resins and Forest Products Resins. A summary of the major products of the Company’s reportable segments follows:

•
Epoxy, Phenolic and Coating Resins: epoxy specialty resins, phenolic encapsulated substrates, versatic acids and derivatives, basic epoxy resins and intermediates, phenolic specialty resins and molding compounds, polyester resins, acrylic resins and vinylic resins

•	Forest Products Resins: forest products resins and formaldehyde applications

Reportable Segments
Following are net sales and Segment EBITDA (earnings before interest, income taxes, depreciation and amortization) by reportable segment. Segment EBITDA is defined as EBITDA adjusted for certain non-cash items and other income and expenses. Segment EBITDA is the primary performance measure used by the Company’s senior management, the chief operating decision-maker and the board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals. Corporate and Other is primarily corporate general and administrative expenses that are not allocated to the segments, such as shared service and administrative functions, foreign exchange gains and losses and legacy company costs not allocated to continuing segments.
Beginning in the first quarter of 2015, the Company has modified the components of Corporate and Other to include certain shared service and administrative functional costs that were previously allocated to the reportable segments. Accordingly, for comparative purposes, the Company has recasted its Segment EBITDA results to include these costs within Corporate and Other for all prior periods presented.
Net Sales(1):

	Year Ended December 31,
	2014	2013	2012
Epoxy, Phenolic and Coating Resins	$3,277	$3,126	$3,022
Forest Products Resins	1,860	1,764	1,734
Total	$5,137	$4,890	$4,756
Segment EBITDA:

	Year Ended December 31,
	2014	2013	2012
Epoxy, Phenolic and Coating Resins(2)	$290	$279	$351
Forest Products Resins(3)	255	235	205
Corporate and Other	(83)	(68)	(57)
Total	$462	$446	$499

 Depreciation and Amortization Expense:

	Year Ended December 31,
	2014	2013	2012
Epoxy, Phenolic and Coating Resins	$101	$105	$109
Forest Products Resins	36	37	38
Corporate and Other	7	6	6
Total	$144	$148	$153
Total Assets:

	As of December 31,
	2014	2013
Epoxy, Phenolic and Coating Resins	$1,531	$1,544
Forest Products Resins	857	818
Corporate and Other	286	509
Total	$2,674	$2,871
Capital Expenditures(4):

	Year Ended December 31,
	2014	2013	2012
Epoxy, Phenolic and Coating Resins	$94	$86	$89
Forest Products Resins	85	52	41
Corporate and Other	4	7	3
Total	$183	$145	$133

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.

(2)
Included in the Epoxy, Phenolic and Coating Resins Segment EBITDA are “Earnings from unconsolidated entities, net of taxes” of $19, $16 and $18 for the years ended December 31, 2014, 2013 and 2012, respectively.

(3)	Included in the Forest Products Resins Segment EBITDA are “Earnings from unconsolidated entities, net of taxes” of $1 for each of the years ended December 31, 2014, 2013 and 2012.

(4)	Includes capitalized interest costs that are incurred during the construction of property and equipment.

Reconciliation of Segment EBITDA to Net (Loss) Income:

	Year Ended December 31,
	2014	2013	2012
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$290	$279	$351
Forest Products Resins	255	235	205
Corporate and Other	(83)	(68)	(57)
Total	$462	$446	$499

Reconciliation:
Items not included in Segment EBITDA:
Asset impairments	$(5)	$(181)	$(23)
Business realignment costs	(47)	(21)	(35)
Integration costs	—	(10)	(12)
Realized and unrealized foreign currency losses	(32)	(2)	(3)
Unrealized (losses) gains on pension and OPEB plan liabilities	(102)	68	(134)
Other	(25)	(35)	(39)
Total adjustments	(211)	(181)	(246)
Loss on extinguishment of debt	—	(6)	—
Interest expense, net	(308)	(303)	(263)
Income tax (expense) benefit	(22)	(379)	410
Depreciation and amortization	(144)	(148)	(153)
Net (loss) income attributable to Hexion Inc.	(223)	(571)	247
Net loss attributable to noncontrolling interest	(1)	(1)	(1)
Net (loss) income	$(224)	$(572)	$246
Items Not Included in Segment EBITDA
Not included in Segment EBITDA are certain non-cash items and other income and expenses. For 2014, these items primarily included expenses from retention programs, partially offset by gains on the disposal of assets. For 2013, these items primarily included expenses from retention programs, stock-based compensation expense and transaction costs. For 2012, these items primarily included a charge related to the resolution of a pricing dispute with an unconsolidated joint venture, losses on the disposal of assets and other transaction costs, partially offset by insurance recoveries related to the terminated Huntsman merger.
Unrealized (losses) gains on pension and postretirement benefits represented non-cash actuarial losses or gains recognized upon the remeasurement of our pension and postretirement benefit obligations, which are recognized in the Consolidated Statements of Operations, and are driven by movements in discount rates, other demographic assumptions and asset performance. Business realignment costs for 2014 primarily included expenses from our newly implemented restructuring and cost optimization programs, as well as costs for environmental remediation at certain formerly owned locations. Business realignment costs for 2013 primarily included expenses from minor headcount reduction programs and costs for environmental remediation at certain formerly owned locations. Business realignment costs for 2012 primarily included expenses from the Company’s restructuring and cost optimization programs. Integration costs related primarily to the prior integration of Hexion and MPM.
Geographic Information
Net Sales(1):

	Year Ended December 31,
	2014	2013	2012
United States	$2,189	$2,109	$2,005
Netherlands	856	887	902
Germany	282	280	298
Canada	429	357	336
Other international	1,381	1,257	1,215
Total	$5,137	$4,890	$4,756

(1)	Sales are attributed to the country in which the individual business locations reside.

Long-Lived Assets:

	As of December 31,
	2014	2013
United States	$653	$590
Netherlands	155	184
Germany	103	109
Other international	344	358
Total	$1,255	$1,241
17. Changes in Accumulated Other Comprehensive Income
Following is a summary of changes in “Accumulated other comprehensive income” for the years ended December 31, 2014 and 2013:

	Year Ended December 31, 2014			Year Ended December 31, 2013
	Defined Benefit Pension and Postretirement Plans	Foreign Currency Translation Adjustments	Total	Gains and (Losses) on Cash Flow Hedges	Defined Benefit Pension and Postretirement Plans	Foreign Currency Translation Adjustments	Total
Beginning balance	$—	$130	$130	$(1)	$—	$143	$142
Other comprehensive income (loss) before reclassifications, net of tax	4	(61)	(57)	—	—	(13)	(13)
Amounts reclassified from Accumulated other comprehensive loss, net of tax	—	—	—	1	—	—	1
Net other comprehensive income (loss)	4	(61)	(57)	1	—	(13)	(12)
Ending balance	$4	$69	$73	$—	$—	$130	$130

Amount Reclassified From Accumulated Other Comprehensive Loss	Amount Reclassified From Accumulated Other Comprehensive Loss for the Year Ended December 31:		Location of Reclassified Amount in Income
	2014	2013
Gains and losses on cash flow hedges:
Interest rate swaps	$—	$—	Interest expense, net
Total before income tax	—	—
Income tax benefit	—	1	Income tax expense (benefit)
Total	$—	$1

18. Guarantor/Non-Guarantor Subsidiary Financial Information
The Company’s 6.625% First-Priority Senior Secured Notes due 2020, 8.875% Senior Secured Notes due 2018 and the 9.00% Second-Priority Senior Secured Notes due 2020 are guaranteed by the Company and certain of its U.S. subsidiaries.
The following information contains the condensed consolidating financial information for Hexion Inc. (the parent), the combined subsidiary guarantors (Hexion Investments Inc. (formerly, Momentive Specialty Chemical Investments Inc.); Borden Chemical Foundry, LLC; Lawter International, Inc.; HSC Capital Corporation; Hexion International Inc. (formerly, Momentive International, Inc.); Hexion CI Holding Company (China) LLC (formerly, Momentive CI Holding Company (China) LLC); NL COOP Holdings LLC and Oilfield Technology Group, Inc.) and the combined non-guarantor subsidiaries, which includes all of the Company’s foreign subsidiaries.
All of the subsidiary guarantors are 100% owned by Hexion Inc. All guarantees are full and unconditional, and are joint and several. There are no significant restrictions on the ability of the Company to obtain funds from its domestic subsidiaries by dividend or loan. While the Company’s Australian, New Zealand and Brazilian subsidiaries are restricted in the payment of dividends and intercompany loans due to the terms of their credit facilities, there are no material restrictions on the Company’s ability to obtain cash from the remaining non-guarantor subsidiaries.
These financial statements are prepared on the same basis as the consolidated financial statements of the Company except that investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions.
This information includes allocations of corporate overhead to the combined non-guarantor subsidiaries based on net sales. Income tax expense has been provided on the combined non-guarantor subsidiaries based on actual effective tax rates.
Corporate Changes
In December 2014, Hexion U.S. Finance Corp. (“Hexion U.S.”), the issuer under the indentures governing the Company’s 6.625% First-Priority Senior Secured Notes due 2020 (the “First Lien Notes”), the Company’s 8.875% Senior Secured Notes due 2018 (the “Senior Secured Notes”) and the Company’s 9.00% Second-Priority Senior Secured Notes due 2020 (the “Second Lien Notes”), merged with and into Hexion Inc., its parent company, with Hexion Inc. remaining as the surviving entity. Pursuant to supplemental indentures, Hexion Inc. assumed all the obligations of Hexion U.S. under the indentures and the First Lien Notes, the Senior Secured Notes and the Second Lien Notes.
The merger was accounted for as a transaction under common control as defined in the accounting guidance for business combinations. As a result, the Company has recasted its prior period guarantor/non-guarantor subsidiary financial information on a combined basis to reflect the merger of Hexion U.S. with and into Hexion Inc., resulting in the balances and activity previously reported in the Issuer column to be combined with the balances and activity reported in the Hexion Inc. column.
Financial Statement Revisions
The Company revised its Consolidating Statement of Operations for the year ended December 31, 2013 to correct the amount of other comprehensive loss reported in the Combined Guarantor Subsidiaries, Combined Non-Guarantor Subsidiaries and Eliminations columns. The revisions resulted in an increase of $125, $125 and $250, respectively, to “Comprehensive loss attributable to Hexion Inc.”
The Company also revised its Consolidating Balance Sheet as of December 31, 2013 to correctly present intercompany accounts receivable and payable and intercompany debt receivable and payable reported in the Combined Non-Guarantor Subsidiaries column. The revisions were made to correctly eliminate intercompany amounts between the combined non-guarantor subsidiaries within the Combined Non-Guarantor Subsidiary column. Previously, these amounts were incorrectly presented on a gross basis within that column. The revisions resulted in a decrease of $201, $105 and $4,205 to “Intercompany accounts receivable,” “Intercompany loans receivable” (current) and “Intercompany loans receivable” (long-term), respectively. The revisions also resulted in decreases of equal amounts to “Intercompany accounts payable,” “Intercompany loans payable within one year” and “Intercompany loans payable” (long-term), respectively.
These corrections, which the Company determined are not material to the previously issued financial statements, had no impact on the Consolidated Financial Statements or footnotes, except for the columns of the Consolidating Statement of Operations for the year ended December 31, 2013 and the Consolidating Balance Sheet as of December 31, 2013.

HEXION INC.
CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2014

	Hexion Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $0 and $16, respectively)	$23	$—	$149	$—	$172
Short-term investments	—	—	7	—	7
Accounts receivable, net	174	—	417	—	591
Intercompany accounts receivable	118	—	138	(256)	—
Intercompany loans receivable	265	—	43	(308)	—
Inventories:
Finished and in-process goods	117	—	173	—	290
Raw materials and supplies	46	—	64	—	110
Other current assets	36	—	37	—	73
Total current assets	779	—	1,028	(564)	1,243
Investments in unconsolidated entities	234	34	29	(249)	48
Deferred income taxes	—	—	18	—	18
Other long-term assets	76	6	28	—	110
Intercompany loans receivable	1,046	28	17	(1,091)	—
Property and equipment, net	534	—	521	—	1,055
Goodwill	65	—	54	—	119
Other intangible assets, net	56	—	25	—	81
Total assets	$2,790	$68	$1,720	$(1,904)	$2,674
Liabilities and Deficit
Current liabilities:
Accounts payable	$142	$—	$284	$—	$426
Intercompany accounts payable	138	—	118	(256)	—
Debt payable within one year	26	—	73	—	99
Intercompany loans payable within one year	43	—	265	(308)	—
Interest payable	81	—	1	—	82
Income taxes payable	6	—	6	—	12
Accrued payroll and incentive compensation	34	—	33	—	67
Other current liabilities	69	—	66	—	135
Total current liabilities	539	—	846	(564)	821
Long-term liabilities:
Long-term debt	3,674	—	61	—	3,735
Intercompany loans payable	36	6	1,049	(1,091)	—
Accumulated losses of unconsolidated subsidiaries in excess of investment	705	249	—	(954)	—
Long-term pension and post employment benefit obligations	59	—	219	—	278
Deferred income taxes	8	—	11	—	19
Other long-term liabilities	117	—	54	—	171
Total liabilities	5,138	255	2,240	(2,609)	5,024
Total Hexion Inc. shareholder’s deficit	(2,348)	(187)	(518)	705	(2,348)
Noncontrolling interest	—	—	(2)	—	(2)
Total deficit	(2,348)	(187)	(520)	705	(2,350)
Total liabilities and deficit	$2,790	$68	$1,720	$(1,904)	$2,674

HEXION INC.
CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2013

	Hexion Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $0 and $18, respectively)	$170	$—	$223	$—	$393
Short-term investments	—	—	7	—	7
Accounts receivable, net	179	—	422	—	601
Intercompany accounts receivable	190	—	173	(363)	—
Intercompany loans receivable	216	—	173	(389)	—
Inventories:
Finished and in-process goods	104	—	151	—	255
Raw materials and supplies	38	—	65	—	103
Other current assets	27	—	45	—	72
Total current assets	924	—	1,259	(752)	1,431
Investments in unconsolidated entities	249	29	29	(262)	45
Deferred income taxes	—	—	21	—	21
Other long-term assets	90	2	41	—	133
Intercompany loans receivable	1,251	29	16	(1,296)	—
Property and equipment, net	491	—	556	—	1,047
Goodwill	52	—	60	—	112
Other intangible assets, net	47	—	35	—	82
Total assets	$3,104	$60	$2,017	$(2,310)	$2,871
Liabilities and Deficit
Current liabilities:
Accounts payable	$165	$—	$318	$—	$483
Intercompany accounts payable	41	—	322	(363)	—
Debt payable within one year	20	—	89	—	109
Intercompany loans payable within one year	173	—	216	(389)	—
Interest payable	82	—	1	—	83
Income taxes payable	4	—	8	—	12
Accrued payroll and incentive compensation	19	—	28	—	47
Other current liabilities	65	—	62	—	127
Total current liabilities	569	—	1,044	(752)	861
Long-term liabilities:
Long-term debt	3,635	—	30	—	3,665
Intercompany loans payable	33	7	1,256	(1,296)	—
Accumulated losses of unconsolidated subsidiaries in excess of investment	764	261	—	(1,025)	—
Long-term pension and post employment benefit obligations	50	—	184	—	234
Deferred income taxes	9	—	12	—	21
Other long-term liabilities	116	—	47	—	163
Total liabilities	5,176	268	2,573	(3,073)	4,944
Total Hexion Inc shareholder’s deficit	(2,072)	(208)	(555)	763	(2,072)
Noncontrolling interest	—	—	(1)	—	(1)
Total deficit	(2,072)	(208)	(556)	763	(2,073)
Total liabilities and deficit	$3,104	$60	$2,017	$(2,310)	$2,871

HEXION INC.
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2014

	Hexion Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$2,259	$—	$3,109	$(231)	$5,137
Cost of sales	2,001	—	2,806	(231)	4,576
Gross profit	258	—	303	—	561
Selling, general and administrative expense	102	—	297	—	399
Asset impairments	—	—	5	—	5
Business realignment costs	31	—	16	—	47
Other operating (income) expense, net	(11)	(4)	7	—	(8)
Operating income	136	4	(22)	—	118
Interest expense, net	300	—	8	—	308
Intercompany interest (income) expense, net	(92)	(1)	93	—	—
Other non-operating expense (income), net	101	—	(69)	—	32
(Loss) income before income tax, (losses) earnings from unconsolidated entities	(173)	5	(54)	—	(222)
Income tax (benefit) expense	(6)	—	28	—	22
(Loss) income before (losses) earnings from unconsolidated entities	(167)	5	(82)	—	(244)
(Losses) earnings from unconsolidated entities, net of taxes	(56)	31	5	40	20
Net (loss) income	$(223)	$36	$(77)	$40	$(224)
Net loss attributable to noncontrolling interest	—	—	1	—	1
Net (loss) income attributable to Hexion Inc.	$(223)	$36	$(76)	$40	$(223)
Comprehensive (loss) income attributable to Hexion Inc.	$(280)	$35	$(81)	$46	$(280)

HEXION INC.
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2013

	Hexion Inc.		Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$2,176		$—	$2,919	$(205)	$4,890
Cost of sales	1,868		—	2,619	(205)	4,282
Gross profit	308		—	300	—	608
Selling, general and administrative expense	76		—	228	—	304
Asset impairments	53		—	128	—	181
Business realignment costs	12		—	9	—	21
Other operating (income) expense, net	(1)		(1)	3	—	1
Operating income (loss)	168		1	(68)	—	101
Interest expense, net	296		—	7	—	303
Intercompany interest (income) expense, net	(103)		(1)	104	—	—
Loss on extinguishment of debt	4		—	2	—	6
Other non-operating (income) expense, net	(45)		—	47	—	2
(Loss) income before income tax, (losses) earnings from unconsolidated entities	16		2	(228)	—	(210)
Income tax expense	361		—	18	—	379
(Loss) income before (losses) earnings from unconsolidated entities	(345)		2	(246)	—	(589)
(Losses) earnings from unconsolidated entities, net of taxes	(226)		(170)	4	409	17
Net loss	(571)		(168)	(242)	409	(572)
Net loss attributable to noncontrolling interest	—	—	—	1	—	1
Net loss attributable to Hexion Inc.	$(571)		$(168)	$(241)	$409	$(571)
Comprehensive loss attributable to Hexion Inc.	$(583)		$(169)	$(258)	$427	$(583)

HEXION INC.
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2012

	Hexion Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$2,120	$—	$2,902	$(266)	$4,756
Cost of sales	1,802	—	2,696	(266)	4,232
Gross profit	318	—	206	—	524
Selling, general and administrative expense	69	—	307	—	376
Asset impairments	—	—	23	—	23
Business realignment costs	9	—	26	—	35
Other operating expense (income), net	8	(1)	4	—	11
Operating income (loss)	232	1	(154)	—	79
Interest expense, net	234	—	29	—	263
Intercompany interest (income) expense, net	(54)	(1)	55	—	—
Other non-operating (income) expense, net	(10)	—	9	—	(1)
Income (loss) before income tax, (losses) earnings from unconsolidated entities	62	2	(247)	—	(183)
Income tax benefit	(375)	—	(35)	—	(410)
Income (loss) before (losses) earnings from unconsolidated entities	437	2	(212)	—	227
(Losses) earnings from unconsolidated entities, net of taxes	(190)	(70)	3	276	19
Net income (loss)	247	(68)	(209)	276	246
Net loss attributable to noncontrolling interest	—	—	1	—	1
Net income (loss) attributable to Hexion Inc.	$247	$(68)	$(208)	$276	$247
Comprehensive income (loss) attributable to Hexion Inc.	$255	$(69)	$(204)	$273	$255

HEXION INC.
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2014

	Hexion Inc.		Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries		Eliminations	Consolidated
Cash flows (used in) provided by operating activities	$(426)		$14	$376		$(14)	$(50)
Cash flows provided by (used in) investing activities
Capital expenditures	(89)		—	(94)		—	(183)
Acquisition of businesses	(52)		—	(12)		—	(64)
Purchase of debt securities, net	—		—	(1)		—	(1)
Change in restricted cash	—		—	(3)		—	(3)
Disbursement of affiliated loan	—		—	(50)		—	(50)
Repayment of affiliated loan	—		—	50		—	50
Funds remitted to unconsolidated affiliates, net	—		—	(2)		—	(2)
Proceeds from sale of assets	20		—	—		—	20
Capital contribution to subsidiary	(30)		(20)	—		50	—
Return of capital from subsidiary from sales of accounts receivable	350	(a)	—	—		(350)	—
	199		(20)	(112)		(300)	(233)
Cash flows provided by (used in) financing activities
Net short-term debt borrowings	7		—	14		—	21
Borrowings of long-term debt	295		—	96		—	391
Repayments of long-term debt	(256)		—	(87)			(343)
Net intercompany loan borrowings (repayments)	34		—	(34)		—	—
Capital contribution from parent	—		20	30		(50)	—
Common stock dividends paid	—		(14)	—		14	—
Return of capital to parent from sales of accounts receivable	—		—	(350)	(a)	350	—
	80		6	(331)		314	69
Effect of exchange rates on cash and cash equivalents	—		—	(9)		—	(9)
Decrease in cash and cash equivalents	(147)		—	(76)		—	(223)
Cash and cash equivalents (unrestricted) at beginning of year	170		—	209		—	379
Cash and cash equivalents (unrestricted) at end of year	$23		$—	$133		$—	$156

(a)
During the year ended December 31, 2014, Hexion Inc. contributed receivables of $350 to a non-guarantor subsidiary as capital contributions, resulting in a non-cash transaction. During the year ended December 31, 2014, the non-guarantor subsidiary sold the contributed receivables to certain banks under various supplier financing agreements. The cash proceeds were returned to Hexion Inc. by the non-guarantor subsidiary as a return of capital. The sale of receivables has been included within cash flows from operating activities on the Combined non-guarantor subsidiaries. The return of the cash proceeds from the sale of receivables has been included as a financing outflow and an investing inflow on the Combined Non-Guarantor Subsidiaries and Hexion Inc., respectively.

HEXION INC.
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2013

	Hexion Inc.		Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries		Eliminations	Consolidated
Cash flows (used in) provided by operating activities	$(173)		$23	$251		$(21)	$80
Cash flows provided by (used in) investing activities
Capital expenditures	(75)		—	(69)		—	(144)
Capitalized interest	—		—	(1)		—	(1)
Purchase of debt securities, net	—		—	(3)		—	(3)
Change in restricted cash	—		—	4		—	4
Funds remitted to unconsolidated affiliates, net	—		—	(13)		—	(13)
Proceeds from sale of assets	—		—	7		—	7
Capital contribution to subsidiary	(31)		(20)	—		51	—
Return of capital from subsidiary	48		31	—		(79)	—
Return of capital from subsidiary from sales of accounts receivable	214	(a)	—	—		(214)	—
	156		11	(75)		(242)	(150)
Cash flows (used in) provided by financing activities
Net short-term debt borrowings	—		—	15		—	15
Borrowings of long-term debt	1,109		—	26		—	1,135
Repayments of long-term debt	(665)		—	(393)		—	(1,058)
Net intercompany loan (repayments) borrowings	(493)		(2)	495		—	—
Capital contribution from parent	—		20	31		(51)	—
Long-term debt and credit facility financing fees	(40)		—	—		—	(40)
Common stock dividends paid	—		(21)	—		21	—
Return of capital to parent	—		(31)	(48)		79	—
Return of capital to parent from sales of accounts receivable	—		—	(214)	(a)	214	—
	(89)		(34)	(88)		263	52
Effect of exchange rates on cash and cash equivalents	—		—	(4)		—	(4)
(Decrease) increase in cash and cash equivalents	(106)		—	84		—	(22)
Cash and cash equivalents (unrestricted) at beginning of year	276		—	125		—	401
Cash and cash equivalents (unrestricted) at end of year	$170		$—	$209		$—	$379

(a)
During the year ended December 31, 2013, Hexion Inc. contributed receivables of $214 to a non-guarantor subsidiary as capital contributions, resulting in a non-cash transaction. During the year ended December 31, 2013, the non-guarantor subsidiary sold the contributed receivables to certain banks under various supplier financing agreements. The cash proceeds were returned to Hexion Inc. by the non-guarantor subsidiary as a return of capital. The sale of receivables has been included within cash flows from operating activities on the Combined non-guarantor subsidiaries. The return of the cash proceeds from the sale of receivables has been included as a financing outflow and an investing inflow on the Combined Non-Guarantor Subsidiaries and Hexion Inc., respectively.

HEXION INC.
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2012

	Hexion Inc.		Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries		Eliminations	Consolidated
Cash flows provided by operating activities	$14		$16	$160		$(13)	$177
Cash flows provided by (used in) investing activities
Capital expenditures	(57)		—	(76)		—	(133)
Proceeds from sale of debt securities, net	—		—	2		—	2
Change in restricted cash	—		—	(15)		—	(15)
Funds remitted to unconsolidated affiliates, net	—		—	(3)		—	(3)
Proceeds from sale of assets	9		—	2		—	11
Capital contribution to subsidiary	(30)		(19)	—		49	—
Return of capital from subsidiary from sales of accounts receivable	87	(a)	—	—		(87)	—
	9		(19)	(90)		(38)	(138)
Cash flows provided by (used in) financing activities
Net short-term debt repayments	—		—	(7)		—	(7)
Borrowings of long-term debt	450		—	3		—	453
Repayments of long-term debt	(278)		—	(209)		—	(487)
Repayment of affiliated debt	(2)		—	—		—	(2)
Repayment of advance from affiliate	(7)		—	—		—	(7)
Net intercompany loan (repayments) borrowings	(113)		(3)	116		—	—
Capital contribution from parent	16		19	30		(49)	16
Long-term debt and credit facility financing fees	(14)		—	—		—	(14)
Common stock dividends paid	(11)		(13)	—		13	(11)
Return of capital to parent from sales of accounts receivable	—		—	(87)	(a)	87	—
	41		3	(154)		51	(59)
Effect of exchange rates on cash and cash equivalents	—		—	5		—	5
Increase (decrease) in cash and cash equivalents	64		—	(79)		—	(15)
Cash and cash equivalents (unrestricted) at beginning of year	212		—	204		—	416
Cash and cash equivalents (unrestricted) at end of year	$276		$—	$125		$—	$401

(a)
During the year ended December 31, 2012, Hexion Inc. contributed receivables of $87 to a non-guarantor subsidiary as capital contributions, resulting in a non-cash transaction. During the year ended December 31, 2012, the non-guarantor subsidiary sold the contributed receivables to certain banks under various supplier financing agreements. The cash proceeds were returned to Hexion Inc. by the non-guarantor subsidiary as a return of capital. The sale of receivables has been included within cash flows from operating activities on the Combined non-guarantor subsidiaries. The return of the cash proceeds from the sale of receivables has been included as a financing outflow and an investing inflow on the Combined Non-Guarantor Subsidiaries and Hexion Inc., respectively.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of
Hexion Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, deficit, and cash flows present fairly, in all material respects, the financial position of Hexion Inc. and its subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 8 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014 based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in Management’s Annual Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As described in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for pension and other non-pension postretirement benefit plans. All periods have been retrospectively restated for this accounting change.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Columbus, Ohio
March 10, 2015, except for the pension and other non-pension postretirement benefit plans accounting change discussed in Note 2 and the segment change discussed in Note 16, as to which the date is June 9, 2015

ITEM 15 - EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(1)	Consolidated Financial Statements – The financial statements and related notes of Hexion Inc., and the reports of independent registered public accounting firms are included at Item 8 of this report.

(2)
Financial Statement Schedules – Schedule II – Valuation and Qualifying Accounts and Reserves. Also included are the financial statements and related notes of Hexion International Holdings Cooperatief U.A., as its securities collateralize the Company’s securities that have been registered, as defined by Rule 3-16 of Regulation S-X under the Securities Act of 1933, and the reports of independent registered public accounting firms. All other schedules are omitted because they are not applicable or not required, or because that required information is shown in either the Consolidated Financial Statements or in the notes thereto.

(3)	Exhibits Required by SEC Regulation S-K – The following Exhibits are filed herewith or incorporated herein by reference:

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith
2.1†	Transaction Agreement dated as of April 22, 2005 among RPP Holdings, Resolution Specialty Materials Holdings LLC, BHI Acquisition Corp., BHI Merger Sub One, BHI Merger Sub Two Inc. and Borden Chemical Inc.	S-1/A	333-124287	2.1	7/15/2005
2.2†	SOC Resins Master Sale Agreement dated July 10, 2000 among Shell Oil Company, Resin Acquisition, LLC and Shell Epoxy Resins Inc.	S-4	333-57170	2.1	3/16/2001
2.3†	SPNV Resins Sale Agreement dated as of September 11, 2000 between Shell Petroleum N.V. and Shell Epoxy Resins Inc.	S-4	333-57170	2.2	3/16/2001
2.4	Assignment and Assumption Agreement dated November 13, 2000 between Shell Epoxy Resins Inc. and Shell Epoxy Resins LLC	S-4	333-57170	2.3	3/16/2001
2.5	Assignment and Assumption Agreement dated November 14, 2000 between Resin Acquisition, LLC and RPP Holdings LLC	S-4	333-57170	2.4	3/16/2001
2.6	Agreement of Combination with Momentive Performance Materials Holdings Inc on September 11, 2010	8-K	001-00071	99.1	9/13/2010
3.1	Restated Certificate of Incorporation of Hexion Inc. dated as of January 15, 2015	10-K	001-00071	3.1	3/10/2015
3.2	Amended and Restated Bylaws of Hexion Inc.	10-K	001-00071	3.2	3/10/2015
4.1
Form of Indenture between Borden, Inc. and The First National Bank of Chicago, as Trustee, dated as of January 15, 1983, as supplemented by the First Supplemental Indenture dated as of March 31, 1986, and the Second Supplemental Indenture, dated as of June 26, 1996, related to the $200,000,000 8 3/8% Sinking Fund Debentures due 2016
		S-3	33-4381	4(a) and (b)
4.2
Form of Indenture between Borden, Inc. and The Bank of New York, as Trustee, dated as of December 15, 1987, as supplemented by the First Supplemental Indenture dated as of December 15, 1987, the Second Supplemental Indenture dated as of February 1, 1993 and the Third Supplemental Indenture dated as of June 26, 1996, related to the $200,000,000 9.20% Debentures due 2021 and $750,000,000 7.875% Debentures due 2023
		S-3	33-45770	4(a) thru 4(d)
4.3	Indenture, dated as of January 29, 2010, by and among Hexion Finance Escrow LLC, Hexion Escrow Corporation and Wilmington Trust FSB, as trustee, related to the $1,000,000,000 8.875% Senior Secured Notes due 2018	8-K	001-00071	4.1	2/4/2010
4.4	Supplemental Indenture, dated as of January 29, 2010, by and among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the guarantors party thereto and Wilmington Trust FSB, as trustee, related to the 8.875% Senior Secured Notes due 2018	8-K	001-00071	4.2	2/4/2010
4.5	Supplemental Indenture, dated as of June 4, 2010, by and among NL COOP Holdings LLC, Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the guarantors party thereto and Wilmington Trust Company, as trustee, related to the 8.875 Senior Secured Notes due 2018	8-K	001-00071	4.1	6/9/2010
4.6	Indenture, dated as of November 5, 2010, among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the Company, the guarantors named therein and Wilmington Trust Company, as trustee, related to the $574,016,000 9.0% Second-Priority Senior Secured Notes due 2020	8-K	001-00071	4.1	11/12/2010
4.7	Indenture, dated as of March 14, 2012, among Hexion U.S. Finance Corp., Momentive Specialty Chemicals Inc., the guarantors named therein and Wilmington Trust, National Association, as trustee, related to the $450,000,000 First-Priority Senior Secured Notes due 2020	8-K	001-00071	4.1	3/20/2012
4.8	Second Supplemental Indenture, dated as of January 14, 2013, among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, Momentive Specialty Chemicals Inc., the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee, related to the additional $200,000,000 8.875% Senior Secured Notes due 2018	8-K	001-00071	4.1	1/18/2013

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith
4.9	First Supplemental Indenture, dated as of January 31, 2013, among Hexion U.S. Finance Corp., Momentive Specialty Chemicals Inc., the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee, related to the additional $1,100,000,000 First-Priority Senior Secured Notes due 2020	8-K	001-00071	4.1	2/6/2013
4.10	Second Supplemental Indenture, dated as of March 28, 2013, by and among Hexion U.S. Finance Corp., the guarantors party thereto and Wilmington Trust, National Association, as trustee, related to the 6.625% First-Priority Senior Secured Notes due 2020	8-K	001-00071	4.1	4/3/2013
4.11	Third Supplemental Indenture, dated as of December 2, 2014, by and among Momentive Specialty Chemicals Inc., the guarantors party thereto and Wilmington Trust, National Association, as trustee, related to the 6.625% First-Priority Senior Secured Notes due 2020	8-K	001-00071	4.1	12/2/2014
4.12	Third Supplemental Indenture, dated as of December 2, 2014, by and among Momentive Specialty Chemicals Inc., Hexion Nova Scotia Finance ULC, the guarantors party thereto and Wilmington Trust, National Association, as trustee, related to the 8.875% Senior Secured Notes due 2018	8-K	001-00071	4.2	12/2/2014
4.13	First Supplemental Indenture, dated as of December 2, 2014, by and among Momentive Specialty Chemicals Inc., Hexion Nova Scotia Finance ULC, the guarantors party thereto and Wilmington Trust Company, as trustee, related to the 9.00% Second-Priority Senior Secured Notes due 2020	8-K	001-00071	4.3	12/2/2014
10.1‡	BHI Acquisition Corp. 2004 Deferred Compensation Plan	10-Q	001-00071	10(iv)	11/15/2004
10.2‡	BHI Acquisition Corp. 2004 Stock Incentive Plan	10-Q	001-00071	10(v)	11/15/2004
10.3‡	Resolution Performance Products Inc. 2000 Stock Option Plan	S-4	333-57170	10.26	3/16/2001
10.4‡	Resolution Performance Products Inc. 2000 Non - Employee Directors Stock Option Plan	S-4	333-57170	10.27	3/16/2001
10.5‡	Amended and Restated Resolution Performance Products, Inc. Restricted Unit Plan, as amended and restated May 31, 2005	S-1/A	333-124287	10.34	9/19/2005
10.6‡	Form of Non-Qualified Stock Option Agreement between BHI Acquisition Corp. and certain optionees	S-4	333-122826	10.12	2/14/2005
10.7‡	Resolution Specialty Materials Inc. 2004 Stock Option Plan	S-1/A	333-124287	10.52	7/15/2005
10.8‡	Form of Nonqualified Stock Option Agreement for Resolution Specialty Materials Inc. 2004 Stock Option Plan	S-1/A	333-124287	10.53	7/15/2005
10.9‡	Form of Nonqualified Stock Option Agreement for Resolution Performance Products Inc. 2000 Stock Option Plan	S-1/A	333-124287	10.54	7/15/2005
10.10‡	Form of Nonqualified Stock Option Agreement for Resolution Performance Products Inc. 2000 Non-Employee Director Stock Option Plan	S-1/A	333-124287	10.55	7/15/2005
10.11‡	Hexion LLC 2007 Long-Term Incentive Plan dated April 30, 2007	10-Q	001-00071	10.1	8/14/2007
10.12	Amended and Restated Investor Rights Agreement dated as of May 31, 2005 between Hexion LLC, Hexion Specialty Chemicals, Inc. and the holders that are party thereto	S-1/A	333-124287	10.63	7/15/2005
10.13	Registration Rights Agreement dated as of May 31, 2005 between Hexion Specialty Chemicals, Inc. and Hexion LLC	S-1/A	333-124287	10.64	7/15/2005
10.14‡	Amended and Restated Executives’ Supplemental Pension Plan for Hexion Specialty Chemicals, Inc., dated as of September 7, 2005	8-K	001-00071	10	9/12/2005
10.15	Borden, Inc. Advisory Directors Plan dated 7/1/89	10-K	001-00071	10(viii)	7/1/1989
10.16‡	Hexion Specialty Chemicals, Inc. 2009 Leadership Long-Term Cash Incentive Plan	10-K	001-00071	10.21	3/11/2009
10.17‡	Amended and Restated Employment Agreement dated as of August 12, 2004 between Hexion Specialty Chemicals, Inc. and Craig O. Morrison	10-Q	001-00071	10(i)	11/15/2004
10.18‡	Amended and Restated Employment Agreement dated as of August 12, 2004 between Hexion Specialty Chemicals, Inc. and Joseph P. Bevilaqua	10-Q	001-00071	10(ii)	11/15/2004
10.19‡	Summary of Terms of Employment between Hexion Specialty Chemicals, Inc. and Joseph P. Bevilaqua dated August 10, 2008	10-K	001-00071	10.23	3/9/2010
10.20‡	Amended and Restated Employment Agreement dated as of August 12, 2004 between Hexion Specialty Chemicals, Inc. and William H. Carter	10-Q	001-00071	10(iii)	11/15/2004
10.21‡	Summary of Terms of Employment between Hexion Specialty Chemicals, Inc. and Judith A. Sonnett dated September 21, 2007	10-K	001-00071	10.29	3/9/2010
10.22‡	Addition of Terms of Employment between Hexion Specialty Chemicals, Inc. and Dale N. Plante, Supplement to August 2008 Promotional Employment Offer dated as of July 16, 2009	10-K	001-00071	10.27	2/28/2011

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith
10.23‡	Momentive Specialty Chemicals Inc. Supplemental Executive Retirement Plan, dated as of December 31, 2011	8-K	001-00071	99.1	1/6/2012
10.24	Master Asset Conveyance and Facility Support Agreement, dated as of December 20, 2002, between Borden Chemical and Borden Chemicals and Plastics Operating Limited Partnership	10-K	001-00071	(10)(xxvi)	3/28/2003
10.25	Environmental Servitude Agreement, dated as of December 20, 2002, between Borden Chemical and Borden Chemicals and Plastics Operating Limited Partnership	10-K	001-00071	(10)(xxvii)	3/28/2003
10.26	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Oil Company and Shell Epoxy Resins LLC	S-4	333-57170	10.13	3/16/2001
10.27	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Internationale Research Maatschappij B.V. and Shell Epoxy Resins Research B.V	S-4	333-57170	10.14	3/16/2001
10.28	First Amended and Restated Deer Park Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Shell Chemical Company, for itself and as agent for Shell Oil Company, and Shell Epoxy Resins LLC	S-4	333-57170	10.19	3/16/2001
10.29	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V.	S-4	333-57170	10.21	3/16/2001
10.30	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Chemie B.V.	S-4	333-57170	10.22	3/16/2001
10.31†	Second Amended and Restated Norco Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2004 between Shell Chemical L.P. and Resolution Performance Products LLC.	10-K	001-00071	10.45	3/22/2007
10.32	Deer Park Ground Lease and Grant of Easements dated as of November 1, 2000 between Shell Oil Company and Shell Epoxy Resins LLC	S-4	333-57170	10.23	3/16/2001
10.33	Norco Ground Lease and Grant of Servitudes dated as of November 1, 2000 between Shell Oil Company and Shell Epoxy Resins LLC	S-4	333-57170	10.24	3/16/2001
10.34	Amended and Restated Agreement of Sub-Lease (Pernis) dated as of November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V.	S-4	333-57170	10.25	3/16/2001
10.35	Amended and Restated Management Consulting Agreement dated as of May 31, 2005 between Borden Chemical, Inc. and Apollo Management V, L.P.	S-1/A	333-124287	10.66	7/15/2005
10.36	Collateral Agreement dated as of November 3, 2006 among Hexion Specialty Chemicals, Inc. and subsidiary parties thereto, and Wilmington Trust Company, as Collateral Agent	10-K	001-00071	10.57	3/11/2009
10.37	Settlement Agreement and Release, dated December 14, 2008, among Huntsman Corporation, Jon M. Huntsman, Peter R. Huntsman, Hexion Specialty Chemicals, Inc., Hexion LLC, Nimbus Merger Sub, Inc., Craig O. Morrison, Leon Black, Joshua J. Harris and Apollo Global Management, LLC and certain of its affiliates	8-K	001-00071	10.1	12/15/2008
10.38	Commitment Letter dated as of March 3, 2009 among the Hexion Specialty Chemicals, Inc., Hexion LLC, Euro VI (BC) S.a.r.l., Euro V (BC) S.a.r.l. and AAA Co-Invest VI (EHS-BC) S.a.r.l.	8-K	001-00071	10.1	3/3/2009
10.39	Credit Agreement with exhibits and schedules dated as of March 3, 2009 among Hexion Specialty Chemicals, Inc., Borden Luxembourg S.a.r.l., Euro V (BC) S.a.r.l., Euro VI (BC) S.a.r.l. and AAA Co-Invest VI (EHS-BC) S.a.r.l.	10-Q	001-00071	10.4	8/13/2009
10.40	Indemnification Agreement dated as of March 3, 2009 among Apollo Management, L.P. and subsidiary parties thereto, Hexion LLC, Hexion Specialty Chemicals, Inc. and Nimbus Merger Sub Inc.	8-K	001-00071	10.3	3/3/2009
10.41	Intercreditor Agreement, dated as of January 29, 2010, by and among JPMorgan Chase Bank, as intercreditor agent, Wilmington Trust FSB, as trustee and collateral agent, Hexion LLC, Hexion Specialty Chemicals, Inc. and certain subsidiaries	8-K/A	001-00071	10.1	2/4/2010
10.42	Collateral Agreement dated and effective as of January 29, 2010, among Hexion Specialty Chemicals, Inc., each Subsidiary Party thereto and Wilmington Trust FSB, as collateral agent	8-K	001-00071	10.4	2/4/2010

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith
10.43	SUPPLEMENT dated as of June 4, 2010, to the Collateral Agreement dated as of January 29, 2010, among HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Subsidiary Party party thereto and WILMINGTON TRUST FSB, as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein)	8-K	001-00071	10.4	6/9/2010
10.44	SUPPLEMENT dated as of June 4, 2010, to the Collateral Agreement dated as of November 3, 2006, among HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Subsidiary Party party thereto and WILMINGTON TRUST COMPANY, as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein)	8-K	001-00071	10.5	6/9/2010
10.45	Registration Rights Agreement, dated November 5, 2010, among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the Guarantors, including the Company, and Euro VI (BC) S.a r.l.	8-K	001-00071	4.3	11/12/2010
10.46	Joinder and Supplement to Collateral Agreement dated November 5, 2010 among the Company and subsidiary parties thereto, and Wilmington Trust Company, as trustee and collateral agent	8-K	001-00071	10.2	11/12/2010
10.47	Shared Services agreement, dated as of October 1, 2010, by and among Hexion Specialty Chemicals, Inc. and Momentive Performance Materials Inc.,and the other Persons party thereto	10-K	001-00071	10.68	2/28/2011
10.48‡	Form of Restricted Deferred Unit Award Agreement of Momentive Performance Materials Holdings LLC	S-4	333-172943	10.7	3/18/2011
10.49‡	Form of Unit Option Agreement of Momentive Performance Materials Holdings LLC	S-4	333-172943	10.71	3/18/2011
10.50‡	Form of Director Unit Option Agreement of Momentive Performance Materials Holdings LLC	S-4	333-172943	10.72	3/18/2011
10.51‡	Management Investor Rights Agreement, dated as of February 23, 2011 by and among Momentive Performance Materials Holdings LLC and the Holders	S-4	333-172943	10.73	3/18/2011
10.52	Amended and Restated Shared Services Agreement dated March 17, 2011 by and among Momentive Performance Materials Inc., its subsidiaries, and Momentive Specialty Chemicals Inc.	8-K	001-00071	10.1	3/17/2011
10.53	Master Confidentiality and Joint Development Agreement entered into on March 17, 2011 by and between Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc.	8-K	001-00071	10.2	3/17/2011
10.54	Amendment Two to Second Amended and Restated Norco Site Services, Utilities, Materials and Facilities Agreement dated January 1, 2011 between Shell Chemical L.P. and Momentive Specialty Chemicals Inc.	10-Q	001-00071	10.2	5/13/2011
10.55	Joinder and Supplement to Intercreditor Agreement dated, January 29, 2010, by and among Wilmington Trust, National Association, as trustee, JPMorgan Chase Bank N.A., as intercreditor agent, Wilmington Trust, National Association, as trustee and collateral agent and as second-priority agent, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and each subsidiary of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.4	3/20/2012
10.56	Fourth Joinder and Supplement to Intercreditor Agreement, dated as of March 14, 2013, by and among Wilmington Trust, National Association, as trustee, JPMorgan Chase Bank N.A., as intercreditor agent, Wilmington Trust Company, as trustee and collateral agent and as second-priority agent, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and each subsidiary of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.5	3/20/2012
10.57‡	Momentive Performance Materials Holdings LLC 2012 Incentive Compensation Plan	10-Q	001-00071	10.1	5/8/2012
10.58‡	First Amended Resolution Specialty Materials Inc 2004 Stock Option Plan	10-Q	001-00071	10.1	11/13/2012
10.59‡	First Amended Hexion LLC 2007 Long-Term Incentive Plan	10-Q	001-00071	10.2	11/13/2012
10.60	Amendment to Third Amended and Restated Credit Agreement, dated as of January 14, 2013, among Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc., Momentive Specialty Chemicals Canada Inc., Momentive Specialty Chemicals B.V., Momentive Specialty Chemicals UK Limited, Borden Chemical UK Limited, the lenders party thereto from time to time, JPMorgan Chase Bank N.A., as administrative agent for the lenders and the other parties named therein.	8-K	001-00071	10.1	1/18/2013

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith
10.61	Fifth Joinder and Supplement to Intercreditor Agreement, dated January 14, 2013, by and among Wilmington Trust, National Association, as trustee, JPMorgan Chase Bank N.A., as intercreditor agent, Wilmington Trust, National Association, as trustee and collateral agent and as second-priority agent, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and each subsidiary of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.2	1/18/2013
10.62
Amended and Restated Intercreditor Agreement, dated as of January 31, 2013, among JPMorgan Chase Bank, N.A., as intercreditor agent, Wilmington Trust Company, as trustee and as collateral agent, Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as senior-priority agent for the holders of the notes issued under the 1.5 Lien Indenture (as defined therein), Wilmington Trust, National Association, as senior-priority agent for the holders of the notes issued under the First Lien Indenture (as defined therein), Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.
		8-K	001-00071	10.1	2/6/2013
10.63	Additional Secured Party Consent, dated January 31, 2013, among Wilmington Trust Bank, National Association, as trustee and as authorized representative, JPMorgan Chase Bank, N.A., as applicable first lien representative and collateral agent, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.2	2/6/2013
10.64‡	Second Joinder and Supplement to Intercreditor Agreement, dated as of January 31, 2013, by and among Wilmington Trust, National Association, as trustee and senior-priority agent for the holders of the notes issued under the First Lien Indenture (as defined therein), JPMorgan Chase Bank, N.A., as intercreditor agent, Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee and second-priority agent, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.3	2/6/2013
10.65	Amendment No. 1 to the Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan	8-K	001-00071	10.1	3/6/2013
10.66	Form of Restricted Deferred Unit Agreement of Momentive Performance Materials Holdings LLC	8-K	001-00071	10.2	3/6/2013
10.67	Form of Unit Option Agreement of Momentive Performance Materials Holdings LLC	8-K	001-00071	10.3	3/6/2013
10.68‡	Momentive Performance Materials Holdings LLC 2013 Incentive Compensation Plan	10-K	001-00071	10.91	4/1/2013
10.69‡	Momentive Performance Materials Holdings LLC 2012 Long-Term Cash Incentive Plan	10-K	001-00071	10.92	4/1/2013
10.70‡	Amended and Restated Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan	10-K	001-00071	10.93	4/1/2013
10.71‡	Special recognition bonus letter to Dale Plante dated November 15, 2011	10-K	001-00071	10.94	4/1/2013
10.72	Asset-Based Revolving Credit Agreement, dated as of March 28, 2013, by and among Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc., as U.S. borrower, Momentive Specialty Chemicals Canada Inc., as Canadian borrower, Momentive Specialty Chemicals B.V., as Dutch borrower, Momentive Specialty Chemicals UK Limited and Borden Chemical UK Limited, as U.K. borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swingline lender and initial issuing bank.	8-K	001-00071	10.1	4/3/2013
10.73	ABL Intercreditor Agreement, dated as of March 28, 2013, by and among JPMorgan Chase Bank, N.A., as the ABL facility collateral agent, Wilmington Trust, National Association, as applicable first-lien agent and first-lien collateral agent, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.2	4/3/2013
10.74‡	Collateral Agreement, dated as of March 28, 2013, by and among Momentive Specialty Chemicals Inc., subsidiaries of Momentive Specialty Chemicals Inc. party thereto and JPMorgan Chase Bank, N.A. as collateral agent.	8-K	001-00071	10.3	4/3/2013
10.75	Collateral Agreement, dated as of March 28, 2013, by and among Momentive Specialty Chemicals Inc., subsidiaries of Momentive Specialty Chemicals Inc. party thereto and Wilmington Trust, National Association, as collateral agent.	8-K	001-00071	10.4	4/3/2013

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith
10.76	Third Joinder and Supplement to 1.5 Lien Intercreditor Agreement, dated as of March 28, 2013, by and among JPMorgan Chase Bank, N.A., as ABL credit agreement agent, former intercreditor agent and new intercreditor agent, Wilmington Trust, National Association, as 1.5 lien trustee, Wilmington Trust, National Association, as first lien trustee, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.5	4/3/2013
10.77	Joinder and Supplement to Second Lien Intercreditor Agreement, dated as of March 28, 2013, among JPMorgan Chase Bank, N.A., as ABL credit agreement agent, former intercreditor agent and new intercreditor agent, Wilmington Trust Company, as second-lien trustee, Wilmington Trust, National Association, as 1.5 lien trustee, Wilmington Trust, National Association, as first lien trustee, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.6	4/3/2013
10.78‡	Momentive Performance Materials Holdings LLC 2014 Incentive Compensation Plan	10-K	001-00071	10.87	3/31/2014
10.79‡	Second Amended and Restated Shared Services Agreement, dated as of October 24, 2014, by and among Momentive Specialty Chemicals Inc., Momentive Performance Materials Inc., and the subsidiaries of the Momentive Performance Materials Inc., party thereto	8-K	001-00071	10.1	10/30/2014
10.80‡	Momentive Performance Materials Holdings LLC Long-Term Cash Investment Plan	10-Q	001-00071	10.1	11/10/2014
10.81‡	Form of 2014 Cash-based Long-Term Incentive Award Agreement	10-Q	001-00071	10.2	11/10/2014
10.82‡	Summary of Terms of Employment between Momentive Performance Materials Inc. and Douglas Johns dated October 3, 2010	10-K	001-00071	10.82	3/10/2015
12.1	Statement regarding Computation of Ratios	8-K	001-00071	99.2	6/9/2015	X
18.1	Letter from PricewaterhouseCoopers, dated February 28, 2011 regarding preferability of a change in accounting principle	10-K	001-00071	18.1	2/28/2011
21.1	List of Subsidiaries of Hexion Inc.	10-K	001-00071	21.1	3/10/2015
31.1	Rule 13a-14 Certifications	10-K	001-00071	31.1	3/10/2015
	(a) Certificate of the Chief Executive Officer	10-K	001-00071	31.1(a)	3/10/2015
	(b) Certificate of the Chief Financial Officer	10-K	001-00071	31.1(b)	3/10/2015
32.1	Section 1350 Certifications	10-K	001-00071	32.1	3/10/2015
101.INS*	XBRL Instance Document					X
101.SCH*	XBRL Schema Document					X
101.CAL*	XBRL Calculation Linkbase Document					X
101.LAB*	XBRL Label Linkbase Document					X
101.PRE*	XBRL Presentation Linkbase Document					X
101.DEF*	XBRL Definition Linkbase Document					X

†
The schedules and exhibits to these agreements are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit.

‡	Represents a management contract or compensatory plan or arrangement.

*	Attached as Exhibit 101 to this report are documents formatted in XBRL (Extensible Business Reporting Language). The financial information in the XBRL-related documents is “unaudited” or “unreviewed.”

HEXION INTERNATIONAL HOLDINGS COOPERATIEF U.A.
CONSOLIDATED BALANCE SHEETS

(In millions)	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $5 and $3, respectively) (see Note 2)	$88	$180
Short-term investments	7	7
Accounts receivable (net of allowance for doubtful accounts of $12 and $13, respectively)	316	325
Accounts receivable from affiliates (see Note 4)	190	88
Loans receivable from affiliates (see Note 9)	11	33
Inventories:
Finished and in-process goods	152	135
Raw materials and supplies	60	60
Other current assets	33	45
Total current assets	857	873
Long-term loans receivable from affiliates (see Note 9)	37	19
Investments in unconsolidated entities	17	19
Other long-term assets	48	64
Property and equipment
Land	50	55
Buildings	165	186
Machinery and equipment	1,213	1,285
	1,428	1,526
Less accumulated depreciation	(925)	(990)
	503	536
Goodwill (see Note 5)	102	115
Other intangibles assets, net (see Note 5)	50	67
Total assets	$1,614	$1,693
Liabilities and Deficit
Current liabilities:
Accounts payable	$221	$277
Accounts payable to affiliates (see Note 4)	100	158
Debt payable within one year (see Note 8)	55	85
Affiliated debt payable within one year (see Note 9)	276	284
Income taxes payable	3	6
Other current liabilities	91	86
Total current liabilities	746	896
Long-term liabilities:
Long-term debt (see Note 8)	51	22
Affiliated long-term debt (see Note 9)	1,008	1,156
Deferred income taxes (see Note 15)	9	11
Long-term pension and postretirement benefit obligations (see Note 12)	218	184
Other long-term liabilities	63	65
Total liabilities	2,095	2,334
Commitments and contingencies (see Notes 8, 10 and 11)
Deficit
Paid-in capital	128	22
Loans receivable from parent	(1)	(140)
Accumulated other comprehensive (loss) income	(15)	38
Accumulated deficit	(591)	(560)
Total Hexion International Holdings Cooperatief U.A. shareholder's deficit	(479)	(640)
Noncontrolling interest	(2)	(1)
Total deficit	(481)	(641)
Total liabilities and deficit	$1,614	$1,693
See Notes to Consolidated Financial Statements

HEXION INTERNATIONAL HOLDINGS COOPERATIEF U.A.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(In millions)	2014	2013	2012
Net sales	$2,897	$2,771	$2,777
Cost of sales	2,598	2,466	2,558
Gross profit	299	305	219
Selling, general and administrative expense	302	239	324
Asset impairments (see Note 2)	5	112	23
Business realignment costs (see Note 2)	16	8	24
Other operating expense (income), net	2	(2)	5
Operating loss	(26)	(52)	(157)
Interest expense, net	6	8	29
Affiliated interest expense, net (see Note 9)	88	83	53
Other non-operating (income) expense, net (see Note 4)	(100)	70	18
Loss before income taxes and earnings from unconsolidated entities	(20)	(213)	(257)
Income tax expense (benefit) (see Note 15)	13	17	(67)
Loss before earnings from unconsolidated entities	(33)	(230)	(190)
Earnings from unconsolidated entities, net of taxes	1	1	1
Net loss	(32)	(229)	(189)
Net loss attributable to noncontrolling interest	1	1	1
Net loss attributable to Hexion International Holdings Cooperatief U.A.	$(31)	$(228)	$(188)
See Notes to Consolidated Financial Statements

HEXION INTERNATIONAL HOLDINGS COOPERATIEF U.A.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year Ended December 31,
(In millions)	2014	2013	2012
Net loss	$(32)	$(229)	$(189)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	(56)	(2)	6
Gain recognized from pension and postretirement benefits	3	1	—
Other comprehensive (loss) income	(53)	(1)	6
Comprehensive loss	(85)	(230)	(183)
Comprehensive loss attributable to noncontrolling interest	1	1	1
Comprehensive loss attributable to Hexion International Holdings Cooperatief U.A.	$(84)	$(229)	$(182)
See Notes to Consolidated Financial Statements

HEXION INTERNATIONAL HOLDINGS COOPERATIEF U.A.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(In millions)	2014	2013	2012
Cash flows (used in) provided by operating activities
Net loss	$(32)	$(229)	$(189)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	73	84	88
Allocations of corporate overhead, net (see Note 4)	11	9	9
(Gain) loss on foreign exchange guarantee agreement with parent (see Note 4)	(101)	32	8
Loss on cash pooling guarantee agreement with parent (see Note 4)	4	14	7
Deferred tax expense (benefit)	(5)	(4)	(77)
Non-cash asset impairments and accelerated depreciation	5	113	25
Unrealized losses (gains) on pension and postretirement benefit plan liabilities	77	(39)	116
Unrealized foreign exchange loss (gain)	8	(20)	17
Other non-cash adjustments	(1)	(1)	6
Net change in assets and liabilities:
Accounts receivable	(41)	(48)	(1)
Inventories	(44)	12	(9)
Accounts payable	(15)	46	60
Income taxes payable	(1)	—	(2)
Other assets, current and non-current	27	(20)	49
Other liabilities, current and non-current	—	73	(26)
Net cash (used in) provided by operating activities	(35)	22	81
Cash flows used in investing activities
Capital expenditures	(93)	(62)	(66)
Purchase of business	(12)	—	—
Proceeds from the sale of assets	—	7	1
Funds remitted to unconsolidated affiliates, net	—	(15)	(6)
Change in restricted cash	(3)	15	(15)
(Purchases of) proceeds from sale of debt securities, net	(1)	(3)	2
Net cash used in investing activities	(109)	(58)	(84)
Cash flows provided by (used in) financing activities
Net short-term debt borrowings	2	5	2
Borrowings of long-term debt	92	26	3
Repayments of long-term debt	(87)	(394)	(209)
Affiliated loan borrowings, net	22	494	114
Capital contribution from parent	29	31	30
Return of capital to parent	—	(48)	—
Net cash provided by (used in) financing activities	58	114	(60)
Effect of exchange rates on cash and cash equivalents	(8)	(4)	5
(Decrease) increase in cash and cash equivalents	(94)	74	(58)
Cash and cash equivalents (unrestricted) at beginning of year	177	103	161
Cash and cash equivalents (unrestricted) at end of year	$83	$177	$103
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$93	$91	$81
Income taxes, net of cash refunds	24	—	12
Non-cash investing activity:
Assignment of note receivable from parent (see Note 9)	$59	$—	$—
Non-cash financing activity:
Contribution from parent—settlement of intercompany guarantee agreements (see Note 4)	$63	$—	$—
Distribution to parent—settlement of foreign exchange guarantee agreement with parent (See Note 4)	—	—	(5)
Contribution of ownership in subsidiary from parent (see Note 13)	—	—	67
See Notes to Consolidated Financial Statements

HEXION INTERNATIONAL HOLDINGS COOPERATIEF U.A.
CONSOLIDATED STATEMENTS OF DEFICIT

(In millions)	Paid-in (Deficit) Capital	Loans Receivable from Parent	Accumulated Other Comprehensive (Loss) Income		Accumulated Deficit	Total Hexion International Holdings Cooperatief U.A. Shareholders’ Deficit	Noncontrolling Interest	Total
Balance at December 31, 2011	$(12)	$(204)	$(92)		$(75)	$(383)	$1	$(382)
Net loss	—	—	—		(188)	(188)	(1)	(189)
Other comprehensive income	—	—	6		—	6	—	6
Net borrowings to parent	—	(5)	—		—	(5)	—	(5)
Translation adjustment and other non-cash changes in principal	—	29	—		—	29	—	29
Capital contribution from parent	30	—	—		—	30	—	30
Allocations of corporate overhead (See Note 4)	9	—	—		—	9	—	9
Distribution to parent-settlement of foreign exchange guarantee agreement with parent (see Note 4)	(5)	—	—		—	(5)	—	(5)
Contribution of ownership in subsidiary from parent (see Note 13)	9	—	125		(67)	67	—	67
Deconsolidation of noncontrolling interest in subsidiary held by parent (see Note 2)	(1)	—	—		(2)	(3)	—	(3)
Balance at December 31, 2012	30	(180)	39		(332)	(443)	—	(443)
Net loss	—	—	—		(228)	(228)	(1)	(229)
Other comprehensive loss	—	—	(1)		—	(1)	—	(1)
Net repayments from parent	—	30	—		—	30	—	30
Translation adjustment and other non-cash changes in principal	—	10	—		—	10	—	10
Capital contribution from parent	31	—	—		—	31	—	31
Allocations of corporate overhead (see Note 4)	9	—	—		—	9	—	9
Return of capital to parent	(48)	—	—	—	—	(48)	—	(48)
Balance at December 31, 2013	22	(140)	38		(560)	(640)	(1)	(641)
Net loss	—	—	—		(31)	(31)	(1)	(32)
Other comprehensive loss	—	—	(53)		—	(53)	—	(53)
Net repayments from parent	—	80	—		—	80	—	80
Translation adjustment and other non-cash changes in principal	—	59	—		—	59	—	59
Capital contribution from parent	29	—	—		—	29	—	29
Non-cash capital contribution from parent - settlement of intercompany guarantee agreements (see Note 4)	63	—	—		—	63	—	63
Purchase of business from related party under common control (see Note 4)	3	—	—		—	3	—	3
Allocations of corporate overhead (see Note 4)	11	—	—		—	11	—	11
Balance at December 31, 2014	$128	$(1)	$(15)		$(591)	$(479)	$(2)	$(481)

See Notes to Consolidated Financial Statements

HEXION INTERNATIONAL HOLDINGS COOPERATIEF U.A.

Notes to Consolidated Financial Statements
(In millions)
1. Background and Basis of Presentation
Hexion International Holdings Cooperatief U.A. (“CO-OP”) (formerly known as Momentive International Holdings Cooperatief U.A.) is a holding company whose primary assets are its investments in Hexion Holding B.V. and Hexion Canada, Inc. (“Hexion Canada”), and their respective subsidiaries. Together, CO-OP, through its investments in Hexion Canada and Hexion Holding B.V. and their respective subsidiaries, (collectively referred to as the “Company”), is engaged in the manufacture and marketing of urea, phenolic, epoxy and epoxy specialty resins and coatings applications primarily used in forest and industrial and construction products and other specialty and industrial chemicals worldwide. At December 31, 2014, the Company’s operations included 36 manufacturing facilities in Europe, North America, South America, Australia, New Zealand and Korea.
The Company is a wholly owned subsidiary of Hexion Inc. (“Hexion”), which, through a series of intermediate holding companies, is controlled by investment funds managed by affiliates of Apollo Management Holdings, L.P. (together with Apollo Global Management, LLC and its subsidiaries, “Apollo”). The Company has significant related party transactions with Hexion, as discussed in Note 4. CO-OP operates as a business under the direction and with support of its parent, Hexion. All entities are under the common control of Hexion.
Hexion serves global industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries.
2. Summary of Significant Accounting Policies
Change in Accounting Policy—The Company has elected to change its accounting policies related to the recognition of gains and losses for pension and other non-pension postretirement benefit (“OPEB”) plans to a more preferable policy under U.S. GAAP. Specifically, such gains and losses historically recognized as a component of “Other comprehensive income (loss)”, and amortized into net income (loss) in future periods, will be recognized in earnings in the period in which they occur. In addition, the Company has changed its policy for recognizing expected returns on plan assets from a market-related value method (based on a five-year smoothing of asset returns), to a fair value method.
Under the new policies, upon the Company’s annual remeasurement of its pension and OPEB plans in the fourth quarter, or on an interim basis as triggering events warrant remeasurement, the Company will immediately recognize gains and losses as a mark-to-market (“MTM”) gain or loss through earnings. As such, under the new policies, the Company’s net periodic pension and OPEB expense recognized on a quarterly basis will consist of i) service cost, interest cost, expected return on plan assets, amortization of prior service cost/credits and ii) MTM adjustments recognized annually in the fourth quarter upon remeasurement of pension and OPEB liabilities or when triggering events warrant remeasurement. The Company believes that these changes are preferable as they provide greater transparency of the Company’s economic obligations in accounting results and better alignment with fair value accounting principles by recognizing the effects of economic and interest rate changes on pension and OPEB assets and liabilities in the year in which the gains and losses are incurred.
The impact of these pension and OPEB accounting policy changes was applied through retrospective application of the new policies to all periods presented. Accordingly, all relevant information as of December 31, 2014 and 2013, and for the three years ended December 31, 2014, 2013 and 2012, have been adjusted to reflect the application of the changes. As of January 1, 2012, the cumulative effect of these changes was a $5 increase to “Accumulated deficit” and a $5 decrease to “Accumulated other comprehensive loss” in the Consolidated Balance Sheets. The effects of the aforementioned accounting policy changes to the Consolidated Financial Statements are as follows:

	As Previously Reported	Effect of Accounting Change	As Adjusted
Consolidated Balance Sheet as of December 31, 2014:
Finished and in-process goods	$150	$2	$152
Accumulated other comprehensive loss	(146)	131	(15)
Accumulated deficit	(463)	(128)	(591)
Noncontrolling interest	(1)	(1)	(2)
Consolidated Statement of Operations for the year ended December 31, 2014:
Cost of sales	$2,558	$40	$2,598
Selling, general and administrative expense	269	33	302
Income tax expense	18	(5)	13
Net income (loss)	36	(68)	(32)
Net loss attributable to noncontrolling interest	—	1	1
Consolidated Statement of Cash Flows for the year ended December 31, 2014:
Net income (loss)	$36	$(68)	$(32)
Unrealized losses from pension and OPEB plan liabilities	—	77	77
Deferred tax benefit	—	(5)	(5)
Changes in inventories	(40)	(4)	(44)
Consolidated Statement of Comprehensive Loss for the year ended December 31, 2014:
Net income (loss)	$36	$(68)	$(32)
(Loss) gain recognized from pension and postretirement benefits	(69)	72	3
Comprehensive loss	(89)	4	(85)
Comprehensive loss attributable to noncontrolling interest	—	1	1

	As Previously Reported	Effect of Accounting Change	As Adjusted
Consolidated Balance Sheet as of December 31, 2013:
Finished and in-process goods	$137	$(2)	$135
Accumulated other comprehensive (loss) income	(21)	59	38
Accumulated deficit	(499)	(61)	(560)
Consolidated Statement of Operations for the year ended December 31, 2013:
Cost of sales	$2,492	$(26)	$2,466
Selling, general and administrative expense	264	(25)	239
Income tax expense	3	14	17
Net loss	(266)	37	(229)
Consolidated Statement of Cash Flows for the year ended December 31, 2013:
Net loss	$(266)	$37	$(229)
Unrealized gains from pension and OPEB plan liabilities	—	(39)	(39)
Deferred tax benefit	(18)	14	(4)
Changes in inventories	7	5	12
Net changes in other liabilities, current and long-term	90	(17)	73
Consolidated Statement of Comprehensive Loss for the year ended December 31, 2013:
Net loss	$(266)	$37	$(229)
Gain recognized from pension and postretirement benefits	43	(42)	1
Comprehensive loss	(225)	(5)	(230)

	As Previously Reported	Effect of Accounting Change	As Adjusted
Consolidated Statement of Operations for the year ended December 31, 2012:
Cost of sales	$2,488	$70	$2,558
Selling, general and administrative expense	278	46	324
Income tax benefit	(45)	(22)	(67)
Net loss	(95)	(94)	(189)
Net loss attributable to noncontrolling interest	—	1	1
Consolidated Statement of Cash Flows for the year ended December 31, 2012:
Net loss	$(95)	$(94)	$(189)
Deferred tax benefit	(55)	(22)	(77)
Unrealized losses from pension and OPEB plan liabilities	—	116	116
Changes in inventories	(6)	(3)	(9)
Net changes in other liabilities, current and long-term	(29)	3	(26)
Consolidated Statement of Comprehensive Loss for the year ended December 31, 2012:
Net loss	$(95)	$(94)	$(189)
(Loss) gain recognized from pension and postretirement benefits	(97)	97	—
Comprehensive loss	(186)	3	(183)
Principles of Consolidation—The Consolidated Financial Statements include the accounts of the Company and its majority-owned subsidiaries, all of which are under the common control and management of Hexion, and for which no substantive participating rights are held by minority shareholders. Intercompany transactions and balances have been eliminated. Noncontrolling interests exist for the equity interests in subsidiaries that are not 100% owned by the Company.
Foreign Currency Translations and Transactions—Assets and liabilities of foreign affiliates are translated at the exchange rates in effect at the balance sheet date. Income, expenses and cash flows are translated at average exchange rates prevailing during the year. The Company recognized transaction gains (losses) of $6, $(14) and $(4) for the years ended December 31, 2014, 2013 and 2012, respectively, which are included as a component of “Net income (loss).” In addition, gains or losses related to the Company’s intercompany loans payable and receivable denominated in a foreign currency other than the subsidiary’s functional currency that are deemed to be permanently invested are also remeasured to cumulative translation and recorded in “Accumulated other comprehensive loss” in the Consolidated Balance Sheets. The effect of translation is included in “Accumulated other comprehensive loss.”
Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and also the disclosure of contingent assets and liabilities at the date of the financial statements. In addition, it requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. The most significant estimates that are included in the financial statements are environmental remediation liabilities, legal liabilities, deferred tax assets and liabilities and related valuation allowances, income tax accruals, pension and postretirement assets and liabilities, valuation allowances for accounts receivable and inventories, general insurance liabilities, asset impairments and fair values of assets acquired and liabilities assumed in business acquisitions. Actual results could differ from these estimates.
Cash and Cash Equivalents—The Company considers all highly liquid investments that are purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2014 and 2013, the Company had interest-bearing time deposits and other cash equivalent investments of $11 and $14, respectively. These amounts are included in the Consolidated Balance Sheets as a component of “Cash and cash equivalents.” The Company does not present cash flows from discontinued operations separately in the Consolidated Statements of Cash Flows.
Investments—Investments with original maturities greater than 90 days but less than one year are included in the Consolidated Balance Sheets as “Short-term investments.” At both December 31, 2014 and 2013, the Company had Brazilian real denominated U.S. dollar index investments of $7. These investments, which are classified as held-to-maturity securities, are recorded at cost, which approximates fair value.
Allowance for Doubtful Accounts—The allowance for doubtful accounts is estimated using factors such as customer credit ratings and past collection history. Receivables are charged against the allowance for doubtful accounts when it is probable that the receivable will not be collected.

Inventories—Inventories are stated at lower of cost or market using the first-in, first-out method. Costs include direct material, direct labor and applicable manufacturing overheads, which are based on normal production capacity. Abnormal manufacturing costs are recognized as period costs and fixed manufacturing overheads are allocated based on normal production capacity. An allowance is provided for excess and obsolete inventories based on management’s review of inventories on-hand compared to estimated future usage and sales. Inventories in the Consolidated Balance Sheets are presented net of an allowance for excess and obsolete inventory of $4 at both December 31, 2014 and 2013.
Deferred Expenses—Deferred debt financing costs are included in “Other long-term assets” in the Consolidated Balance Sheets and are amortized over the life of the related debt or credit facility using the effective interest method. Upon extinguishment of any debt, the related debt issuance costs are written off. At December 31, 2014 and 2013, the Company’s unamortized deferred financing costs were $1 and $2, respectively.
Property and Equipment—Land, buildings and machinery and equipment are stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives of properties (the average estimated useful lives for buildings and machinery and equipment are 20 years and 15 years, respectively). Assets under capital leases are amortized over the lesser of their useful life or the lease term. Major renewals and betterments are capitalized. Maintenance, repairs, minor renewals and turnarounds (periodic maintenance and repairs to major units of manufacturing facilities) are expensed as incurred. When property and equipment is retired or disposed of, the asset and related depreciation are removed from the accounts and any gain or loss is reflected in operating income. The Company capitalizes interest costs that are incurred during the construction of property and equipment. Depreciation expense was $63, $73 and $78 for the years ended December 31, 2014, 2013 and 2012, respectively.
Goodwill and Intangibles—The excess of purchase price over net tangible and identifiable intangible assets of businesses acquired is carried as “Goodwill” in the Consolidated Balance Sheets. Separately identifiable intangible assets that are used in the operations of the business (e.g., patents and technology, tradenames, customer lists and contracts) are recorded at cost (fair value at the time of acquisition) and reported as “Other intangible assets, net” in the Consolidated Balance Sheets. Costs to renew or extend the term of identifiable intangible assets are expensed as incurred. The Company does not amortize goodwill. Intangible assets with determinable lives are amortized on a straight-line basis over the shorter of the legal or useful life of the assets, which range from 1 to 30 years (see Note 5).
Impairment—The Company reviews property and equipment and all amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability is based on estimated undiscounted cash flows or other relevant observable measures. The Company tests goodwill for impairment annually, or when events or changes in circumstances indicate impairment may exist, by comparing the estimated fair value of each reporting unit to its carrying value to determine if there is an indication that a potential impairment may exist.
Long-Lived and Amortizable Intangible Assets
During the years ended December 31, 2014, 2013 and 2012, the Company recorded long-lived asset impairments of $5, $112 and $23, respectively, which are included in “Asset impairments” in the Consolidated Statements of Operations (see Note 6).
Goodwill
The Company performs an annual assessment of qualitative factors to determine whether the existence of any events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets. If, after assessing all events and circumstances, the Company determines it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets, the Company uses a probability weighted market and income approach to estimate the fair value of the reporting unit. The Company’s market approach is a comparable analysis technique commonly used in the investment banking and private equity industries based on the EBITDA (earnings before interest, income taxes, depreciation and amortization) multiple technique. Under this technique, estimated fair value is the result of a market-based EBITDA multiple that is applied to an appropriate historical EBITDA amount, adjusted for the additional fair value that would be assigned by a market participant obtaining control over the reporting unit. The Company’s income approach is a discounted cash flow model. When the carrying amount of the reporting unit’s goodwill is greater than the estimated fair value of the reporting unit’s goodwill, an impairment loss is recognized for the difference.
At October 1, 2014 and 2013, the estimated fair value of the Company’s reporting unit was deemed to be substantially in excess of the carrying amount of assets (including goodwill) and liabilities assigned to the reporting unit.
General Insurance—The Company is generally insured for losses and liabilities for workers’ compensation, physical damage to property, business interruption and comprehensive general, product and vehicle liability under policies maintained by Hexion, and is allocated a share of the related premiums. The Company records losses when they are probable and reasonably estimable (see Note 4).
Legal Claims and Costs—The Company accrues for legal claims and costs in the period in which a claim is made or an event becomes known, if the amounts are probable and reasonably estimable. Each claim is assigned a range of potential liability and the most likely amount is accrued. If there is no amount in the range of potential liability that is most likely, the low end of the range is accrued. The amount accrued includes all costs associated with the claim, including settlements, assessments, judgments and fines. Legal fees are expensed as incurred (see Note 11).
Environmental Matters— Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Environmental accruals are reviewed on a quarterly basis and as events and developments warrant (see Note 11).

Asset Retirement Obligations—Asset retirement obligations are initially recorded at their estimated net present values in the period in which the obligation occurs, with a corresponding increase to the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. When the liability is settled, a gain or loss is recognized for any difference between the settlement amount and the liability that was recorded.
Revenue Recognition—Revenue for product sales, net of estimated allowances and returns, is recognized as risk and title to the product transfer to the customer, which either occurs at the time shipment is made or upon delivery. In situations where product is delivered by pipeline, risk and title transfers when the product moves across an agreed-upon transfer point, which is typically the customers’ property line. Product sales delivered by pipeline are measured based on daily flow meter readings. The Company’s standard terms of delivery are included in its contracts of sale or on its invoices.
Shipping and Handling—Freight costs that are billed to customers are included in “Net sales” in the Consolidated Statements of Operations. Shipping costs are incurred to move the Company’s products from production and storage facilities to the customer. Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper and generally include costs to store, move and prepare the products for shipment. Shipping and handling costs are recorded in “Cost of sales” in the Consolidated Statements of Operations.
Research and Development Costs—Funds are committed to research and development activities for technical improvement of products and processes that are expected to contribute to future earnings. All costs associated with research and development are charged to expense as incurred. Research and development and technical service expense of $43, $40 and $38 for the years ended December 31, 2014, 2013 and 2012, respectively, is included in “Selling, general and administrative expense” in the Consolidated Statements of Operations.
Business Realignment Costs—The Company incurred “Business realignment costs” totaling $16, $8 and $24 for the years ended December 31, 2014, 2013 and 2012, respectively. For the year ended December 31, 2014, these costs primarily included expenses from the Company’s newly implemented restructuring and cost optimization programs (see Note 3), as well as costs for environmental remediation at certain formerly owned locations. For the year ended December 31, 2013, these costs primarily represent certain environmental expenses related to the Company’s productivity savings programs, as well as other minor headcount reduction programs. For the year ended December 31, 2012, these costs primarily represent expenses to implement productivity savings programs to reduce the Company’s cost structure and align manufacturing capacity with current volume demands, as well as other minor headcount reduction programs.
Income Taxes—The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of the assets and liabilities.
Deferred tax balances are adjusted to reflect tax rates, based on current tax laws that will be in effect in the years in which temporary differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. For purposes of these financial statements, the international subsidiaries are treated as foreign subsidiaries of a domestic parent, the Company, for all periods presented. Income tax expense (benefit) for the Company as well as a rate reconciliation is provided in Note 15.
Unrecognized tax benefits are generated when there are differences between tax positions taken in a tax return and amounts recognized in the Consolidated Financial Statements. Tax benefits are recognized in the Consolidated Financial Statements when it is more likely than not that a tax position will be sustained upon examination. Tax benefits are measured as the largest amount of benefit that is greater than 50% likely to be realized upon settlement. The Company classifies interest and penalties as a component of tax expense.
Derivative Financial Instruments—The Company periodically enters into forward exchange contracts or interest rate swaps to reduce its cash flow exposure to changes in foreign exchange rates or interest rates. The Company does not hold or issue derivative financial instruments for trading purposes. These instruments are not accounted for using hedge accounting, but are measured at fair value and recorded in the balance sheet as an asset or liability, depending upon the Company’s underlying rights or obligations. Changes in fair value are recognized in earnings (see Note 7).
Stock-Based Compensation—Stock-based compensation cost is measured at the grant date based on the fair value of the award which is amortized as expense over the requisite service period on a graded-vesting basis. The Company does not maintain any stock-based compensation plans; however, certain of the Company’s employees have been granted equity awards denominated in units of Hexion Holdings LLC, Hexion’s ultimate parent. The Company is allocated a share of the related compensation expense (see Note 4).
Transfers of Financial Assets—The Company executes factoring and sales agreements with respect to its trade accounts receivable to support its working capital requirements. The Company accounts for these transactions as either sales-type or financing-type transfers of financial assets based on the terms and conditions of each agreement.
Concentrations of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk are primarily temporary investments and accounts receivable. The Company places its temporary investments with high quality institutions and, by policy, limits the amount of credit exposure to any one institution. Concentrations of credit risk for accounts receivable are limited due to the large number of customers in the Company’s customer base and their dispersion across many different industries and geographies. The Company generally does not require collateral or other security to support customer receivables.

Corporate Overhead Allocations—In order to properly present the financial results of the Company on a stand-alone basis, corporate controlled expenses incurred by Hexion that are not reimbursed by the Company are allocated to the Company. The amounts are allocated on the basis of “Net sales.” Management believes that the amounts allocated in such a manner are reasonable and consistent. However, the amounts are not necessarily indicative of the costs that would have been incurred if the Company had operated independently (see Note 4).
Subsequent Events—The Company has evaluated events and transactions subsequent to December 31, 2014 through March 10, 2015, the original date of issuance of its Consolidated Financial Statements. In connection with the re-issuance of its Consolidated Financial Statements, the Company has evaluated subsequent events through June 9, 2015, the date of re-issuance of its Consolidated Financial Statements.
Recently Issued Accounting Standards
Newly Issued Accounting Standards

In May, 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Board Update No. 2014-09: Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 supersedes the existing revenue recognition guidance and most industry-specific guidance applicable to revenue recognition. According to the new guidance, an entity will apply a principles-based five step model to recognize revenue upon the transfer of promised goods or services to customers and in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for annual periods beginning after December 15, 2016, including interim periods within that reporting period and early application is not permitted. The Company is currently assessing the potential impact of ASU 2014-09 on its financial statements.

In August 2014, the FASB issued Accounting Standards Board Update No. 2014-15: Presentation of Financial Statements - Going Concern - Disclosures of Uncertainties about an entity's Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 provides new guidance related to management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards and to provide related footnote disclosures. This new guidance is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The requirements of ASU 2014-15 are not expected to have a significant impact on the Company’s financial statements.
Newly Adopted Accounting Standards
In November, 2014, the FASB issued Accounting Standards Board Update No. 2014-17: Business Combinations - Pushdown Accounting (“ASU 2014-17”). ASU 2014-17 provides an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. This new guidance became effective on November 18, 2014. The requirements of ASU 2014-17 did not have any impact on the Company’s financial statements.
3. Restructuring
2014 Restructuring Activities
In 2014, in response to an uncertain economic outlook, the Company initiated significant restructuring programs with the intent to optimize its cost structure and bring manufacturing capacity in line with demand. The Company estimates that these restructuring cost activities will occur over the next 18 to 24 months. As of December 31, 2014, the total costs expected to be incurred on restructuring activities are estimated at $14, consisting primarily of workforce reduction costs.
The following table summarizes restructuring information:

Restructuring costs expected to be incurred	$14
Cumulative restructuring costs incurred through December 31, 2014	$8

Accrued liability at December 31, 2013	$—
Restructuring charges	8
Payments	—
Accrued liability at December 31, 2014	$8
Workforce reduction costs primarily relate to non-voluntary employee termination benefits and are accounted for under the guidance for nonretirement postemployment benefits or as exit and disposal costs, as applicable. During the year ended December 31, 2014 charges of $8 were recorded in “Business realignment costs” in the Consolidated Statements of Operations. At December 31, 2014, the Company had accrued $8 for restructuring liabilities in “Other current liabilities” in the Consolidated Balance Sheets.

4. Related Party Transactions
Product Sales and Purchases
The Company sells finished goods and certain raw materials to Hexion and certain of its subsidiaries. Total sales were $239, $180 and $181 for the years ended December 31, 2014, 2013 and 2012, respectively. The Company also purchases raw materials and finished goods from Hexion and certain of its subsidiaries. Total purchases were $79, $68 and $92 for the years ended December 31, 2014, 2013 and 2012, respectively.
The Company sells products to certain Apollo affiliates and other related parties. These sales were $19, $12 and $11 for the years ended December 31, 2014, 2013 and 2012, respectively. Accounts receivable from these affiliates were $5 and $1 at December 31, 2014 and 2013, respectively. The Company also purchases raw materials and services from certain Apollo affiliates and other related parties. These purchases were $4, $11 and $18 for the years ended December 31, 2014, 2013 and 2012, respectively. The Company had accounts payable to these affiliates of $1 and less than $1 at December 31, 2014 and 2013, respectively.
Billed Allocated Expenses
Hexion incurs various administrative and operating costs on behalf of the Company that are reimbursed by the Company. These costs include engineering and technical support, purchasing, quality assurance, sales and customer service, information systems, research and development and certain administrative services. These service costs have been allocated to the Company generally based on sales or sales volumes and when determinable, based on the actual usage of resources. These costs were $40, $43 and $36 for the years ended December 31, 2014, 2013 and 2012, respectively, and are primarily included within “Selling, general and administrative expense” in the Consolidated Statements of Operations.
Hexion provides global services related to procurement to the Company. These types of services are a raw materials based charge as a result of the global services being primarily related to procurement. The Company’s expense relating to these services totaled $24, $23 and $31 for the years ended December 31, 2014, 2013 and 2012, respectively, and is classified in “Selling, general and administrative expense” in the Consolidated Statements of Operations.
The Company also has various technology and royalty agreements with Hexion. Charges under these agreements are based on revenue or profits generated. The Company’s total expense related to these agreements was $36, $33 and $45 for the years ended December 31, 2014, 2013 and 2012, respectively, and is classified in “Selling, general and administrative expense” in the Consolidated Statements of Operations.
In addition, Hexion maintains certain insurance policies that benefit the Company. Expenses related to these policies are allocated to the Company based upon sales, and were $4 for each of the years ended December 31, 2014, 2013 and 2012. These expenses are included in “Selling, general and administrative expense” in the Consolidated Statements of Operations.
Foreign Exchange Gain/Loss Agreement
In January 2011, the Company entered into a foreign exchange gain/loss guarantee agreement with Hexion whereby Hexion agreed to hold the Company neutral for any foreign exchange gains or losses incurred by the Company for statutory purposes associated with certain of its affiliated loans. The agreement was effective for all of 2011 and was renewed in each of 2012, 2013 and 2014. The Company recorded an unrealized gain (loss) of $101, $(32) and $(8) for the years ended December 31, 2014, 2013 and 2012, respectively, which has been recorded within “Other non-operating (income) expense, net” in the Consolidated Statements of Operations. In 2012, the Company contributed its outstanding net receivable of $5, related to the hedge agreement results from 2011 and renumeration amounts from 2010 and 2011, to Hexion as a return of capital, and is recorded in “Paid-in capital” in the Consolidated Statements of Deficit. During the year ended December 31, 2014, Hexion contributed its outstanding receivable of $41 related to the hedge agreement results and remuneration amounts from 2012 and 2013 to the Company as a capital contribution and permanent investment in the Company, which is recorded in “Paid-in-capital” in the Consolidated Balance Sheets.
Cash Pooling Agreement Guarantee
In March 2012, the Company entered into a guarantee agreement with Hexion whereby Hexion agreed to hold the Company neutral for any interest income or expense exposure incurred by the Company for statutory purposes associated with certain of its affiliated loans that were entered into under an internal cash management agreement. In connection with this agreement, the Company recorded expense of $4, $14 and $7 for the years ended December 31, 2014, 2013 and 2012, respectively, which has been recorded within “Other non-operating (income) expense, net” in the Consolidated Statements of Operations. During the year ended December 31, 2014, Hexion contributed its outstanding receivable of $21 related to the agreement to the Company as a capital contribution and permanent investment in the Company, which is recorded in “Paid-in-capital” in the Consolidated Balance Sheets.
Accounts Receivable Factoring Agreement Guarantee
In December 2013, the Company entered into a guarantee agreement with Hexion whereby Hexion agreed to hold the Company neutral for any foreign exchange or bad debt exposure incurred by the Company for statutory purposes associated with purchases and sales of accounts receivable under an internal accounts receivable purchase and sale agreement. In connection with this agreement, the Company recorded expense of $1 for both of the years ended December 31, 2014 and 2013, which has been recorded within “Other non-operating (income) expense, net” in the Consolidated Statements of Operations. During the year ended December 31, 2014, Hexion contributed its outstanding receivable of $1 related to the agreement to the Company as a capital contribution and permanent investment in the Company, which is recorded in “Paid-in-capital” in the Consolidated Balance Sheets.

Other Allocated Expenses
During the year ended December 31, 2013, Hexion allocated approximately $15 of expenses to the Company related to the Company’s estimated share of certain financing fees incurred by Hexion in conjunction with the refinancing transactions in 2013 (see Note 8). These amounts are included in “Other non-operating (income) expense, net” in the Consolidated Statements of Operations.
At December 31, 2014 and 2013, the Company had affiliated receivables of $190 and $88, respectively, and affiliated payables of $100 and $158, respectively, pertaining to all of the billed related party transactions described above.
Unbilled Allocated Corporate Controlled Expenses

In addition to direct charges, Hexion provides certain administrative services that are not reimbursed by the Company. These costs include corporate controlled expenses such as executive management, legal, health and safety, accounting, tax and credit, and have been allocated herein to the Company on the basis of “Net sales.” The charges also include allocated stock-based compensation expense of less than $1, $1 and $2 for the years ended December 31, 2014, 2013 and 2012, respectively, which is included in the Finance section of the table below. Management believes that the amounts are allocated in a manner that is reasonable and consistent, and that these allocations are necessary in order to properly depict the financial results of the Company on a stand-alone basis. However, the amounts are not necessarily indicative of the costs that would have been incurred if the Company had operated independently. These charges are included in “Selling, general and administrative expense” in the Consolidated Statements of Operations, with the offsetting credit recorded in “Paid-in capital.” There is no income tax provided on these amounts because they are not deductible for tax purposes.
The following table summarizes the corporate controlled expense allocations for the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
Executive group	$3	$2	$2
Environmental, health and safety services	2	1	1
Finance	6	6	6
Total	$11	$9	$9
See Note 9 for a description of the Company’s affiliated financing and investing activities.
Other Related Party Transactions

In March 2014, the Company entered into a ground lease with a Brazilian subsidiary of MPM to lease a portion of MPM’s manufacturing site in Itatiba, Brazil for purposes of constructing and operating an epoxy production facility. In conjunction with the ground lease, the Company also entered into a site services agreement whereby MPM’s subsidiary provides to the Company various services such as environmental, health and safety, security, maintenance and accounting, amongst others, to support the operation of this new facility. The Company paid less than $1 to MPM under this agreement for the year ended December 31, 2014.

In April 2014, the Company purchased 100% of the interests in MPM’s Canadian subsidiary for a purchase price of approximately $12. As a part of the transaction the Company also entered into a non-exclusive distribution agreement with a subsidiary of MPM, whereby the Company will act as a distributor of certain of MPM’s products in Canada. The agreement has a term of 10 years, and is cancelable by either party with 180 days’ notice. The Company is compensated for acting as distributor at a rate of 2% of the net selling price of the related products sold. Additionally, MPM is providing transitional services to the Company for a period of 6 months subsequent to the transaction date. During the year ended December 31, 2014, the Company purchased approximately $29 of products from MPM under this distribution agreement, and earned less than $1 from MPM as compensation for acting as distributor of the products. As of December 31, 2014, the Company had $2 of accounts payable to MPM related to the distribution agreement.

As both the Company and MPM shared a common ultimate parent at the time of the transaction, this purchase was accounted for as a transaction under common control as defined in the accounting guidance for business combinations, resulting in the Company recording the net assets of the acquired entity at carrying value. Additionally, the gain on the purchase of $3 was accounted for as a capital contribution, and is reflected as an addition to “Paid-in-Capital” in the Consolidated Balance Sheets. In addition, the Company has recasted its prior period financial statements on a combined basis to reflect the release of the valuation allowance related to the expected realization of deferred tax benefits attributable to MPM’s Canadian subsidiary during the year ended December 31, 2011. This retrospective adjustment to the Company’s Consolidated Financial Statements resulted in a $12 decrease in “Accumulated deficit” as of December 31, 2011.

5. Goodwill and Other Intangible Assets
The gross carrying amount and accumulated impairments of goodwill consist of the following as of December 31, 2014 and 2013:

2014				2013
Gross Carrying Amount	Accumulated Impairments	Accumulated Foreign Currency Translation	Net Book Value	Gross Carrying Amount	Accumulated Impairments	Accumulated Foreign Currency Translation	Net Book Value
$106	$(5)	$1	$102	$106	$(5)	$14	$115
The changes in the carrying amount of goodwill for the years ended December 31, 2014 and 2013 are as follows:

Total
Goodwill balance at December 31, 2012	$113
Foreign currency translation	2
Goodwill balance at December 31, 2013	115
Foreign currency translation	(13)
Goodwill balance at December 31, 2014	$102
The Company’s intangible assets with identifiable useful lives consist of the following as of December 31, 2014 and 2013:

	2014				2013
	Gross Carrying Amount	Accumulated Impairments	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Impairments	Accumulated Amortization	Net Book Value
Patents and technology	$67	$—	$(44)	$23	$67	$—	$(36)	$31
Customer lists and contracts	78	(17)	(47)	14	78	(17)	(41)	20
Other	19	—	(6)	13	19	—	(3)	16
Total	$164	$(17)	$(97)	$50	$164	$(17)	$(80)	$67
The impact of foreign currency translation on intangible assets is included in accumulated amortization.
Total intangible amortization expense for the years ended December 31, 2014, 2013 and 2012 was $10, $11 and $10, respectively.
Estimated annual intangible amortization expense for 2015 through 2019 is as follows:

2015	$11
2016	9
2017	7
2018	5
2019	5
6. Fair Value
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value measurement provisions establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. This guidance describes three levels of inputs that may be used to measure fair value:

•	Level 1: Inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2: Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date.

•
Level 3: Unobservable inputs that are supported by little or no market activity and are developed based on the best information available in the circumstances. For example, inputs derived through extrapolation or interpolation that cannot be corroborated by observable market data.

Recurring Fair Value Measurements
Following is a summary of assets and liabilities measured at fair value on a recurring basis as of December 31, 2014 and 2013:

	Fair Value Measurements Using
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total
December 31, 2014
Derivative assets	$—	$98	$—	$98
December 31, 2013
Derivative liabilities	$—	$(39)	$—	$(39)
Level 2 derivative liabilities consist of derivative instruments transacted primarily in over-the-counter markets. There were no transfers between Level 1, Level 2 or Level 3 measurements during the years ended December 31, 2014 and 2013.
The Company calculates the fair value of its Level 2 derivative liabilities using standard pricing models with market-based inputs, adjusted for nonperformance risk. When its financial instruments are in a liability position, the Company evaluates its credit risk as a component of fair value. At December 31, 2014 and 2013, no adjustment was made by the Company to reduce its derivative liabilities for nonperformance risk.
When its financial instruments are in an asset position, the Company is exposed to credit loss in the event of nonperformance by other parties to these contracts and evaluates their credit risk as a component of fair value.
Non-recurring Fair Value Measurements
Following is a summary of losses as a result of the Company measuring assets at fair value on a non-recurring basis during the years ended December 31, 2014, 2013 and 2012, all of which were valued using Level 3 inputs.

	Year Ended December 31,
	2014	2013	2012
Long-lived assets held and used	$5	$111	$23
Long-lived assets held for disposal/abandonment	—	1	—
Total	$5	$112	$23
In 2014, as a result of the likelihood that certain long-lived assets would be disposed of before the end of their estimated useful lives resulting in lower future cash flows associated with these assets, the Company wrote down long-lived assets with a carrying value of $5 to fair value of $0, resulting in an impairment charge of $5.
In 2013, the Company significantly lowered its forecast of estimated earnings and cash flows for its epoxy business from those previously projected. This was due to sustained overcapacity in the epoxy resins market throughout 2013 and increased competition from Asian imports, which resulted in a significant decrease in earnings and cash flows in the epoxy business in the fourth quarter of 2013. Additionally, the Company expected continued overcapacity in the epoxy resins market. As a result, the Company wrote down long-lived assets with a carrying value of $207 to fair value of $103, resulting in an impairment charge of $104. These assets were valued by using a discounted cash flow analysis based on assumptions that market participants would use. Significant unobservable inputs in the discounted cash flow analysis included projected long-term future cash flows, projected growth rates and discount rates associated with these long-lived assets. Future projected long-term cash flows and growth rates were derived from models based upon forecasts prepared by the Company’s management. These projected cash flows were discounted using a rate of 14%.
In 2013, as a result of the likelihood that certain long-lived assets would be disposed of before the end of their estimated useful lives, resulting in lower future cash flows associated with these assets, the Company wrote down long-lived assets with a carrying value of $8 to fair value of $1, resulting in an impairment charge of $7. These assets were valued by using a discounted cash flow analysis based on assumptions that market participants would use. Significant unobservable inputs in the model included projected short-term future cash flows associated with these long-lived assets through the projected disposal date. Future projected short-term cash flows were derived from forecast models based upon budgets prepared by the Company’s management.
In 2013, as a result of the Company’s decision to dispose of certain long-lived assets before the end of their estimated useful lives, the Company wrote down long-lived assets with a carrying value of $1 to fair value of $0, resulting in an impairment charge of $1.
In 2012, as a result of the likelihood that certain long-lived assets would be disposed of before the end of their estimated useful lives, resulting in lower future cash flows associated with these assets, the Company wrote down long-lived assets with a carrying value of $26 to fair value of $5, resulting in an impairment charge of $21. These assets were valued by using a discounted cash flow analysis based on assumptions that market participants would use. Significant unobservable inputs in the model included projected short-term future cash flows, projected growth rates and discount rates associated with these long-lived assets. Future projected short-term cash flows and growth rates were derived from probability-weighted forecast models based upon budgets prepared by the Company’s management. These projected future cash flows were discounted using rates ranging from 2% to 3%.
In 2012, as a result of market weakness and the loss of a customer, resulting in lower future cash flows associated with certain long-lived assets, the Company wrote-down long-lived assets with a carrying value of $22 to a fair value of $20, resulting in an impairment charge of $2 within its European forest products business. These assets were valued using a discounted cash flow analysis based on assumptions that market participants would use and incorporated probability-weighted cash flows based on the likelihood of various possible scenarios. Significant unobservable inputs in the model included projected future cash flows, projected growth rates and discount rates associated with these long-lived assets. Future projected cash flows and growth rates were derived from probability-weighted forecast models based upon budgets prepared by the Company’s management. These projected future cash flows were discounted using rates ranging from 2% to 10%.
Non-derivative Financial Instruments
The following table summarizes the carrying amount and fair value of the Company’s non-derivative financial instruments:

	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total
December 31, 2014
Non-affiliated debt	$106	$—	$103	$3	$106
December 31, 2013
Non-affiliated debt	$107	$—	$103	$4	$107
Fair values of debt classified as Level 2 are determined based on other similar financial instruments, or based upon interest rates that are currently available to the Company for the issuance of debt with similar terms and maturities. Level 3 amounts represent capital leases whose fair value is determined through the use of present value and specific contract terms. The carrying amounts of cash and cash equivalents, short term investments, accounts receivable, accounts payable and other accrued liabilities are considered reasonable estimates of their fair values due to the short-term maturity of these financial instruments.
7. Derivative Instruments and Hedging Activities
Derivative Financial Instruments
The Company is exposed to certain risks related to its ongoing business operations. The primary risks managed by using derivative instruments are foreign currency exchange risk and interest rate risk. The Company does not hold or issue derivative financial instruments for trading purposes.
Foreign Exchange Rate Swaps
International operations account for a significant portion of the Company’s revenue and operating income. The Company’s policy is to reduce foreign currency cash flow exposure from exchange rate fluctuations by hedging anticipated and firmly committed transactions when it is economically feasible. The Company periodically enters into forward contracts to buy and sell foreign currencies to reduce foreign exchange exposure and protect the U.S. dollar value of certain transactions to the extent of the amount under contract. The counter-parties to our forward contracts are financial institutions with investment grade ratings. The Company does not apply hedge accounting to these derivative instruments.
The Company is party to various foreign exchange rate swaps in Brazil in order to reduce the foreign currency risk associated with certain assets and liabilities of its Brazilian subsidiary that are denominated in U.S. dollars. The counter-parties to the foreign exchange rate swap agreements are financial institutions with investment grade ratings. The Company does not apply hedge accounting to these derivative instruments.
Foreign Exchange Gain/Loss Agreement
The Company entered into a foreign exchange gain/loss guarantee agreement in 2011 (which was renewed in each of 2012, 2013 and 2014) with Hexion whereby Hexion agreed to hold the Company neutral for any foreign exchange gains or losses incurred by the Company for income tax purposes associated with certain of its affiliated loans. This arrangement qualifies as a derivative and is recorded at fair value in the Consolidated Balance Sheets. The Company does not apply hedge accounting to this derivative instrument.
Interest Rate Swaps
The Company periodically uses interest rate swaps to alter interest rate exposures between fixed and floating rates on certain long-term debt. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated using an agreed-upon notional principal amount. The counter-parties to the interest rate swap agreements are financial institutions with investment grade ratings.
In December 2011, the Company entered into a three-year interest rate swap agreement with a notional amount of AUD $6, which became effective on January 3, 2012 and matured on December 5, 2014. The Company paid a fixed rate of 4.140% and received a variable rate based on the 3 month Australian Bank Bill Rate. The Company did not apply hedge accounting to this derivative instrument.

The following table summarizes the Company’s derivative financial instrument assets and liabilities as of December 31:

	2014				2013
Derivatives not designated as hedging instruments	Average Days to Maturity	Average Contract Rate	Notional Amount	Fair Value Asset (Liability)	Average Days to Maturity	Average Contract Rate	Notional Amount	Fair Value Asset (Liability)	Location of Derivative Asset (Liability)
Foreign Exchange Gain/Loss Agreement
Foreign exchange gain/loss agreement with affiliate	365	—	$815	$98	365	—	$681	$(39)	Accounts receivable from (payable to) affiliates
Foreign Exchange Rate Swaps
Brazil foreign exchange rate swaps - asset	—	—	4	—	—	—	7	—	Other current assets
Brazil foreign exchange rate swaps - liability	—	—	12	(1)	—	—	13	—	Other current liabilities
Interest Rate Swap
Australian dollar interest swap	—	—	—	—	339	—	6	—	Other current liabilities
Total				$97				$(39)
The following table summarizes gains and losses recognized on the Company’s derivative financial instruments, which are recorded in “Other non-operating (income) expense, net” in the Consolidated Statements of Operations:

Derivatives not designated as hedging instruments	Amount of Gain (Loss) Recognized in Income for the year ended December 31:
	2014	2013	2012
Foreign Exchange Gain/Loss Agreement
Foreign exchange gain/loss agreement with affiliate	$101	$(32)	$(8)
Foreign Exchange and Interest Rate Swap
Cross-Currency and Interest Rate Swap	—	—	—
Foreign Exchange Rate Swaps
Brazil foreign exchange rate swaps	(1)	—	—
Interest Rate Swap
Australian dollar interest swap	—	—	—
Total	$100	$(32)	$(8)
8. Non-Affiliated Debt and Lease Obligations
Non-affiliated debt outstanding at December 31, 2014 and 2013 is as follows:

	2014		2013
	Long-Term	Due Within One Year	Long-Term	Due Within One Year
ABL Facility	$—	$—	$—	$—
Other Borrowings:
Australia Facility due 2017 at 5.1% and 4.8% at December 31, 2014 and 2013, respectively	36	4	—	35
Brazilian bank loans at 7.5% at December 31, 2014 and 2013	10	46	13	46
Capital leases and other	5	5	9	4
Total	$51	$55	$22	$85

ABL Facility
In March 2013 Hexion entered into a new $400 asset-based revolving loan facility, subject to a borrowing base (the “ABL Facility”). The ABL Facility replaced Hexion's senior secured credit facilities, which included a $171 revolving credit facility and a $47 synthetic letter of credit facility at the time of the termination of such facilities upon Hexion's entry into the ABL Facility. Certain of the Company's subsidiaries (Hexion B.V., Hexion Canada and certain Hexion UK subsidiaries) are eligible to obtain borrowings under the ABL Facility.
The ABL Facility has a five-year term unless, on the date that is 91 days prior to the scheduled maturity of Hexion’s 8.875% Senior Secured Notes due 2018, more than $50 aggregate principal amount of 8.875% Senior Secured Notes due 2018 is outstanding, in which case the ABL Facility will mature on such earlier date. Availability under the ABL Facility is $400, subject to a borrowing base based on a specified percentage of eligible accounts receivable and inventory. The ABL Facility bears interest on loans to the Company’s subsidiaries at a floating rate based on, at the Company's option, an adjusted LIBOR rate plus an initial applicable margin of 2.25% or an alternate base rate plus an initial applicable margin of 1.25%. From and after the date of delivery of Hexion's financial statements for the first fiscal quarter ended after the effective date of the ABL Facility, the applicable margin for such borrowings will be adjusted depending on the availability under the ABL Facility. As of December 31, 2014, the applicable margin for LIBOR rate loans was 2.00% and for alternate base rate loans was 1.00%. In addition to paying interest on outstanding principal under the ABL Facility, Hexion is required to pay a commitment fee to the lenders in respect of the unutilized commitments at an initial rate equal to 0.50% per annum, subject to adjustment depending on the usage. The ABL Facility does not have any financial maintenance covenants, other than a fixed charge coverage ratio of 1.0 to 1.0 that only applies if availability under the ABL Facility is less than the greater of (a) $40 and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The fixed charge coverage ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on a last twelve months, or LTM, basis. The ABL Facility is secured by, among other things, first-priority liens on most of the inventory and accounts receivable and related assets of Hexion, its domestic subsidiaries and certain of its foreign subsidiaries (including the Company and Hexion B.V., Hexion Canada and certain Hexion UK subsidiaries) (the “ABL Priority Collateral”), and by second-priority liens on certain collateral that generally includes most of Hexion’s, its domestic subsidiaries’ and certain of its foreign subsidiaries’ assets other than the ABL Priority Collateral, in each case subject to certain exceptions and permitted liens. Cross collateral guarantees exist whereby Hexion is a guarantor of the Company's borrowings under the ABL Facility, while the Company and certain of its subsidiaries guarantee certain obligations of Hexion and its subsidiaries. Events of default include the failure to pay principal and interest when due, a material breach of representation or warranty, covenant defaults, events of bankruptcy and a change of control. In addition, the ABL Facility of Hexion contains cross-acceleration and cross default provisions. Accordingly, events of default under certain other foreign debt agreements could result in certain of the Company's outstanding debt becoming immediately due and payable.
Available borrowings to the Company’s subsidiaries under the ABL Facility were $162 as of December 31, 2014, and there were no outstanding borrowings under the ABL Facility as of December 31, 2014.
Other Borrowings
The Company’s Australian Term Loan Facility has a variable interest rate equal to the 90 day Australian or New Zealand Bank Bill Rates plus an applicable margin. The agreement also provides access to a $10 revolving credit facility. There were no outstanding balances on the revolving credit facility at December 31, 2014 or 2013.
The Brazilian bank loans represent various bank loans, primarily for working capital purposes and to finance the construction of a new plant in 2010.
In addition to available borrowings under Hexion’s revolving credit facility, the Company has available borrowings under various international credit facilities. At December 31, 2014, under these international credit facilities the Company had $43 available to fund working capital needs and capital expenditures. While these facilities are primarily unsecured, portions of the lines are collateralized by equipment and cash and short term investments at December 31, 2014.
Hexion NSF (a subsidiary of CO-OP), along with Hexion U.S. Finance Corp (a subsidiary of Hexion), are co-issuers and obligors of $574 of 9.00% Second-Priority Senior Secured Notes due 2020, as well as $200 of 8.875% Senior Secured Notes due 2018. These notes are guaranteed by Hexion and certain of its subsidiaries, and are not reflected in the Company's Consolidated Financial Statements.

Aggregate maturities of debt and minimum annual rentals under operating leases at December 31, 2014, for the Company are as follows:

Year	Debt	Minimum Rentals Under Operating Leases	Minimum Payments Under Capital Leases
2015	$53	$9	$2
2016	11	8	1
2017	37	7	1
2018	1	6	—
2019	1	4	—
2020 and beyond	—	9	1
Total minimum payments	$103	$43	5
Less: Amount representing interest			(2)
Present value of minimum payments			$3
The Company’s operating leases consist primarily of vehicles, equipment, land and buildings. Rental expense under operating leases amounted to $8, $10 and $9 for the years ended December 31, 2014, 2013 and 2012, respectively.
9. Affiliated Financing
The following table summarizes the Company’s outstanding loans payable and loans receivable with affiliates as of December 31, 2014 and 2013, as well as the corresponding interest expense (income) for the years ended December 31, 2014 and 2013:

	2014			2013
	Long-Term	Due Within One Year	Interest Expense (Income)	Long-Term	Due Within One Year	Interest Expense (Income)
Affiliated debt payable:
Loan payable to Hexion due 2014 at 3.1% at December 31, 2013	$—	$—	$—	$—	$186	$6
Loan payable to Hexion due 2020 at 9.0% at December 31, 2014 and 2013	308	—	31	350	—	30
Loan payable to Hexion due 2020 at 10.0% at December 31, 2014 and 2013	119	—	14	166	—	16
Loan payable to Hexion due 2020 at 6.6% at December 31, 2014 and 2013	529	—	34	496	—	30
Loan payable to Hexion due 2015 at 2.0% at December 31, 2014	—	265	1	—	—	—
Other loans due to Hexion and affiliates at 5.5% and 3.6% at December 31, 2014 and 2013, respectively	52	11	11	144	98	6
Total affiliated debt payable	$1,008	$276	$91	$1,156	$284	$88

Affiliated debt receivable:
Loan receivable from Hexion due 2015 at 2.0% at December 31, 2013	$—	$—	$(1)	$132	$—	$(2)
Other loans due from Hexion and affiliates at 3.5% and 5.0% at December 31, 2014 and 2013, respectively	38	11	(2)	27	33	(3)
Total affiliated debt receivable	$38	$11	$(3)	$159	$33	$(5)
Affiliated Debt Payable
In 2011, for cash management purposes, the Company borrowed $88 from Hexion under an existing loan that bears interest at 3.545%. In 2012, this loan was amended to change the interest rate from 3.545% to 3.078% and extend the maturity date to May 2014. As of December 31, 2013 there was $186 outstanding under this loan. Interest expense related to this loan was $6 for the year ended December 31, 2013.
Hexion Canada had outstanding balances of CDN $102, or $102 (the “$102 Note”), at December 31, 2010 due to Hexion’s subsidiary, Hexion Nova Scotia Finance, ULC (“Hexion NSF”) related to the acquisition of certain international subsidiaries from Hexion. In conjunction with the issuance of this note, Hexion entered into a common share forward subscription agreement with Hexion Canada requiring Hexion to subscribe to shares of Hexion Canada stock (“Stock Subscription Agreement”). During the year ended December 31, 2011, approximately $49 of the $102 Note was assigned to Hexion to settle a payable between Hexion and Hexion NSF.

In conjunction with CO-OP’s acquisition of NBC Germany, CO-OP issued a note payable to Hexion Canada of €254, or $340, at December 31, 2010. In turn, Hexion Canada assigned this note to Hexion NSF in partial settlement of its note payable to Hexion NSF. This partial settlement triggered the requirement of Hexion to subscribe to shares in Hexion Canada under the Stock Subscription Agreement, which was subsequently waived by Hexion Canada. As of December 31, 2014 and 2013, $308 and $350, respectively, was outstanding under this loan. Interest expense related to this loan totaled $31 and $30 for the years ended December 31, 2014 and 2013, respectively.
In November 2010, in conjunction with Hexion NSF’s refinancing of its second priority senior secured fixed notes, the Company and Hexion NSF agreed to amend the interest rate from 10.8% to 10.0% and extend the maturity date to November 15, 2020. As consideration, Hexion NSF billed the Company $18 during the year ended December 31, 2010. The remaining portion of the $102 Note as well as the $18 due to Hexion NSF were converted to a non-interest bearing loan between Hexion Canada and Hexion NSF.
During 2012, Hexion contributed its ownership interest in Hexion NSF to Hexion Canada (see Note 13). In conjunction with the contribution transaction, the non-interest bearing loan between Hexion Canada and Hexion NSF was settled by means of the declaration of a $75 dividend from Hexion NSF to Hexion Canada. Both entities agreed to settle their existing obligations by way of set-off of the full amount of Hexion Canada’s indebtedness to Hexion NSF and Hexion NSF’s dividend payable obligation to Hexion Canada.
In 2012, the Company borrowed $98 from Hexion under a new loan that bears interest at 6.625% and matures in 2020. The proceeds of the loan were used to repay existing term loans maturing in May 2013 under Hexion’s amended senior secured credit facilities, as part of Hexion’s refinancing transactions in 2012. In 2013, the Company borrowed an additional $370 under this loan, the proceeds of which were used to repay existing term loans maturing in May 2015 under Hexion’s amended senior secured credit facilities, as part of Hexion’s refinancing transactions in 2013. As of December 31, 2014 and 2013, there was $529 and $496, respectively, outstanding under this loan. Interest expense related to this loan was $35 and $30 during the years ended December 31, 2014 and 2013, respectively.
In 2014, for cash management purposes, the Company borrowed $265 from Hexion under a new loan that bears interest at 2.0%. Interest expense related to this loan was $1 during the year ended December 31, 2014.
The total outstanding loans payable balances are included in “Affiliated debt payable within one year” and “Affiliated long-term debt” in the Consolidated Balance Sheets.
Affiliated Debt Receivable
In 2011, in conjunction with the sale of the IAR Business, a loan of $139 was made to Hexion under a new note that bore interest at 3.26% and matured in January 2013. Upon maturity, the loan principal was rolled into a new loan that bears interest at 2.0% and matures in January 2015. During the year ended December 31, 2014, approximately $80 was repaid to the Company under this loan, with the remaining $59 being assigned to another subsidiary of the Company to settle an outstanding payable balance with Hexion. As of December 31, 2013 there was $132 outstanding under this loan, which was classified as a reduction of equity as of December 31, 2013 in the Condensed Consolidated Balance Sheet. Interest income related to this loan was $1 and $2 for the years ended December 31, 2014 and 2013, respectively.
Balance Sheet Classification
Of the outstanding loans receivable as of December 31, 2014 and 2013, $1 and $140, respectively, represent amounts receivable from Hexion that are not expected to be repaid for the foreseeable future. As Hexion is the Company’s parent, these amounts have been recorded as a reduction of equity in the Consolidated Balance Sheets.
The remaining outstanding loans receivable balances are included in “Loans receivable from affiliates” and “Long-term loans receivable from affiliates” in the Consolidated Balance Sheets.
10. Guarantees, Indemnities and Warranties
Standard Guarantees / Indemnifications
In the ordinary course of business, the Company enters into a number of agreements that contain standard guarantees and indemnities where the Company may indemnify another party for, among other things, breaches of representations and warranties. These guarantees or indemnifications are granted under various agreements, including those governing (i) purchases and sales of assets or businesses, (ii) leases of real property, (iii) licenses of intellectual property, (iv) long-term supply agreements, (v) employee benefits services agreements and (vi) agreements with public authorities on subsidies received for designated research and development projects. These guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords or lessors in lease contracts, (iii) licensors or licensees in license agreements, (iv) vendors or customers in long-term supply agreements, (v) service providers in employee benefits services agreements and (vi) governments or agencies subsidizing research or development. In addition, the Company guarantees some of the payables of its subsidiaries to purchase raw materials in the ordinary course of business.
These parties may also be indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Additionally, in connection with the sale of assets and the divestiture of businesses, the Company may agree to indemnify the buyer with respect to liabilities related to the pre-closing operations of the assets or businesses sold. Indemnities for pre-closing operations generally include tax liabilities, environmental liabilities and employee benefit liabilities that are not assumed by the buyer in the transaction.

Indemnities related to the pre-closing operations of sold assets normally do not represent additional liabilities to the Company, but simply serve to protect the buyer from potential liability associated with the Company’s existing obligations at the time of sale. As with any liability, the Company has accrued for those pre-closing obligations that it considers probable and reasonably estimable. The amounts recorded at December 31, 2014 and 2013 are not significant.
While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless they are subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments to be made under these guarantees because the triggering events are not predictable.
Warranties
The Company does not make express warranties on its products, other than that they comply with the Company’s specifications; therefore, the Company does not record a warranty liability. Adjustments for product quality claims are not material and are charged against net sales.
11. Commitments and Contingencies
Environmental Matters
The Company’s operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials. The Company is subject to extensive environmental regulation and is therefore exposed to the risk of claims for environmental remediation or restoration. In addition, violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.
Environmental Institution of Paraná IAP—On August 10, 2005, the Environmental Institute of Paraná (IAP), an environmental agency in the State of Paraná, provided Hexion Quimica Industria, the Company’s Brazilian subsidiary, with notice of an environmental assessment in the amount of 12 Brazilian reais. The assessment related to alleged environmental damages to the Paranagua Bay caused in November 2004 from an explosion on a shipping vessel carrying methanol purchased by the Company. The investigations performed by the public authorities have not identified any actions of the Company that contributed to or caused the accident. The Company responded to the assessment by filing a request to have it cancelled and by obtaining an injunction precluding execution of the assessment pending adjudication of the issue. In November 2010, the Court denied the Company’s request to cancel the assessment and lifted the injunction that had been issued. The Company responded to the ruling by filing an appeal in the State of Paraná Court of Appeals. In March 2012, the Company was informed that the Court of Appeals had denied the Company’s appeal, and on June 4, 2012 the Company filed appeals to the Superior Court of Justice and the Supreme Court of Brazil. The Company continues to believe it has strong defenses against the validity of the assessment, and does not believe that a loss is probable. At December 31, 2014, the amount of the assessment, including tax, penalties, monetary correction and interest, is 37 Brazilian reais, or approximately $14.
The following table summarizes all probable environmental remediation, indemnification and restoration liabilities, including related legal expenses, at December 31, 2014 and 2013.

	Number of Sites		Liability		2014 Range of Reasonably Possible Costs
Site Description	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013	Low	High
Currently-owned	9	9	$5	$5	$3	$10
Formerly-owned:
Remediation	2	1	—	—	—	1
Monitoring only	1	1	—	—	—	1
Total	12	11	$5	$5	$3	$12
These amounts include estimates for unasserted claims that the Company believes are probable of loss and reasonably estimable. The estimate of the range of reasonably possible costs is less certain than the estimates upon which the liabilities are based. To establish the upper end of a range, assumptions less favorable to the Company among the range of reasonably possible outcomes were used. As with any estimate, if facts or circumstances change, the final outcome could differ materially from these estimates. At December 31, 2014 and 2013, $1 and $5, respectively, has been included in “Other current liabilities” in the Consolidated Balance Sheets with the remaining amount included in “Other long-term liabilities.”
At six of these locations, the Company is conducting environmental remediation and restoration under business realignment programs due to closure of the sites. A portion of this remediation is being performed by the Company on a voluntary basis; therefore, the Company has greater control over the costs to be incurred and the timing of cash flows. The Company anticipates the amounts under these reserves will be paid within the next five years.

Non-Environmental Legal Matters
The Company is involved in various product liability, commercial and employment litigation, personal injury, property damage and other legal proceedings that are considered to be in the ordinary course of business. The Company has reserves of $3 and $2 at December 31, 2014 and 2013, respectively, for all non-environmental legal defense costs incurred and settlement costs that it believes are probable and estimable. The following legal claim are not in the ordinary course of business:
Brazil Tax Claim— On October 15, 2012, the Appellate Court for the State of Sao Paulo rendered a unanimous decision in favor of the Company on this claim, which has been pending since 1992. In 1992, the State of Sao Paulo Administrative Tax Bureau issued an assessment against the Company’s Brazilian subsidiary claiming that excise taxes were owed on certain intercompany loans made for centralized cash management purposes. These loans and other internal flows of funds were characterized by the Tax Bureau as intercompany sales. Since that time, management and the Tax Bureau have held discussions and the Company filed an administrative appeal seeking cancellation of the assessment. The Administrative Court upheld the assessment in December 2001. In 2002, the Company filed a second appeal with the highest-level Administrative Court, again seeking cancellation of the assessment. In February 2007, the highest-level Administrative Court upheld the assessment. The Company requested a review of this decision. On April 23, 2008, the Brazilian Administrative Tax Tribunal issued its final decision upholding the assessment against the Company. The Company filed an Annulment action in the Brazilian Judicial Courts in May 2008 along with a request for an injunction to suspend the tax collection. The injunction was granted upon the Company pledging certain properties and assets in Brazil during the pendency of the Annulment action in lieu of depositing an amount equivalent to the assessment with the Court. In September 2010, in the Company’s favor, the Court adopted its appointed expert’s report finding that the transactions in question were intercompany loans and other legal transactions. The State Tax Bureau appealed this decision in December 2010, and the Appellate Court ruled in the Company’s favor on October 15, 2012, as described above. On January 7, 2013, the State Tax Bureau appealed the decision to the Superior Court of Justice. The Company has replied to the appeal, and on August 6, 2014, the Superior Court of Justice ruled in favor of the Company. With no additional appeals left to the State of Sao Paulo Tax Authority, on August 21, 2014, the above decision in favor of the Company was declared “res judicata” (final decision which ended the claim).
Other Commitments and Contingencies
Purchase Commitments
The Company has entered into contractual agreements with third parties for the supply of site services, utilities, materials and facilities and for operation and maintenance services necessary to operate certain of the Company’s facilities on a stand-alone basis. The duration of the contracts range from less than one year to 20 years, depending on the nature of services. These contracts may be terminated by either party under certain conditions as provided for in the respective agreements; generally, 90 days notice is required for short-term contracts and three years notice is required for longer-term contracts (generally those contracts in excess of five years). Contractual pricing generally includes a fixed and variable component.
In addition, the Company has entered into contractual agreements with third parties to purchase feedstocks or other services. The terms of these agreements vary from one to ten years and may be extended at the Company’s request and are cancelable by either party as provided for in each agreement. Feedstock prices are based on market prices less negotiated volume discounts or cost input formulas. The Company is required to make minimum annual payments under these contracts as follows:

Year	Minimum Annual Purchase Commitments
2015	$94
2016	89
2017	49
2018	41
2019	41
2020 and beyond	147
Total minimum payments	461
Less: Amount representing interest	(47)
Present value of minimum payments	$414

12. Pension and Non-Pension Postretirement Benefit Plans
Certain of the Company’s subsidiaries sponsor defined benefit pension plans covering certain associates primarily in Canada, Netherlands, Germany, Brazil, France, Belgium and Malaysia. Depending on the plan, benefits are based on eligible compensation and/or years of credited service. The Company also sponsors defined contribution plans in some locations. Non-pension postretirement benefit plans are also provided to associates in Canada, Brazil and to certain associates in the Netherlands. The Canadian plan provides retirees and their dependents with medical and life insurance benefits, which are supplemental benefits to the respective provincial healthcare plan in Canada. The Brazilian plan became effective in 2012 as a result of a change in certain regulations, and provides retirees with access to medical benefits, with the retiree being responsible for 100% of the premiums. In 2014, the plan was amended such that 100% of the premiums of active employees are paid by the Company. The Netherlands’ plan provides a lump sum payment at retirement.
The following table presents the change in benefit obligation, change in plan assets and components of funded status for the Company’s defined benefit pension and non-pension postretirement benefit plans for the years ended December 31:

	Pension Benefits		Postretirement Benefits
	2014	2013	2014	2013
Change in Benefit Obligation
Benefit obligation at beginning of year	$470	$484	$12	$9
Service cost	14	14	—	1
Interest cost	17	18	1	1
Actuarial losses (gains)	142	(51)	1	(3)
Foreign currency exchange rate changes	(68)	20	(1)	(2)
Benefits paid	(10)	(10)	(1)	—
Plan amendments	(2)	(6)	(1)	6
Employee contributions	1	1	—	—
Benefit obligation at end of year	564	470	11	12
Change in Plan Assets
Fair value of plan assets at beginning of year	299	278	1	1
Actual return on plan assets	83	3	—	—
Foreign currency exchange rate changes	(45)	12	—	—
Employer contributions	23	15	—	—
Benefits paid	(10)	(10)	(1)	—
Employee contributions	1	1	—	—
Fair value of plan assets at end of year	351	299	—	1
Funded status of the plan at end of year	$(213)	$(171)	$(11)	$(11)

The foreign currency impact reflected in these rollforward tables are primarily for changes in the euro and Canadian dollar versus the U.S. dollar.

	Pension Benefits		Postretirement Benefits
	2014	2013	2014	2013
Amounts recognized in the Consolidated Balance Sheets at December 31 consist of:
Noncurrent assets	$—	$7	$—	$—
Other current liabilities	(5)	(5)	—	—
Long-term pension and postretirement benefit obligations	(208)	(173)	(11)	(11)
Accumulated other comprehensive (income) loss	(3)	(2)	1	3
Net amounts recognized	$(216)	$(173)	$(10)	$(8)
Amounts recognized in Accumulated other comprehensive (income) loss at December 31 consist of:
Net prior service (benefit) cost	$(5)	$(3)	$2	$4
Deferred income taxes	2	1	(1)	(1)
Net amounts recognized	$(3)	$(2)	$1	$3
Accumulated benefit obligation	$518	$436
Accumulated benefit obligation for funded plans	342	270
Pension plans with underfunded or non-funded accumulated benefit obligations at December 31:
Aggregate projected benefit obligation	$215	$189
Aggregate accumulated benefit obligation	201	181
Aggregate fair value of plan assets	23	13
Pension plans with projected benefit obligations in excess of plan assets at December 31:
Aggregate projected benefit obligation	$563	$199
Aggregate fair value of plan assets	351	21

Following are the components of net pension and postretirement expense (benefit) recognized for the years ended December 31:

	Pension Benefits			Postretirement benefits
	2014	2013	2012	2014	2013	2012
Service cost	$14	$14	$8	$—	$1	$—
Interest cost on projected benefit obligation	17	18	17	1	1	—
Expected return on assets	(15)	(14)	(13)	—	—	—
Amortization of prior service cost	—	1	1	—	—	—
Unrealized actuarial loss (gain)	80	(41)	119	2	(3)	1
Net expense (benefit)	$96	$(22)	$132	$3	$(1)	$1
The following amounts were recognized in “Accumulated other comprehensive loss” during the year ended December 31, 2014:

	Pension Benefits	Postretirement Benefits	Total
Prior service benefit from plan amendments	$(2)	$(2)	$(4)
Gain recognized in accumulated other comprehensive loss	(2)	(2)	(4)
Deferred income taxes	1	—	1
Gain recognized in accumulated other comprehensive loss, net of tax	$(1)	$(2)	$(3)
The amounts in “Accumulated other comprehensive loss” that are expected to be recognized as components of net periodic benefit cost during the next fiscal year are less than $1.
Determination of actuarial assumptions
The Company’s actuarial assumptions are determined separately for each plan, taking into account the demographics of the population, the target asset allocations for funded plans, regional economic trends, statutory requirements and other factors that could impact the benefit obligation and plan assets. For the European plans, most assumptions are set by country, as the plans within these countries have similar demographics, and are impacted by the same regional economic trends and statutory requirements.
The discount rates selected reflect the rate at which pension obligations could be effectively settled. The Company selects the discount rates based on cash flow models using the yields of high-grade corporate bonds or the local equivalent with maturities consistent with the Company’s anticipated cash flow projections.

The expected rates of future compensation level increases are based on salary and wage trends in the chemical and other similar industries, as well as the Company’s specific compensation targets by country. Input is obtained from the Company’s internal Human Resources group and from outside actuaries. These rates include components for wage rate inflation and merit increases.
The expected long-term rate of return on Canadian plan assets is determined based on the plan’s current and projected asset mix. To determine the expected overall long-term rate of return on assets, the Company takes into account the rates on long-term debt investments held within the portfolio, as well as expected trends in the equity markets. Peer data and historical returns are reviewed and the Company consults with its actuaries, as well as investment professionals, to confirm that the Company’s assumptions are reasonable.
The weighted average rates used to determine the benefit obligations were as follows at December 31:

	Pension Benefits		Postretirement Benefits
	2014	2013	2014	2013
Discount rate	2.2%	3.6%	6.1%	7.2%
Rate of increase in future compensation levels	3.0%	3.0%	—	—
The weighted average assumed health care cost trend rates are as follows at December 31:
Health care cost trend rate assumed for next year	—	—	6.3%	6.3%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	—	—	4.5%	4.5%
Year that the rate reaches the ultimate trend rate	—	—	2030	2030

The weighted average rates used to determine net periodic pension and postretirement expense were as follows for the years ended December 31:

	Pension Benefits			Postretirement Benefits
	2014	2013	2012	2014	2013	2012
Discount rate	3.6%	3.5%	5.6%	7.2%	4.3%	5.4%
Rate of increase in future compensation levels	3.0%	3.0%	3.3%	—	—	—
Expected long-term rate of return on plan assets	4.8%	4.8%	5.8%	—	—	—
A one-percentage-point change in the assumed health care cost trend rates would change the projected benefit obligation for postretirement benefits by $2 and service cost and interest cost by a negligible amount.
Pension Investment Policies and Strategies
The Company’s investment strategy for the assets of its Canadian defined benefit pension plans is to maximize the long-term return on plan assets using a mix of equities and fixed income investments with a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and expected timing of future cash flow requirements. The investment portfolio contains a diversified blend of equity and fixed-income investments. Equity investments are also diversified across Canadian and foreign stocks, as well as growth, value and small and large capitalization investments. Investment risk and performance are measured and monitored on an ongoing basis through periodic investment portfolio reviews, annual liability measurements and periodic asset and liability studies.
The Company periodically reviews its target allocation of Canadian plan assets among various asset classes. The targeted allocations are based on anticipated asset performance, discussions with investment professionals and on the projected timing of future benefit payments.
The Company observes local regulations and customs regarding its European pension plans in determining asset allocations, which generally require a blended weight leaning toward more fixed income securities, including government bonds.

	Actual		Target
	2014	2013	2015
Weighted average allocations of pension plan assets at December 31:
Equity securities	19%	22%	21%
Debt securities	79%	75%	79%
Cash, short-term investments and other	2%	3%	—%
Total	100%	100%	100%
Fair Value of Plan Assets
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value measurement provisions establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. This guidance describes three levels of inputs that may be used to measure fair value:

•	Level 1: Inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2: Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 equity securities are primarily in pooled asset and mutual funds and are valued based on underlying net asset value multiplied by the number of shares held.

•
Level 3: Unobservable inputs that are supported by little or no market activity and are developed based on the best information available in the circumstances. For example, inputs derived through extrapolation or interpolation that cannot be corroborated by observable market data.

The following table presents pension plan investments measured at fair value on a recurring basis as of December 31, 2014 and 2013:

	Fair Value Measurements Using
	2014				2013
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobserv-able Inputs (Level 3)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobserv-able Inputs (Level 3)	Total
Other international equity(a)	$—	$68	$—	$68	$—	$66	$—	$66
Debt securities/fixed income(a)(b)	—	275	—	275	—	225	—	225
Pooled insurance products with fixed income guarantee(a)	—	8	—	8	—	8	—	8
Total	$—	$351	$—	$351	$—	$299	$—	$299

(a)	Level 2 equity securities are primarily in pooled asset and mutual funds and are valued based on underlying net asset value multiplied by the number of shares held.

(b)
Level 2 fixed income securities are valued using a market approach that includes various valuation techniques and sources, primarily using matrix/market corroborated pricing based on observable inputs including yield curves and indices.

Projections of Plan Contributions and Benefit Payments
The Company expects to make contributions totaling $11 to its defined benefit pension plans in 2015.
Estimated future plan benefit payments as of December 31, 2014 are as follows:

	Pension Benefits	Postretirement Benefits
2015	$10	$—
2016	11	—
2017	13	—
2018	14	—
2019	15	—
2020-2024	95	2

Defined Contribution and Other Plans
The Company sponsors a number of defined contribution plans for its associates in various countries. For most plans, employee contributions are voluntary, and the Company provides contributions ranging from 2% to 10%. Total charges to operations for matching contributions under these plans were $2, $3 and $3 for the years ended December 31, 2014, 2013 and 2012, respectively.
The Company’s German subsidiaries offer a government subsidized early retirement program to eligible associates called an Altersteilzeit Plan. The German government provides a subsidy in certain cases where the participant is replaced with a qualifying candidate. This subsidy has been discontinued for associates electing participation in the program after December 31, 2009. The Company had liabilities for these arrangements of $2 and $4 at December 31, 2014 and 2013, respectively. The Company incurred expense for these plans of $1 for each of the years ended December 31, 2014, 2013 and 2012.
Also included in the Consolidated Balance Sheets at both December 31, 2014 and 2013 are other post-employment benefit obligations primarily relating to liabilities for jubilee benefit plans offered to certain European associates of $4.
13. Deficit
Shareholder’s deficit reflects the common equity of the Company with all of the common equity of its subsidiaries eliminated as of December 31, 2014 and 2013.
In 2014, Hexion contributed its outstanding net receivable of $63 related to the results of various intercompany guarantee agreements as a contribution of capital to the Company (see Note 4), which is reflected as an increase to “Paid-in capital” in the Consolidated Statements of Deficit.
In 2013, the Company made a return of capital to Hexion of $48, which is reflected as a reduction to “Paid-in capital” in the Consolidated Statements of Deficit.
In 2012, Hexion contributed its ownership interest in Hexion NSF to Hexion Canada to the Company. As both Hexion NSF and Hexion Canada are considered entities under the common control of Hexion, the contribution was recorded at historical cost. This contribution resulted in a $9 increase to “Paid-in capital),” a $125 increase to “Accumulated other comprehensive loss” and a $67 decrease to “Accumulated deficit” in the Consolidated Statements of Deficit, which represents the historical cost basis of Hexion NSF’s equity balances at the time of its contribution to Hexion Canada.
In 2012, the Company contributed its outstanding net receivable of $5 related to the 2011 results of the foreign exchange gain/loss guarantee with Hexion as a return of capital, and is reflected as a reduction to “Paid-in capital” in the Consolidated Statements of Deficit.
14. Changes in Accumulated Other Comprehensive (Loss) Income
Following is a summary of changes in “Accumulated other comprehensive (loss) income” for the years ended December 31, 2014 and 2013:

	Year Ended December 31, 2014			Year Ended December 31, 2013
	Defined Benefit Pension and Postretirement Plans	Foreign Currency Translation Adjustments	Total	Defined Benefit Pension and Postretirement Plans	Foreign Currency Translation Adjustments	Total
Beginning balance	$(1)	$39	$38	$(2)	$41	$39
Other comprehensive income (loss) before reclassifications, net of tax	3	(56)	(53)	—	(2)	(2)
Amounts reclassified from Accumulated other comprehensive income, net of tax	—	—	—	1	—	1
Net other comprehensive income (loss)	3	(56)	(53)	1	(2)	(1)
Ending balance	$2	$(17)	$(15)	$(1)	$39	$38

Amount Reclassified From Accumulated Other Comprehensive Income	Amount Reclassified From Accumulated Other Comprehensive Income for the Year Ended December 31:		Location of Reclassified Amount in Income
	2014	2013
Amortization of defined benefit pension and other postretirement benefit items:
Prior service costs	$—	$1	(1)
Total before income tax	—	1
Income tax benefit	—	—	Income tax expense (benefit)
Total	$—	$1

(1)	These accumulated other comprehensive income components are included in the computation of net pension and postretirement benefit expense (see Note 12).
15. Income Taxes
Income tax expense (benefit) for the Company for the years ended December 31, 2014, 2013 and 2012 is as follows:

	2014	2013	2012
Current:
Federal	$—	$(5)	$(8)
Foreign	18	26	18
Total current	18	21	10
Deferred:
Federal	—	(2)	(73)
Foreign	(5)	(2)	(4)
Total deferred	(5)	(4)	(77)
Income tax expense (benefit)	$13	$17	$(67)
A reconciliation of the Company’s combined differences between income taxes computed at the Dutch federal statutory tax rate of 25.0% and provisions for income taxes for the years ended December 31, 2014, 2013 and 2012 is as follows:

	2014	2013	2012
Income taxes computed at federal statutory tax rate	$(5)	$(53)	$(64)
Foreign rate differentials	(10)	(13)	(9)
Losses and other expenses not deductible for tax	(2)	2	4
Increase in the taxes due to changes in valuation allowance	27	109	26
Additional tax expense (benefit) on foreign unrepatriated earnings	—	1	(33)
Additional expense (benefit) for uncertain tax positions	3	(26)	13
Changes in enacted tax rates	—	(1)	—
Tax recognized in other comprehensive income	—	(2)	—
Adjustment of prior estimates and other	—	—	(4)
Income tax expense (benefit)	$13	$17	$(67)
The domestic and foreign components of the Company’s income (loss) before income taxes for the years ended December 31, 2014, 2013 and 2012 is as follows:

	2014	2013	2012
Domestic	$(47)	$(260)	$(222)
Foreign	27	47	(35)
Total	$(20)	$(213)	$(257)

The tax effects of the Company’s significant temporary differences and net operating loss and credit carryforwards which comprise the deferred tax assets and liabilities at December 31, 2014 and 2013, are as follows:

	2014	2013
Assets:
Non-pension post-employment	$3	$3
Accrued and other expenses	12	2
Property, plant and equipment	3	2
Intangibles	8	9
Net operating loss and credit carryforwards	151	156
Pension liabilities	39	27
Gross deferred tax assets	216	199
Valuation allowance	(171)	(144)
Net deferred tax asset	45	55
Liabilities:
Property, plant and equipment	(19)	(23)
Pension assets	—	(5)
Intangibles	(9)	(12)
Gross deferred tax liabilities	(28)	(40)
Net deferred tax asset	$17	$15
The following table summarizes the presentation of the Company’s net deferred tax asset in the Consolidated Balance Sheets at December 31, 2014 and 2013:

Assets:	2014	2013
Current deferred income taxes (Other current assets)	$6	$5
Long-term deferred income taxes (Other long-term assets)	20	21
Liabilities:
Long-term deferred income taxes	(9)	(11)
Net deferred tax asset	$17	$15
The Company’s deferred tax assets primarily include domestic and foreign net operating loss carryforwards and disallowed interest carryforwards. As of December 31, 2014, the domestic net operating loss carryforwards available are $354, which expire beginning in 2016. A valuation allowance of $89 has been provided against a portion of these attributes. The foreign net operating loss carryforwards and disallowed interest carryforwards available are $215, related primarily to Germany. These tax attributes have an unlimited carryover and do not expire. A valuation allowance of $83 has been provided against these foreign tax attributes.
The Company is no longer subject to federal examinations in the Netherlands for years before December 31, 2008. The Company conducts business globally and, as a result, certain of its subsidiaries file income tax returns in various foreign jurisdictions. In the normal course of business, the Company is subject to examinations by taxing authorities throughout the world, including major jurisdictions such as Australia, Brazil, Canada, Germany, Italy, Korea and the United Kingdom.
The Company continuously reviews issues that are raised from ongoing examinations and open tax years to evaluate the adequacy of its liabilities. As the various taxing authorities continue with their audit/examination programs, The Company will adjust its reserves accordingly to reflect these settlements.
Unrecognized Tax Benefits
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2014	2013
Balance at beginning of year	$52	$81
Additions based on tax positions related to the current year	7	6
Additions for tax positions of prior years	1	1
Reductions for tax positions of prior years	(2)	(38)
Lapse of statue of limitations	(5)	—
Foreign currency translation	(5)	2
Balance at end of year	$48	$52

During the year ended December 31, 2014, the Company decreased the amount of its unrecognized tax benefits, including its accrual for interest and penalties by $3, primarily as a result of a release of unrecognized tax benefits from negotiations with foreign jurisdictions, offset by increases in the unrecognized tax benefit for various intercompany transactions. During the years ended December 31, 2014, 2013 and 2012, the Company recognized approximately $1, $5 and $0, respectively, in interest and penalties. The Company had approximately $5 accrued for the payment of interest and penalties at both December 31, 2014 and 2013.
$48 of unrecognized tax benefits, if recognized, would affect the effective tax rate; however, a portion of the unrecognized tax benefit would be in the form of a net operating loss carryforward, which would be subject to a full valuation allowance. The Company anticipates recognizing less than $1 of the total amount of the unrecognized tax benefits within the next 12 months as a result of negotiations with foreign jurisdictions and completion of audit examinations.

Independent Auditor’s Report

To the Board of Managers and Shareholders of
Hexion International Holdings Cooperatief U.A.

We have audited the accompanying consolidated financial statements of Hexion International Holdings Cooperatief U.A. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2014 and December 31, 2013, and the related consolidated statements of operations, deficit, comprehensive loss and cash flows for the three years then ended.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiaries at December 31, 2014 and December 31, 2013, and the results of their operations and their cash flows for the three years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 4 to the financial statements, the Company has entered into significant transactions with Hexion Inc., a related party. Our opinion is not modified with respect to this matter.

As described in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for pension and other non-pension postretirement benefit plans. All periods have been retrospectively restated for this accounting change.

/s/ PricewaterhouseCoopers LLP
Columbus, Ohio
March 10, 2015, except for the pension and other non-pension postretirement benefit plans accounting change discussed in Note 2, as to which the date is June 9, 2015